Filed Pursuant to Rule 424(b)(3)

Registration No. 333-252212

ARES REAL ESTATE INCOME TRUST INC.

SUPPLEMENT NO. 13 DATED MARCH 15, 2024

TO THE PROSPECTUS DATED APRIL 17, 2023

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Ares Real Estate Income Trust Inc. dated April 17, 2023, as supplemented by Supplement No. 1 dated April 17, 2023, Supplement No. 2 dated May 3, 2023, Supplement No. 3 dated May 15, 2023, Supplement No. 4 dated June 15, 2023, Supplement No. 5 dated July 17, 2023, Supplement No. 6 dated August 15, 2023, Supplement No. 7 dated September 15, 2023, Supplement No. 8 dated October 16, 2023, Supplement No. 9 dated November 15, 2023, Supplement No. 10 dated December 15, 2023, Supplement No. 11 dated January 16, 2024 and Supplement No. 12 dated February 15, 2024 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose:

●	the transaction price for each class of our common stock as of April 1, 2024;
●	the calculation of our February 29, 2024 net asset value (“NAV”) per share, as determined in accordance with our valuation procedures, for each of our share classes;
●	the status of this offering;
●	an update on our assets and performance;
●	updated information with respect to our real properties;
●	updated information with respect to our real estate debt and securities;
●	updated information with respect to our DST Program and debt obligations;
●	updated information regarding distributions;
●	updated information regarding redemptions;
●	updated information regarding fees and expenses payable to our Advisor, our Dealer Manager and their affiliates;
●	updated historical company-level expenses;
●	updated certain historical NAV information;
●	updated experts information;
●	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed as part of our Annual Report on Form 10-K for the year ended December 31, 2023;
●	updated information regarding quantitative and qualitative disclosures about market risk; and
●	the consolidated financial statements, notes, and the financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 2023.

●             APRIL 1, 2024 TRANSACTION PRICE

The transaction price for each share class of our common stock for subscriptions accepted (and distribution reinvestment plan issuances) as of April 1, 2024 (and redemptions as of March 31, 2024) is as follows:

Share Class	Transaction Price (per share)
Class T	$7.8437
Class S	7.8437
Class D	7.8437
Class I	7.8437
Class E	7.8437

The transaction price for each of our share classes is equal to such class’s NAV per share as of February 29, 2024. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

●             FEBRUARY 29, 2024 NAV PER SHARE

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at areswmsresources.com/investment-solutions/AREIT and is also available on our toll-free, automated telephone line at (888) 310-9352. With the approval of our board of directors, including a majority of our independent directors, we have engaged Altus Group U.S. Inc., a third-party valuation firm, to serve as our independent valuation advisor (“Altus Group” or the “Independent Valuation Advisor”) with respect to helping us administer the valuation and review process for the real properties in our portfolio, providing monthly real property appraisals and valuations for certain of our debt-related assets, reviewing annual third-party real property appraisals, reviewing the internal valuations of DST Program Loans and debt-related liabilities performed by Ares Commercial Real Estate Management LLC (our “Advisor”), providing quarterly valuations of our properties subject to master lease obligations associated with the DST Program, and assisting in the development and review of our valuation procedures.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”), which may be or were held directly or indirectly by the Advisor, our former sponsor Black Creek Diversified Property Advisors Group LLC, members or affiliates of the former sponsor, and third parties, and “Aggregate Fund NAV” means the NAV of all the Fund Interests.

The following table sets forth the components of Aggregate Fund NAV as of February 29, 2024 and January 31, 2024:

	As of
(in thousands)	February 29, 2024	January 31, 2024
Investments in office properties	$539,800	$560,750
Investments in retail properties	685,250	685,950
Investments in residential properties	1,789,500	1,807,500
Investments in industrial properties	1,705,400	1,700,600
Investments in other properties (1)	58,350	58,100
Total investment in real estate properties	4,778,300	4,812,900
Investments in unconsolidated joint venture partnerships	210,287	211,084
Investments in real estate debt and securities	390,129	380,811
DST Program Loans	118,426	115,336
Total investments	5,497,142	5,520,131
Cash and cash equivalents	25,258	50,468
Restricted cash	3,989	4,290
Other assets	68,967	69,145
Line of credit, term loans and mortgage notes	(1,981,898)	(2,011,171)
Financing obligations associated with our DST Program	(1,292,349)	(1,338,991)
Other liabilities	(78,678)	(68,715)
Accrued performance participation allocation	—	—
Accrued advisory fees	(3,328)	(3,340)
Noncontrolling interests in consolidated joint venture partnerships	(6,250)	(7,152)
Aggregate Fund NAV	$2,232,853	$2,214,665
Total Fund Interests outstanding	284,670	277,029

(1)	Includes self-storage properties.

The following table sets forth the NAV per Fund Interest as of February 29, 2024 and January 31, 2024:

		Class T	Class S	Class D	Class I	Class E
(in thousands, except per Fund Interest data)	Total	Shares	Shares	Shares	Shares	Shares	OP Units
As of February 29, 2024
Monthly NAV	$2,232,853	$223,225	$376,561	$54,416	$507,787	$372,768	$698,096
Fund Interests outstanding	284,670	28,459	48,008	6,938	64,739	47,525	89,001
NAV Per Fund Interest	$7.8437	$7.8437	$7.8437	$7.8437	$7.8437	$7.8437	$7.8437
As of January 31, 2024
Monthly NAV	$2,214,665	$227,839	$384,677	$55,241	$523,198	$382,987	$640,723
Fund Interests outstanding	277,029	28,500	48,119	6,910	65,446	47,907	80,147
NAV Per Fund Interest	$7.9943	$7.9943	$7.9943	$7.9943	$7.9943	$7.9943	$7.9943

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe the Dealer Manager under the terms of our dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for our Fund Interests. As of February 29, 2024, we estimated approximately $65.0 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on our stockholders’ ability to redeem shares under our share redemption program and our ability to modify or suspend our share redemption program at any time. Our NAV generally does not reflect the potential impact of exit costs (e.g. selling costs and commissions related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold today. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.

Our NAV is not a representation, warranty or guarantee that: (i) we would fully realize our NAV upon a sale of our assets; (ii) shares of our common stock would trade at our per share NAV on a national securities exchange; and (iii) a stockholder would be able to realize the per share NAV if such stockholder attempted to sell his or her shares to a third party.

The valuations of our real properties as of February 29, 2024, excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties, were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Residential	Industrial	Other	Weighted-Average Basis
Exit capitalization rate	6.8%	6.5%	5.3%	5.7%	5.6%	5.8%
Discount rate / internal rate of return	8.1%	7.2%	6.9%	7.2%	7.6%	7.2%
Average holding period (years)	9.5	10.0	10.0	10.0	10.0	10.0

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real property. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties, excluding certain newly acquired properties that are currently held at cost which we believe reflects the fair value of such properties:

Input	Hypothetical Change	Office	Retail	Residential	Industrial	Other	Weighted-Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	2.6%	2.3%	3.1%	3.1%	2.8%	2.9%
	0.25% increase	(2.4)%	(2.1)%	(2.9)%	(2.8)%	(2.6)%	(2.7)%
Discount rate (weighted-average)	0.25% decrease	2.0%	1.9%	2.0%	2.0%	1.9%	2.0%
	0.25% increase	(2.0)%	(1.8)%	(1.9)%	(2.0)%	(1.9)%	(1.9)%

From September 30, 2017 through November 30, 2019, we valued our debt-related investments and real estate-related liabilities generally in accordance with fair value standards under GAAP. Beginning with our valuation for December 31, 2019, our property-level mortgages, corporate-level credit facilities and other secured and unsecured debt that are intended to be held to maturity (which for fixed rate debt not subject to interest rate hedges may be the date near maturity at which time the debt will be eligible for prepayment at par for purposes herein), including those subject to interest rate hedges, were valued at par (i.e. at their respective outstanding balances). In addition, because we utilize interest rate hedges to stabilize interest payments (i.e. to fix all-in interest rates through interest rate swaps or to limit interest rate exposure through interest rate caps) on individual loans, each loan and associated interest rate hedge is treated as one financial instrument which is valued at par if intended to be held to maturity. This policy of valuing at par applies regardless of whether any given interest rate hedge is considered as an asset or liability for GAAP purposes. Notwithstanding, if we acquire an investment and assume associated in-place debt from the seller that is above or below market, then consistent with how we recognize assumed debt for GAAP purposes when acquiring an asset with pre-existing debt in place, the liabilities used in the determination of our NAV will include the market value of such debt based on market value as of the closing date. The associated premium or discount on such debt as of closing that is reflected in our liabilities will then be amortized through loan maturity. Per our valuation policy, the corresponding investment is valued on an unlevered basis for purposes of determining NAV. Accordingly, all else equal, we would not recognize an immediate gain or loss to our NAV upon acquisition of an investment whereby we assume associated pre-existing debt that is above or below market. As of February 29, 2024, we classified all of our debt as intended to be held to maturity, and our liabilities included mark-to-market adjustments for pre-existing debt that we assumed upon acquisition.

●             STATUS OF THIS OFFERING

As of March 1, 2024, we had raised gross proceeds of approximately $307.8 million from the sale of approximately 34.9 million shares in this offering, including proceeds from our distribution reinvestment plan of approximately $47.5 million. As of March 1, 2024, approximately $9.69 billion in shares remained available for sale pursuant to this offering, including approximately $1.45 billion in shares available for sale through our distribution reinvestment plan.

●             UPDATE ON OUR ASSETS AND PERFORMANCE

As of February 29, 2024, our consolidated investments include 99 real estate properties totaling approximately 20.1 million square feet located in 33 markets throughout the U.S., which were 95.3% leased.

As of February 29, 2024, our leverage ratio was 36.2% (calculated as outstanding principal balance of our borrowings less cash and cash equivalents, divided by the fair value of our real property, net investments in unconsolidated joint venture partnerships, investments in real estate-related securities and debt-related investments not associated with the DST Program, as determined in accordance with our valuation procedures).

Quarter-to-date through February 29, 2024, we raised gross proceeds of approximately $128.9 million, including proceeds from our distribution reinvestment plan and the sale of DST Interests (including $9.8 million of DST Interests financed by DST Program Loans). The aggregate dollar amount of common stock and OP Unit redemptions requested for January and February, which were redeemed in full on February 1, 2024 and March 1, 2024, respectively, was $37.0 million. During February 2024, we issued 9.0 million OP Units in exchange for DST Interests for a net investment of $72.0 million.

The following table sets forth the total returns for the periods ended February 29, 2024:

	Trailing One-Month (1)	Year-to-Date (1)	One-Year (Trailing 12-Months)(1)	Since NAV Inception Annualized (1)(2)
Class T Share Total Return (with upfront selling commissions and dealer manager fees) (3)	(4.86)%	(4.87)%	(9.47)%	5.74%
Class T Share Total Return (without upfront selling commissions and dealer manager fees) (3)	(1.54)	(1.54)	(6.30)	5.86
Class S Share Total Return (with upfront selling commissions and dealer manager fees) (3)	(4.86)	(4.87)	(9.47)	5.74
Class S Share Total Return (without upfront selling commissions and dealer manager fees) (3)	(1.54)	(1.54)	(6.30)	5.86
Class D Share Total Return (3)	(1.49)	(1.44)	(5.74)	6.09
Class I Share Total Return (3)	(1.47)	(1.40)	(5.50)	6.47
Class E Share Total Return (3)	(1.47)	(1.40)	(5.50)	6.51

(1)	Performance is measured by total return, which includes income and appreciation (i.e., distributions and changes in NAV) and is a compound rate of return that assumes reinvestment of all distributions for the respective time period, and excludes upfront selling commissions and dealer manager fees paid by investors, except for returns noted “with upfront selling commissions and dealer manager fees” (“Total Return”). Past performance is not a guarantee of future results. Current performance may be higher or lower than the performance data quoted.
(2)	NAV inception was September 30, 2012, which is when we first sold shares of our common stock after converting to an NAV-based REIT on July 12, 2012. Investors in our fixed price offerings prior to NAV inception on September 30, 2012 are likely to have a lower return.
(3)	The Total Returns presented are based on actual NAVs at which shareholders transacted, calculated pursuant to our valuation procedures. From NAV inception to November 30, 2019, these NAVs reflected mark-to-market adjustments on our borrowing-related interest rate hedge positions; and from September 1, 2017 to November 30, 2019, these NAVs also reflected mark-to-market adjustments on our borrowing-related debt instruments. Prior to September 1, 2017, our valuation policies dictated marking borrowing-related debt instruments to par except in certain circumstances; therefore, we did not formally track mark-to-market adjustments on our borrowing-related debt instruments during such time.

•             REAL PROPERTIES

Acquisitions. During the year ended December 31, 2023, we acquired four industrial properties, three residential properties and two self-storage properties for an aggregate contractual purchase price of approximately $405.3 million.

Dispositions. During the year ended December 31, 2023, we sold one partial retail property for net proceeds of $53.7 million and recorded a net gain on sale of $36.9 million related to the sale of this property.

•             REAL ESTATE DEBT AND SECURITIES

Debt-Related Investments. As of December 31, 2023, we had six floating-rate debt-related investments with a weighted-average interest rate of 10.5% and a weighted-average remaining life of 1.6 years. As of December 31, 2023, the aggregate outstanding principal was $250.3 million, the aggregate carrying amount was $247.8 million and total aggregate commitments were up to $331.2 million.

Available-for-Sale Debt Securities. As of December 31, 2023, we had two available-for-sale debt securities, which were comprised of one CRE CLO investment and one preferred equity investment. As of December 31, 2023, the aggregate fair value of these investments was $122.4 million.

•             DST PROGRAM AND DEBT OBLIGATIONS

DST Program and DST Program Loans. Our DST Program raises capital through private placement offerings by selling DST Interests in specific Delaware statutory trusts holding real properties. In order to facilitate additional capital raise through the DST Program, we have made and may continue to offer DST Program Loans to finance a portion of the sale of DST Interests in the trusts holding DST Properties to potential investors. As of December 31, 2023 and 2022, our DST Program Loans had a combined carrying value of $117.0 million and $81.9 million, respectively, a weighted-average interest rate of 5.22% and 4.47%, respectively, and a weighted-average maturity of 8.5 years and 9.2 years, respectively. As of December 31, 2023 and 2022, we had financing obligations with a combined carrying value of $1.35 billion and $1.13 billion, respectively.

The following table presents our DST Program activity for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
(in thousands)	2023	2022
DST Interests sold	$479,155	$758,995
DST Interests financed by DST Program Loans	51,360	51,496
Income earned from DST Program Loans (1)	5,155	3,420
(Decrease) increase in financing obligation liability appreciation (2)	(459)	31,737
Rent obligation incurred under master lease agreements (2)	57,916	47,021

(1)	Included in other income and expenses on the consolidated statements of operations.
(2)	Included in interest expense on the consolidated statements of operations.

The Operating Partnership retains a fair market value purchase option giving it the right, but not the obligation, to acquire the interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units. We record DST Interests as financing obligation liabilities for accounting purposes. If we exercise our option to reacquire a DST Property by issuing OP Units in exchange for DST Interests, we relieve the related financing obligation liability and DST Program Loans and record the issuance of the OP Units as an issuance of equity. During the years ended December 31, 2023 and 2022, 27.3 million OP Units and 28.8 million OP Units, respectively, were issued in exchange for DST Interests for a net investment of $228.3 million and $252.6 million, respectively, in accordance with our UPREIT structure.

Debt Obligations. Our consolidated indebtedness is currently comprised of borrowings under our line of credit, term loans and mortgage notes. As of December 31, 2023, we had approximately $2.0 billion of consolidated indebtedness with a weighted-average interest rate of 4.43%, which includes the effects of the interest rate swap and cap agreements. The weighted-average remaining term of our consolidated debt as of December 31, 2023 was 3.2 years, excluding the impact of certain extension options. The total gross book value of properties encumbered by our consolidated debt as of December 31, 2023 was approximately $1.4 billion. See “Note 6 to the Consolidated Financial Statements” and “Schedule III—Real Estate and Accumulated Depreciation” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for additional information.

•             DISTRIBUTIONS

Beginning in the third quarter of 2023, our board of directors authorized an increase to the amount of monthly gross distributions for each class of our common stock, such that distributions in the amount of $0.03333 per share were paid to stockholders. The new monthly gross distribution per share reflects an increase to the amount of the previous monthly gross distribution of $0.03125 per share that had been paid since January 31, 2018. The distributions on Class T shares, Class S shares and Class D shares of our common stock are reduced by the respective distribution fees that are payable with respect to Class T shares, Class S shares and Class D shares. The distributions are paid on or about the last business day of each respective month to stockholders of record as of the close of business on the last business day of each respective month. There can be no assurances that this new distribution rate will be maintained in future periods.

Refer to the section of this Supplement titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for detail regarding our distributions.

•             REDEMPTIONS

Below is a summary of redemptions and repurchases pursuant to our share redemption program for the years ended December 31, 2023 and 2022. All eligible redemption requests were fulfilled for the periods presented. Eligible redemption requests are requests submitted in good order by the request submission deadline set forth in the share redemption program. Our board of directors may modify or suspend our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Year Ended December 31,
(in thousands, except for per share data)	2023	2022
Number of shares redeemed or repurchased	22,815	8,466
Aggregate dollar amount of shares redeemed or repurchased	$193,859	$73,378
Average redemption or repurchase price per share	$8.50	$8.67

For the years ended December 31, 2023 and 2022, we received and redeemed 100% of eligible redemption requests for an aggregate amount of approximately $193.9 million and $73.4 million, respectively, which we redeemed using cash flows from operating activities in excess of our distributions paid in cash, cash on hand, proceeds from our current public offerings, proceeds from the disposition of properties, and borrowings under our line of credit. We generally repay funds borrowed from our line of credit from a variety of sources including: cash flows from operating activities in excess of our distributions; proceeds from our current public offerings; proceeds from the disposition of properties; and other longer-term borrowings. In addition, refer to “Note 12 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for detail regarding our redemption activity relating to OP Units.

For purposes of the share redemption program, redemption requests received in a month are included on the last day of such month because that is the last day the stockholders have rights in the Company. We record these redemptions in our financial statements as having occurred on the first day of the next month following receipt of the redemption request because shares redeemed in a given month are considered outstanding through the last day of the month.

•             FEES AND EXPENSES PAYABLE TO OUR ADVISOR, OUR DEALER MANAGER AND THEIR AFFILIATES

The table below summarizes the fees and expenses incurred by us for services provided by the Advisor and its affiliates, and by the Dealer Manager related to the services the Dealer Manager provided in connection with our public offerings and any related amounts payable. Refer to the section of the Prospectus entitled “The Advisor and the Advisory Agreement—Summary of Fees, Commissions and Reimbursements” for more information regarding these fees and expenses.

	For the Year Ended December 31,		Payable as of December 31,
(in thousands)	2023	2022	2023	2022
Selling commissions and dealer manager fees (1)	$1,189	$4,289	$—	$—
Ongoing distribution fees (1)(2)	8,896	6,800	804	748
Advisory fees—fixed component	38,645	33,747	3,281	2,868
Performance participation allocation (3)	—	23,747	—	23,747
Other expense reimbursements—Advisor (4)(5)	13,788	11,346	3,909	4,192
Other expense reimbursements—Dealer Manager	335	372	84	109
Property accounting fee (6)	1,884	1,289	170	478
DST Program selling commissions, dealer manager and distribution fees (1)	9,693	22,467	308	241
Other DST Program related costs—Advisor (5)	8,114	14,860	171	146
Total	$82,544	$118,917	$8,727	$32,529

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.
(2)	The distribution fees are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable of approximately $66.7 million and $60.9 million as of December 31, 2023 and 2022, respectively.
(3)	The 2022 performance participation allocation in the amount of $23.7 million became payable on December 31, 2022, and the Advisor elected to settle the amounts owed in cash in January 2023.
(4)	Other expense reimbursements include certain expenses incurred for organization and offering, acquisition and general administrative services provided to us under the advisory agreement, including, but not limited to, certain expenses described below after footnote 6, allocated rent paid to both third parties and affiliates of our Advisor, equipment, utilities, insurance, travel and entertainment.
(5)	Includes costs reimbursed to the Advisor related to the DST Program.
(6)	The cost of the property management fee, including the property accounting fee, is generally borne by the tenant or tenants at each real property, either via a direct reimbursement to us or, in the case of tenants subject to a gross lease, as part of the lease cost. In certain circumstances, we may pay for a portion of the property management fee, including the property accounting fee, without reimbursement from the tenant or tenants at a real property.

Certain of the expense reimbursements described in the table above include a portion of the compensation expenses of officers and employees of the Advisor or its affiliates related to activities for which the Advisor did not otherwise receive a separate fee. Amounts incurred related to these compensation expenses for the years ended December 31, 2023 and 2022 were approximately $12.6 million and $10.7 million, respectively. No reimbursement is made for compensation of our named executive officers unless the named executive officer is providing stockholder services, as outlined in the advisory agreement.

On December 31, 2023, an affiliate of our Sponsor acquired and internalized the activities of 3RE Partners, which provided construction supervision services related to our preferred equity investment. As of December 31, 2023, we had approximately $0.2 million of fees payable to 3RE Partners on our consolidated balance sheet for services provided during 2023 prior to the acquisition.

•             HISTORICAL COMPANY-LEVEL EXPENSES

During the years ended December 31, 2023 and 2022, we incurred certain company-level expenses at an annualized rate equal to approximately 2.70% and 3.81%, respectively, of our average NAV over the respective periods. Such company-level expenses comprised (i) an advisory fee equal to an annualized 1.72% and 2.81%, respectively, of our average NAV over the respective periods, which included a performance fee of 0.00% and 1.16% for the years ended December 31, 2023 and 2022, respectively, (ii) general and administrative expenses equal to an annualized 0.84% and 0.78%, respectively, of our average NAV over the respective periods and (iii) organizational and offering costs equal to an annualized 0.14% and 0.22%, respectively, of our average NAV over the respective periods. Said differently, for each $1,000 in net proceeds that we received from the sale of shares after deducting upfront fees and commissions, we incurred approximately $27 and $38 in these company-level expenses during 2023 and 2022, respectively. For these purposes, organizational and offering costs do not include costs associated with raising capital under our DST Program. We defer these costs and amortize them to interest expense over the expected term of the master lease with third-party investors.

The information above should not be considered a representation of future company-level expenses, which are dependent on a number of factors, including but not limited to our performance which affects the performance fee that we pay. From time to time we may change the fees and expense reimbursements we pay to our Advisor and Dealer Manager. For example, in connection with the Restructuring on September 1, 2017, we revised certain fees and expense reimbursements payable to our Advisor and Dealer Manager. In addition, investors in this offering may also be subject to upfront selling commissions and dealer manager fees, and ongoing distribution fees. Furthermore, we incur other investment-related expenses not included in the paragraph above such as, but not limited to, interest expense from borrowings and investment and property-level expenses (e.g. real estate taxes, property insurance and other real estate operating expenses).  See “The Advisor and the Advisory Agreement-Summary of Fees, Commissions and Reimbursements” in the Prospectus for a more detailed explanation of the fees and expenses payable to the Advisor and its affiliates.

•             CERTAIN HISTORICAL NAV INFORMATION

The following table shows our NAV per share at the end of each quarter during 2022 and 2023:

Date	Class T	Class S	Class D	Class I	Class E
March 31, 2022	$8.69	$8.69	$8.69	$8.69	$8.69
June 30, 2022	$8.86	$8.86	$8.86	$8.86	$8.86
September 30, 2022	$8.89	$8.89	$8.89	$8.89	$8.89
December 31, 2022	$8.82	$8.82	$8.82	$8.82	$8.82
March 31, 2023	$8.63	$8.63	$8.63	$8.63	$8.63
June 30, 2023	$8.39	$8.39	$8.39	$8.39	$8.39
September 30, 2023	$8.22	$8.22	$8.22	$8.22	$8.22
December 31, 2023	$8.02	$8.02	$8.02	$8.02	$8.02

Our share sales and redemptions are made based on the applicable NAV per share carried out to four decimal places. Our most recent NAV per share for each class is (i) posted on our website, areswmsresources.com/investment-solutions/AREIT, and (ii) made available on our toll-free, automated telephone line, (888) 310-9352. In addition, we will disclose in a prospectus or prospectus supplement filed with the Commission the principal valuation components of our monthly NAV calculations.

●             EXPERTS

The consolidated financial statements of Ares Real Estate Income Trust Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The statements included in this Supplement under the section titled “February 29, 2024 NAV Per Share,” relating to the role of Altus Group U.S. Inc. have been reviewed by Altus Group U.S. Inc., an independent valuation advisor, and are included in this Supplement given the authority of such advisor as experts in real estate valuations.

•             MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

General

Ares Real Estate Income Trust Inc. is a NAV-based perpetual life REIT that was formed on April 11, 2005, as a Maryland corporation. We are primarily focused on investing in and operating a diverse portfolio of real property. As of December 31, 2023, our consolidated real property portfolio consisted of 99 properties totaling approximately 20.1 million square feet located in 33 markets throughout the U.S. We also owned, either directly through our unconsolidated joint venture partnerships or indirectly through other entities owned by our unconsolidated joint venture partnerships, one residential property, 161 net lease properties, 10 data center investments and one debt-related investment as of December 31, 2023. Unless otherwise noted, these unconsolidated properties are excluded from the presentation of our portfolio data herein.

We have operated and elected to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2006, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We utilize an UPREIT organizational structure to hold all or substantially all of our assets through the Operating Partnership.

We intend to offer shares of our common stock on a continuous basis. We also intend to conduct an ongoing distribution reinvestment plan offering for our stockholders to reinvest distributions in our shares. From time to time, we may file new registration statements on Form S-11 with the SEC to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act. During the year ended December 31, 2023, we raised gross proceeds of approximately $120.7 million from the sale of approximately 13.9 million shares of our common stock in our ongoing current public offerings, including proceeds from our distribution reinvestment plan of approximately $32.6 million. See “Note 10 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for more information about our current public offerings.

Additionally, we have a program to raise capital through private placement offerings by selling DST Interests. These private placement offerings are exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act. We anticipate that these interests may serve as replacement properties for investors seeking to complete like-kind exchange transactions under Section 1031 of the Code. Similar to our prior private placement offerings, we expect that the DST Program will give us the opportunity to expand and diversify our capital raise strategies by offering what we believe to be an attractive and unique investment product for investors that may be seeking replacement properties to complete like-kind exchange transactions under Section 1031 of the Code. We also offer DST Program Loans to finance no more than 50% of the purchase price of the DST Interests to certain purchasers of the DST Interests. During the year ended December 31, 2023, we sold $479.2 million of gross interests related to the DST Program, $51.4 million of which were financed by DST Program Loans. See “Note 7 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for additional detail regarding the DST Program.

We currently group our real property portfolio into five categories: office, retail, residential, industrial and other. The following table summarizes our real property portfolio by category as of December 31, 2023:

					Average
				% of Total	Effective Annual			% of
($ and square feet in thousands,	Number of	Number of	Rentable	Rentable	Base Rent per	%	Aggregate	Aggregate
except for per square foot data)	Markets (1)	Real Properties	Square Feet	Square Feet	Square Foot (2)	Leased	Fair Value	Fair Value
Office properties	7	8	1,393	6.9%	$35.64	78.6%	$560,650	11.7%
Retail properties	8	18	2,318	11.5	19.81	97.3	683,800	14.2
Residential properties	9	17	4,855	24.1	27.12	92.3	1,824,950	37.9
Industrial properties	28	54	11,402	56.6	6.95	98.4	1,690,300	35.1
Other properties	2	2	171	0.9	26.01	78.9	54,950	1.1
Total real property portfolio	33	99	20,139	100.0%	$14.95	95.3%	$4,814,650	100.0%

(1)	Reflects the number of unique markets by category and in total. As such, the total number of markets does not equal the sum of the number of markets by category as certain categories are located in the same market.
(2)	Amount calculated as total annualized base rent, which includes the impact of any contractual tenant concessions (cash basis) per the terms of the lease, divided by total lease square footage as of December 31, 2023.

As of December 31, 2023, we had six floating-rate debt-related investments with a weighted-average interest rate of 10.5% and a weighted-average remaining life of 1.6 years. As of December 31, 2023, the aggregate outstanding principal was $250.3 million, the aggregate carrying amount was $247.8 million and total aggregate commitments were up to $331.2 million.

As of December 31, 2023, we had two available-for-sale debt securities, which were comprised of one CRE CLO investment and one preferred equity investment. As of December 31, 2023, the aggregate fair value of these investments was $122.4 million.

We currently focus our investment activities primarily across the major U.S. property sectors (industrial, residential (which includes and/or may include multi-family and other types of rental housing such as manufactured, student and single-family rental housing), office (which includes and/or may include medical office and life science laboratories) and retail) and investments in real estate debt and securities. To a lesser extent, we strategically invest in and/or intend to invest in geographies outside of the U.S., which may include Canada, Mexico, the United Kingdom, Europe and other foreign jurisdictions, and in other sectors such as triple net lease and self-storage, properties in sectors adjacent to our primary investment sectors and/or infrastructure, to create a diversified blend of current income and long-term value appreciation. Our near-term investment strategy is likely to prioritize new investments in the industrial and residential sectors due to relatively attractive fundamental conditions. We also intend to continue to hold an allocation of properties in the office and retail sectors, the latter of which is largely grocery-anchored.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in both the U.S. and global financial markets and the economic and political environments.

Fiscal year 2023 was characterized by high volatility that permeated throughout financial markets, driven by heightened inflationary pressure, rising interest rates, more regulatory uncertainty and greater geopolitical risks. However, the publicly-traded equity and credit markets improved toward the end of the year for most asset classes, driven by greater stability of the U.S. banking system and resilient fundamental macroeconomic performance. While broad inflationary pressures have shown signs of moderation, the commercial real estate markets continue to be impacted by certain property specific and macroeconomic factors. Most notably, the Federal Reserve’s tightening monetary policy resulted in another year of increases in short term market rates amidst volatile interest rate expectations and more restrictive credit conditions, stemming largely from increased capital requirements for regulated lending institutions. Collectively, these market dynamics posed challenges to commercial real estate values and transaction activity during the year. Although the Federal Reserve has signaled a potential decrease in interest rates in 2024, there is no certainty with respect to this outlook or even the magnitude or pace of potential decreases or even if such decreases will occur, especially if inflation begins to rebound. Periods of excessive or prolonged inflation and rising interest rates may negatively impact our customers’ businesses, resulting in increased vacancy, concessions or bad debt expense, which may adversely and materially affect our net operating income and NAV. Additionally, office properties, in particular, continue to experience particular headwinds driven by the increased prevalence of remote work and elevated costs to operate, improve or repurpose office properties. These factors have largely resulted in lower demand for office space and have driven elevated levels of vacancy rates and default rates.

Offsetting some of these headwinds is the material decline in new commercial real estate developments that unfolded throughout 2023 and is expected to continue into 2024. Ultimately, this lack of future inventory may result in a shortage of contemporary, in demand properties in the years to come. Alongside this trend, there is a significant amount of unspent capital targeting commercial real estate properties that could support values and elevate transaction activity. We also believe that the potentially adverse market trends described above may be offset by the continued strong operating fundamentals of real estate. While we saw capitalization rates and yields continuing to widen during the fourth quarter of 2023 which resulted in a softening of property valuations, real estate operating fundamentals remain favorable across our preferred sectors, supported by positive rent growth, low vacancy rates and demand generally outpacing supply in certain sectors like multifamily and industrial.

We believe our portfolio is well-positioned in this market environment. However, there is no guarantee that our outlook will remain positive for the long-term, especially if leasing fundamentals weaken in the future.

RESULTS OF OPERATIONS

Summary of 2023 Activities

During 2023, we completed the following activities:

●	We acquired four industrial properties, three residential properties and two self-storage properties for an aggregate contractual purchase price of approximately $405.3 million. We also invested an aggregate of $194.1 million in our unconsolidated joint venture partnerships and our investments in real estate debt and securities.
●	We sold one partial retail property for net proceeds of $53.7 million and recorded a net gain on sale of $36.9 million related to the sale of this property. We also received full repayment of $64.9 million outstanding principal on a senior loan debt-related investment.
●	We leased approximately 3.1 million square feet of our commercial properties, which included 0.5 million square feet of new leases and 2.6 million square feet of renewals. During 2023, rent growth on comparable commercial leases executed during the year averaged 22.8% when calculated using cash basis rental rates and 30.9% when calculated using GAAP basis rental rates. For our residential properties, rent growth on new and renewal leases executed during the year averaged 3.9%. As of December 31, 2023, rents across our industrial properties and residential properties, our two largest property segments, are estimated to be 17.6% and 4.7% below market (on a weighted-average basis), respectively, providing the opportunity for meaningful net operating income growth.
●	We increased our leverage ratio from 31.8% as of December 31, 2022, to 36.4% as of December 31, 2023. Our leverage ratio for reporting purposes is calculated as the outstanding principal balance of our borrowings less cash and cash equivalents divided by the fair value of our real property, net investments in unconsolidated joint venture partnerships, investments in real estate-related securities and debt-related investments not associated with the DST Program (determined in accordance with our valuation procedures).
●	We raised gross proceeds of $599.9 million from the sale of our common stock and DST Interests. This includes $120.7 million from the sale of 13.9 million shares of our common stock in our ongoing public offerings, including proceeds from our distribution reinvestment plan of approximately $32.6 million and $479.2 million of gross capital through private placement offerings by selling DST Interests, $51.4 million of which were financed by DST Program Loans.
●	We redeemed 22.8 million shares of common stock at a weighted-average purchase price of $8.50 per share for an aggregate amount of $193.9 million.
●	We entered into two mortgage loans for a combined $287.3 million in borrowings, secured by several of our industrial and residential properties, at a weighted-average fixed interest rate of 5.60%.
●	We entered into five interest rate cap agreements with an aggregate notional amount of $507.6 million that became effective during 2023. We also entered into three interest rate cap agreements with an aggregate notional amount of $100.0 million in November 2023 that will become effective in February 2024.

Results for the Year Ended December 31, 2023 Compared to the Year Ended December 31, 2022

The following table sets forth information regarding our consolidated results of operations for the year ended December 31, 2023, as compared to the year ended December 31, 2022.

	For the Year Ended December 31,		Change
($ in thousands, except per share data)	2023	2022	$	%
Revenues:
Rental revenues	$321,995	$289,234	$32,761	11.3%
Debt-related income	31,175	9,989	21,186	NM
Total revenues	353,170	299,223	53,947	18.0
Operating expenses:
Rental expenses	118,794	103,953	14,841	14.3
Real estate-related depreciation and amortization	149,985	134,617	15,368	11.4
General and administrative expenses	11,824	10,570	1,254	11.9
Advisory fees	38,645	33,747	4,898	14.5
Performance participation allocation	—	23,747	(23,747)	(100.0)
Acquisition costs and reimbursements	7,034	5,427	1,607	29.6
Valuation allowance on debt-related investment	(1,799)	1,799	(3,598)	NM
Total operating expenses	324,483	313,860	10,623	3.4
Other (income) expenses:
Equity in loss (income) from unconsolidated joint venture partnerships	3,578	(2,970)	6,548	NM
Interest expense	148,517	140,406	8,111	5.8
Gain on sale of real estate property	(36,884)	(94,827)	57,943	61.1
Unrealized gain on financing obligations	(932)	—	(932)	NM
Loss on extinguishment of debt and financing commitments, net	700	—	700	NM
Gain on derivative instruments	(126)	(4,723)	4,597	97.3
Provision for current expected credit losses	1,997	—	1,997	NM
Other income and expenses	(4,950)	(2,860)	(2,090)	(73.1)
Total other expenses (income)	111,900	35,026	76,874	NM
Net loss	(83,213)	(49,663)	(33,550)	(67.6)
Net loss attributable to redeemable noncontrolling interests	597	370	227	61.4
Net loss attributable to noncontrolling interests	20,189	9,314	10,875	NM
Net loss attributable to common stockholders	$(62,427)	$(39,979)	$(22,448)	(56.1)%
Weighted-average shares outstanding—basic	203,291	194,039	9,252	4.8%
Weighted-average shares outstanding—diluted	267,556	233,304	34,252	14.7%
Net loss attributable to common stockholders per common share—basic and diluted	$(0.31)	$(0.21)	$(0.10)	(47.6)%

NM = Not meaningful

Total Revenues. In aggregate, total revenues increased by approximately $53.9 million for the year ended December 31, 2023, as compared to the same period in 2022, primarily due to the factors described below.

Rental Revenues. Rental revenues are comprised of rental income, straight-line rent, and amortization of above- and below-market lease assets and liabilities. Total rental revenues increased by approximately $32.8 million for the year ended December 31, 2023, as compared to the same period in 2022, primarily due to the increase in non-same store revenues resulting from significant net growth in our portfolio, partially offset by reduced occupancy at our Bala Pointe and Eden Prairie properties. See “Same Store Portfolio Results of Operations” below for further details of the same store revenues.

The following table presents the components of our consolidated rental revenues:

	For the Year Ended December 31,		Change
(in thousands)	2023	2022	$	%
Rental income	$315,036	$281,721	$33,315	11.8%
Straight-line rent	3,384	3,414	(30)	(0.9)
Amortization of above- and below-market intangibles	3,575	4,099	(524)	(12.8)
Total rental revenues	$321,995	$289,234	$32,761	11.3%

Debt-Related Income. Debt-related income is comprised of interest income and amortization related to our debt-related investments and debt securities. Total debt-related income increased by $21.2 million for the year ended December 31, 2023 as compared to the year ended December 31, 2022 primarily due to the growth of our investments in real estate debt and securities.

Total Operating Expenses. In aggregate, total operating expenses increased by $10.6 million for the year ended December 31, 2023, as compared to the same period in 2022, primarily due to the factors described below.

Rental Expenses. Rental expenses include certain property operating expenses typically reimbursed by our customers at our commercial properties, such as real estate taxes, property insurance, property management fees, repair and maintenance, and include certain non-recoverable expenses, such as consulting services and roof repairs. Total rental expenses increased by approximately $14.8 million for the year ended December 31, 2023, as compared to the same period in 2022, primarily due to (i) an increase in non-same store rental expenses resulting from significant net growth in our portfolio; and (ii) increased operating expenses across our same store residential properties, in aggregate. See “Same Store Portfolio Results of Operations” below for further details of the same store expenses.

The following table presents the various components of our rental expenses:

	For the Year Ended December 31,		Change
(in thousands)	2023	2022	$	%
Real estate taxes	$49,569	$43,276	$6,293	14.5%
Repairs and maintenance	25,296	22,152	3,144	14.2
Utilities	11,013	10,736	277	2.6
Property management fees	7,993	7,052	941	13.3
Insurance	6,356	4,635	1,721	37.1
Other	18,567	16,102	2,465	15.3
Total rental expenses	$118,794	$103,953	$14,841	14.3%

Real Estate-Related Depreciation and Amortization. In aggregate, real estate-related depreciation and amortization expense increased by $15.4 million for the year ended December 31, 2023, as compared to the previous year, primarily due to accelerated depreciation expense at our Bala Pointe property due to planned demolition of the building in advance of redevelopment.

Other Remaining Operating Expenses. In aggregate, the remaining operating expenses decreased by $19.6 million for the year ended December 31, 2023, as compared to the same period in 2022, primarily due to the following:

●	a decrease in our performance participation allocation of $23.7 million as the requisite performance hurdle was met in 2022 and performance participation allocation expense was then recognized, while the performance hurdle was not met in 2023 and no performance participation allocation expense was recognized; and
●	a decrease in our valuation allowance on debt-related investment of $3.6 million due to the investment being reclassified as held for investment as we agreed to a modification of the loan agreement extending the maturity date resulting in a reversal of the full valuation allowance of $1.8 million.

Partially offset by:

●	an increase in advisory fees of $4.9 million due to an increase in noncontrolling interests through OP Unit issuances in accordance with our UPREIT structure during 2023.

Other Income and Expenses. In aggregate, the remaining items that comprise our net income (loss) had a $(76.9) million impact on our net income (loss) for the year ended December 31, 2023, as compared to the same period in 2022, primarily due to the following:

●	a decrease in gain on sale of real estate property of $57.9 million driven by lower disposition activity in 2023;
●	a decrease in gain on derivative instruments of $4.6 million driven by a more stable interest rate environment in 2023;
●	a decrease in equity in income (loss) from unconsolidated joint venture partnerships of $6.5 million driven by increases in depreciation expense at properties owned by our unconsolidated joint venture partnerships; and
●	an increase in interest expense of $8.1 million driven primarily by higher interest expense on financing obligations associated with an increase in the sale of interests related to our DST Program and higher interest expense on certain variable interest rate debt.

Segment Summary for the Years Ended December 31, 2023 and 2022

Same Store Portfolio Results of Operations

Property net operating income (“NOI”) is a supplemental non-GAAP measure of our property operating results. We define property NOI as rental revenues less operating expenses. While we believe our net income (loss), as defined by GAAP, to be the most appropriate measure to evaluate our overall performance, we consider property NOI to be an appropriate supplemental performance measure. We believe property NOI provides useful information to our investors regarding our results of operations because property NOI reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of properties, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expenses, gains and losses on the extinguishment of debt and noncontrolling interests. However, property NOI should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our property NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating property NOI, therefore, our investors should consider net income (loss) as the primary indicator of our overall financial performance.

We evaluate the performance of consolidated operating properties we own and manage using a same store analysis because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of any material changes in the composition of the aggregate portfolio on performance measures. We have defined the same store portfolio to include consolidated operating properties owned for the entirety of both the current and prior reporting periods for which the operations had been stabilized. Unconsolidated properties are excluded from the same store portfolio because we account for our interest in our joint venture partnership using the equity method of accounting; therefore, our proportionate share of income and loss is recognized in income (loss) of our unconsolidated joint venture partnership on the consolidated statements of operations. Other operating properties not meeting the same store criteria are reflected in the non-same store portfolio. Our same store analysis may not be comparable to that of other real estate companies and should not be considered to be more relevant or accurate in evaluating our operating performance than current GAAP methodology.

The same store operating portfolio for the year ended December 31, 2023 as compared to the year ended December 31, 2022 presented below includes 59 properties totaling 12.5 million square feet owned as of January 1, 2022, which represented 61.9% of total rentable square feet as of December 31, 2023. We had no properties in our other properties segment that were considered same store as of December 31, 2023.

The following table reconciles GAAP net income (loss) to same store portfolio property NOI for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
(in thousands)	2023	2022
Net loss attributable to common stockholders	$(62,427)	$(39,979)
Debt-related income	(31,175)	(9,989)
Real estate-related depreciation and amortization	149,985	134,617
General and administrative expenses	11,824	10,570
Advisory fees	38,645	33,747
Performance participation allocation	—	23,747
Acquisition costs and reimbursements	7,034	5,427
Valuation allowance on debt-related investment	(1,799)	1,799
Equity in loss (income) from unconsolidated joint venture partnerships	3,578	(2,970)
Interest expense	148,517	140,406
Gain on sale of real estate property	(36,884)	(94,827)
Unrealized gain on financing obligations	(932)	—
Loss on extinguishment of debt and financing commitments, net	700	—
Gain on derivative instruments	(126)	(4,723)
Provision for current expected credit losses	1,997	—
Other income and expenses	(4,950)	(2,860)
Net loss attributable to redeemable noncontrolling interests	(597)	(370)
Net loss attributable to noncontrolling interests	(20,189)	(9,314)
Property net operating income	$203,201	$185,281
Less: Non-same store property NOI	52,837	40,337
Same store property NOI	$150,364	$144,944

Our real property markets are aggregated into five reportable property segments: office, retail, residential, industrial and other. Our property segments are based on our internal reporting of operating results used to assess performance based on the type of our properties. These property segments are comprised of the markets by which management and its operating teams conduct and monitor business. See “Note 17 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for further information on our segments. Management considers rental revenues and property NOI aggregated by property segment to be an appropriate way to analyze performance.

The following table includes a breakout of results for our same store portfolio by property segment for rental revenues, rental expenses and property NOI for the year ended December 31, 2023 as compared to the year ended December 31, 2022:

	For the Year Ended December 31,		Change
($ in thousands, except per square foot data)	2023	2022	$	%
Rental revenues:
Office	$46,967	$47,865	$(898)	(1.9)%
Retail	58,518	55,922	2,596	4.6
Residential	66,923	62,859	4,064	6.5
Industrial	60,100	56,821	3,279	5.8
Total same store rental revenues	232,508	223,467	9,041	4.0
Non-same store properties	89,487	65,767	23,720	36.1
Total rental revenues	$321,995	$289,234	$32,761	11.3%
Rental expenses:
Office	$(23,005)	$(22,227)	$(778)	(3.5)%
Retail	(15,410)	(15,531)	121	0.8
Residential	(29,790)	(27,074)	(2,716)	(10.0)
Industrial	(13,939)	(13,691)	(248)	(1.8)
Total same store rental expenses	(82,144)	(78,523)	(3,621)	(4.6)
Non-same store properties	(36,650)	(25,430)	(11,220)	(44.1)
Total rental expenses	$(118,794)	$(103,953)	$(14,841)	(14.3)%
Property NOI:
Office	$23,962	$25,638	$(1,676)	(6.5)%
Retail	43,108	40,391	2,717	6.7
Residential	37,133	35,785	1,348	3.8
Industrial	46,161	43,130	3,031	7.0
Total same store property NOI	150,364	144,944	5,420	3.7
Non-same store properties	52,837	40,337	12,500	31.0
Total property NOI	$203,201	$185,281	$17,920	9.7%
Same store average percentage leased:
Office	79.6%	82.6%
Retail	96.9	94.9
Residential	93.7	93.6
Industrial	99.7	98.6
Same store average annualized base rent per square foot:
Office	$36.99	$36.20
Retail	19.81	19.46
Residential	30.41	30.32
Industrial	6.66	6.36

Office Segment. Our office segment same store property NOI decreased by approximately $1.7 million for the year ended December 31, 2023 compared to the same period in 2022, primarily due to the lease expiration of a tenant at our Eden Prairie property.

Retail Segment. Our retail segment same store property NOI increased by approximately $2.7 million for the year ended December 31, 2023 compared to the same period in 2022, primarily due to decreased bad debt expense at certain properties and increased occupancy at our Saugus and Beaver Creek properties.

Residential Segment. Our residential segment same store property NOI increased by approximately $1.3 million for the year ended December 31, 2023 compared to the same period in 2022, primarily due to increased rental rates, reduced vacancy and loss to lease, partially offset by increased operating expenses at certain of our residential properties.

Industrial Segment. Our industrial segment same store property NOI increased by approximately $3.0 million for the year ended December 31, 2023 compared to the same period in 2022, primarily due to increased occupancy at certain of our industrial properties and reduced bad debt expense during 2023.

Results for the Year Ended December 31, 2022 Compared to the Year Ended December 31, 2021

See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 20, 2023 for a comparison of our results of operations for the years ended December 31, 2022 and December 31, 2021.

ADDITIONAL MEASURES OF PERFORMANCE

Funds From Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”)

We believe that FFO and AFFO, in addition to net income (loss) and cash flows from operating activities as defined by GAAP, are useful supplemental performance measures that our management uses to evaluate our consolidated operating performance. However, these supplemental, non-GAAP measures should not be considered as alternatives to net income (loss) or to cash flows from operating activities as indications of our performance and are not intended to be used as liquidity measures indicative of cash flow available to fund our cash needs, including our ability to make distributions to our stockholders. No single measure can provide users of financial information with sufficient information and only our disclosures read as a whole can be relied upon to adequately portray our financial position, liquidity and results of operations. In addition, other REITs may define FFO, AFFO and similar measures differently and choose to treat certain accounting line items in a manner different from us due to specific differences in investment and operating strategy or for other reasons.

FFO. As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is a non-GAAP measure that excludes certain items such as real estate-related depreciation and amortization. We believe FFO is a meaningful supplemental measure of our operating performance that is useful to investors because depreciation and amortization in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. By excluding gains or losses on the sale of assets, we believe FFO provides a helpful additional measure of our consolidated operating performance on a comparative basis. We use FFO as an indication of our consolidated operating performance and as a guide to making decisions about future investments.

AFFO. AFFO further adjusts FFO to reflect the performance of our portfolio by adjusting for items we believe are not directly attributable to our operations. Our adjustments to FFO to arrive at AFFO include removing the impact of (i) our performance participation allocation, (ii) unrealized (gain) loss from changes in fair value of financial instruments and (iii) increase (decrease) in financing obligation liability appreciation.

Although some REITs may present certain performance measures differently, we believe FFO and AFFO generally facilitate a comparison to other REITs that have similar operating characteristics to us. We believe investors are best served if the information that is made available to them allows them to align their analyses and evaluation with the same performance metrics used by management in planning and executing our business strategy. Neither the SEC, NAREIT, nor any regulatory body has passed judgment on the acceptability of the adjustments used to calculate AFFO. In the future, the SEC, NAREIT, or a regulatory body may decide to standardize the allowable adjustments across the non-traded REIT industry at which point we may adjust our calculations and characterizations of AFFO.

The following unaudited table presents a reconciliation of GAAP net income (loss) to NAREIT FFO and AFFO:

	For the Year Ended December 31,
(in thousands, except per share data)	2023	2022	2021
GAAP net (loss) income	$(83,213)	$(49,663)	$34,540
Weighted-average shares outstanding—diluted	267,556	233,304	174,330
GAAP net (loss) income per common share—diluted	$(0.31)	$(0.21)	$0.20
Adjustments to arrive at FFO:
Real estate-related depreciation and amortization	$149,985	$134,617	$74,415
Impairment of real estate property	—	—	758
Gain on sale of real estate property	(36,884)	(94,827)	(77,857)
Our share of adjustments from joint venture partnerships	7,114	3,434	—
NAREIT FFO	37,002	(6,439)	31,856
NAREIT FFO per common share—diluted	0.14	(0.03)	0.18
Adjustments to arrive at AFFO:
Performance participation allocation	—	23,747	15,327
Unrealized loss (gain) on financial instruments (1)	3,435	(2,252)	(71)
(Decrease) increase in financing obligation liability appreciation	(459)	31,737	5,822
Our share of adjustments from joint venture partnerships	733	(1,612)	—
AFFO	$40,711	$45,181	$52,934

(1)	Unrealized (gain) loss on financial instruments primarily relates to mark-to-market changes on our derivatives not designated as cash flow hedges, mark-to-market changes on our financing obligations for which we have elected the fair value option, valuation allowance on our debt-related investments and changes to our provision for current expected credit losses.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Our primary sources of capital for meeting our cash requirements include debt financings, cash generated from operating activities, net proceeds from our current public and private offerings and asset sales. Our principal uses of funds are distributions to our stockholders, payments under our debt obligations and payments pursuant to the master lease agreements related to properties in our DST Program, redemption payments, acquisition of properties and other investments, and capital expenditures. Over time, we intend to fund a majority of our cash needs, including the repayment of debt and capital expenditures, from operating cash flows and refinancings. As of December 31, 2023, we had approximately $129.2 million of borrowings, including scheduled amortization payments, and $61.8 million of future minimum lease payments related to the properties in our DST Program coming due in the next 12 months. In addition, we have $290.3 million in unfunded commitments related to our investments in unconsolidated joint venture partnerships and our investments in real estate debt and securities as of December 31, 2023. We expect to be able to repay our principal and interest obligations and fund our capital commitments over the next 12 months and beyond through operating cash flows, refinancings, borrowings under our line of credit, proceeds from capital raise and/or disposition proceeds. Additionally, given the increase in market volatility, increased interest rates, high inflation and the potential recessionary environment, we may experience a decreased pace of net proceeds raised from our current public offering, reducing our ability to purchase assets, which may similarly delay the returns generated from our investments and affect our NAV.

Our Advisor, subject to the oversight of our board of directors and, under certain circumstances, the investment committee or other committees established by our board of directors, will evaluate potential acquisitions or dispositions and will engage in negotiations with buyers, sellers and lenders on our behalf. Pending investment in property, debt, or other investments, we may decide to temporarily invest any unused proceeds from our current public offerings in certain investments that are expected to yield lower returns than those earned on real estate assets. These lower returns may affect our NAV and our ability to make distributions to our stockholders. Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from our current public and private offerings, proceeds from the sale of assets, and undistributed funds from operations.

As of December 31, 2023, our financial position was strong with 36.4% leverage, calculated as outstanding principal balance of our borrowings less cash and cash equivalents divided by the fair value of our real property, net investments in our unconsolidated joint venture partnerships, investments in real estate-related securities and debt-related investments not associated with the DST Program (determined in accordance with our valuation procedures). In addition, our consolidated portfolio was 94.3% occupied (95.3% leased) as of December 31, 2023 and is diversified across 99 properties totaling 20.1 million square feet across 33 geographic markets. Our properties contain a diverse roster of 413 commercial customers, large and small, and has an allocation based on fair value of real properties as determined by our NAV calculation of 37.9% residential, 35.1% industrial, 14.2% retail, which is primarily grocery-anchored, 11.7% office and 1.1% other properties in adjacent sectors.

We believe that our cash on-hand, anticipated net offering proceeds, proceeds from our line of credit, and other financing and disposition activities should be sufficient to meet our anticipated future acquisition, operating, debt service, distribution and redemption requirements.

Cash Flows. The following table summarizes our cash flows for the following periods:

	For the Year Ended December 31,
(in thousands)	2023	2022	$ Change
Total cash provided by (used in):
Operating activities	$15,958	$62,528	$(46,570)
Investing activities	(521,553)	(1,184,914)	663,361
Financing activities	508,075	1,125,220	(617,145)
Net increase (decrease) in cash, cash equivalents and restricted cash	$2,480	$2,834	$(354)

2023 Cash Flows Compared to 2022 Cash Flows

Net cash provided by operating activities decreased by approximately $46.6 million for the year ended December 31, 2023, compared to the same period in 2022, primarily due to an increase in cash paid for interest of $37.9 million and changes in operating assets and liabilities of $19.4 million as compared to the prior period and the $23.7 million settlement of the 2022 performance participation allocation in cash in January 2023. These drivers were partially offset by an increase in rental revenues of $32.8 million.

Net cash used in investing activities decreased by approximately $663.4 million for the year ended December 31, 2023, compared to the same period in 2022, primarily due to a decrease in real estate property acquisition activity of $792.2 million, a decrease in investments in debt-related investments of $106.3 million and an increase in principal collections on debt-related investments of $62.6 million. These drivers were partially offset by a decrease in proceeds from disposition of real estate property of $221.1 million and an increase in investments in available-for-sale debt securities of $87.3 million.

Net cash provided by financing activities decreased by approximately $617.1 million for the year ended December 31, 2023, compared to the same period in 2022, primarily due to a decrease in net offering activity from our DST Program and public offering of $527.7 million and an increase in redemption activity of $143.4 million. These drivers were partially offset by an increase in net borrowing activity of $94.8 million.

2022 Cash Flows Compared to 2021 Cash Flows

See “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 20, 2023 for a comparison of our cash flows for the years ended December 31, 2022 and December 31, 2021.

Capital Resources and Uses of Liquidity

In addition to our cash and cash equivalents balances available, our capital resources and uses of liquidity are as follows:

Line of Credit and Term Loans. As of December 31, 2023, we had an aggregate of $1.7 billion of commitments under our unsecured credit agreement, including $900.0 million under our line of credit and $800.0 million under our two term loans. As of that date, we had: (i) $367.0 million outstanding under our line of credit; and (ii) $800.0 million outstanding under our term loans. The weighted-average effective interest rate across all of our unsecured borrowings is 4.28%, which includes the effect of the interest rate swap and cap agreements related to $950.0 million in borrowings under our line of credit and our term loans.

As of December 31, 2023, the unused and available portions under our line of credit were $533.0 million and $334.4 million, respectively. Our $900.0 million line of credit matures in November 2025, and may be extended pursuant to two six-month extension options, subject to certain conditions, including the payment of extension fees. One $400.0 million term loan matures in November 2026, with no extension option available. Our other $400.0 million term loan matures in January 2027, with no extension option available. Our line of credit borrowings are available for general corporate purposes, including but not limited to the refinancing of other debt, payment of redemptions, acquisition and operation of permitted investments. Refer to “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled, “Consolidated Financial Statements and Notes” for additional information regarding our line of credit and term loans.

Mortgage Notes. As of December 31, 2023, we had property-level borrowings of approximately $803.8 million outstanding with a weighted-average remaining term of approximately 4.0 years. These borrowings are secured by mortgages or deeds of trust and related assignments and security interests in the collateralized properties, and had a weighted-average interest rate of 4.66%. Refer to “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled, “Consolidated Financial Statements and Notes” for additional information regarding the mortgage notes.

Debt Covenants. Our line of credit, term loan and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, our line of credit and term loan agreements contain certain corporate level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. These covenants may limit our ability to incur additional debt, or to pay distributions. We were in compliance with our debt covenants as of December 31, 2023.

Leverage. We use financial leverage to provide additional funds to support our investment activities. We may finance a portion of the purchase price of any real estate asset that we acquire with borrowings on a short or long-term basis from banks, life insurance companies and other lenders. We calculate our leverage for reporting purposes as the outstanding principal balance of our borrowings less cash and cash equivalents divided by the fair value of our real property, net investments in our unconsolidated joint venture partnerships, investments in real estate-related securities and debt-related investments not associated with the DST Program (determined in accordance with our valuation procedures). We had leverage of 36.4% as of December 31, 2023. Our current target leverage ratio is between 40-60%. Although we will generally work to maintain our targeted leverage ratio, there are no assurances that we will maintain the targeted range disclosed above or achieve any other leverage ratio that we may target in the future. Due to the increase in interest rates, increased market volatility, and the potential of a global recession in the near-term, the cost of financing or refinancing our assets may affect returns generated by our investments. Additionally, these factors may cause our borrowing capacity to be reduced, which could similarly delay or reduce benefits to our stockholders.

Future Minimum Lease Payments Related to the DST Program. As of December 31, 2023, we had $1.2 billion of future minimum lease payments related to the DST Program. The underlying interests of each property that is sold to investors pursuant to the DST Program are leased back by an indirect wholly-owned subsidiary of the Operating Partnership on a long-term basis of up to 29 years.

Offering Proceeds. For the year ended December 31, 2023, the amount of aggregate gross proceeds raised from our current public offerings (including shares issued pursuant to the distribution reinvestment plan) was $120.7 million ($116.2 million net of direct selling costs).

Distributions. To obtain the favorable tax treatment accorded to REITs, we normally will be required each year to distribute to our stockholders at least 90% of our real estate investment trust taxable income, determined without regard to the deduction for distributions paid and by excluding net capital gains. The payment of distributions is determined by our board of directors and may be adjusted at its discretion at any time. Distribution levels are set by our board of directors at a level it believes to be appropriate and sustainable based upon a review of a variety of factors including the current and anticipated market conditions, current and anticipated future performance and make-up of our investments, our overall financial projections and expected future cash needs. We intend to continue to make distributions on a monthly basis.

Beginning in the third quarter of 2023, our board of directors authorized an increase to the amount of monthly gross distributions for each class of our common stock, such that distributions in the amount of $0.03333 per share were paid to stockholders. The new monthly gross distribution per share reflects an increase to the amount of the previous monthly gross distribution of $0.03125 per share that had been paid since January 31, 2018. The distributions on Class T shares, Class S shares and Class D shares of our common stock are reduced by the respective distribution fees that are payable with respect to Class T shares, Class S shares and Class D shares. The distributions are paid on or about the last business day of each respective month to stockholders of record as of the close of business on the last business day of each respective month. There can be no assurances that this new distribution rate will be maintained in future periods.

The following table outlines sources used, as determined on a GAAP basis, to pay total gross distributions (which are paid in cash or reinvested in shares of our common stock through our distribution reinvestment plan (“DRIP”)) for the periods indicated below:

	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
($ in thousands)	Amount	Percentage	Amount	Percentage
Distributions:
Paid in cash (1)	$70,982	68.4%	$57,551	65.8%
Reinvested in shares	32,731	31.6	29,893	34.2
Total (2)	$103,713	100.0%	$87,444	100.0%
Sources of Distributions:
Cash flows from operating activities	$15,958	15.4%	$57,551	65.8%
Borrowings	55,024	53.0	—	—
DRIP (3)	32,731	31.6	29,893	34.2
Total (2)	$103,713	100.0%	$87,444	100.0%

(1)	Includes other cash distributions consisting of: (i) distributions paid to noncontrolling interest holders; and (ii) ongoing distribution fees paid to the Dealer Manager with respect to Class T, Class S and Class D shares and OP Units. See “Note 13 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for further detail regarding the ongoing distribution fees.
(2)	Includes distributions paid to holders of OP Units for redeemable noncontrolling interests.
(3)	Stockholders may elect to have their distributions reinvested in shares of our common stock through our distribution reinvestment plan.

For the years ended December 31, 2023 and 2022, our FFO was $37.0 million, or 35.7% of our total distributions, and $(6.4) million, or (7.3)% of our total distributions, respectively. FFO is a non-GAAP operating metric and should not be used as a liquidity measure. However, management believes the relationship between FFO and distributions may be meaningful for investors to better understand the sustainability of our operating performance compared to distributions made. Refer to “Additional Measures of Performance” above for the definition of FFO, as well as a detailed reconciliation of our GAAP net income (loss) to FFO.

Redemptions. Below is a summary of redemptions and repurchases pursuant to our share redemption program for the years ended December 31, 2023, 2022 and 2021. All eligible redemption requests were fulfilled for the periods presented. Eligible redemption requests are requests submitted in good order by the request submission deadline set forth in the share redemption program. Our board of directors may modify or suspend our current share redemption programs if it deems such action to be in the best interest of our stockholders. Refer to Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchasers of Equity Securities—Share Redemption Program” for detail regarding our share redemption program.

	For the Year Ended December 31,
(in thousands, except for per share data)	2023	2022	2021
Number of shares redeemed or repurchased	22,815	8,466	8,784
Aggregate dollar amount of shares redeemed or repurchased	$193,859	$73,378	$67,234
Average redemption or repurchase price per share	$8.50	$8.67	$7.65

For the years ended December 31, 2023 and 2022, we received and redeemed 100% of eligible redemption requests for an aggregate amount of approximately $193.9 million and $73.4 million, respectively, which we redeemed using cash flows from operating activities in excess of our distributions paid in cash, cash on hand, proceeds from our current public offerings, proceeds from the disposition of properties, and borrowings under our line of credit. We generally repay funds borrowed from our line of credit from a variety of sources including: cash flows from operating activities in excess of our distributions; proceeds from our current public offerings; proceeds from the disposition of properties; and other longer-term borrowings. In addition, refer to “Note 10 to the Consolidated Financial Statements” in the section of this Supplement titled, “Consolidated Financial Statements and Notes” for detail regarding our redemption activity relating to OP Units.

For purposes of the share redemption program, redemption requests received in a month are included on the last day of such month because that is the last day the stockholders have rights in the Company. We record these redemptions in our financial statements as having occurred on the first day of the next month following receipt of the redemption request because shares redeemed in a given month are considered outstanding through the last day of the month.

INFLATION

Increases in the costs of owning and operating our properties due to inflation could impact our results of operations and financial condition to the extent such increases are not paid or reimbursed by our customers. Substantially all of our commercial leases provide for separate real estate tax and operating expense reimbursement escalations over a base amount. In addition, our leases provide for fixed base rent increases or indexed increases. As a result, inflationary increases in costs may be offset in part or in full by the contractual rent increases and operating expense reimbursement provisions or escalations. Our residential leases typically have initial terms of 12 months or less, which generally enables us to compensate for inflationary effects by adjusting rental rates on our residential leases to the extent the market will bear such adjustment.

In the United States, inflation rates continue to be high, and inflation’s impact on the U.S. economy and the impact of any additional measures that may be taken by government officials to curb inflation remain uncertain. Periods of excessive or prolonged inflation may negatively impact our customers’ businesses, resulting in increased vacancy, concessions or bad debt expense, which may adversely and materially affect our results of operations, financial condition, NAV and cash flows.

CRITICAL ACCOUNTING ESTIMATES

Critical accounting estimates are those estimates that require management to make challenging, subjective, or complex judgments, often because they must estimate the effects of matters that are inherently uncertain and may change in subsequent periods. Critical accounting estimates involve judgments and uncertainties that are sufficiently sensitive and may result in materially different results under different assumptions and conditions and can have a material impact on the consolidated financial statements.

Investment in Real Estate Properties

We first determine whether an acquisition constitutes a business or asset acquisition. Upon determination of an asset acquisition, the purchase price of a property is allocated to land, building and improvements, and intangible lease assets and liabilities. Fair value determinations are based on estimated cash flow projections that utilize discount and/or capitalization rates, as well as certain available market information. The fair value of land, building and improvements considers the value of the property as if it were vacant. The fair value of intangible lease assets is based on our evaluation of the specific characteristics of each lease. Factors considered include estimates of carrying costs during hypothetical expected lease-up periods, current market conditions and market rates, the customer’s credit quality and costs to execute similar leases. The fair value of above- and below-market leases is calculated as the present value of the difference between the contractual amounts to be paid pursuant to each in-place lease and our estimate of fair market lease rates for each corresponding in-place lease, using a discount rate that reflects the risks associated with the leases acquired and measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed-rate renewal options for below market leases. In estimating carrying costs, we include estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider tenant improvements, leasing commissions and legal and other related expenses.

Impairment of Real Estate Properties

We review our investment in real estate properties individually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recorded for the difference between estimated fair value of the real estate property and the carrying amount when the estimated future cash flows and the estimated liquidation value of the real estate property are less than the real estate property carrying amount. Our estimates of future cash flows and liquidation values require us to make assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for customers, changes in market rental rates, costs to operate each property, and expected ownership periods that can be difficult to predict.

•             QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

We have been and may continue to be exposed to the impact of interest rate changes. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows, and optimize overall borrowing costs. To achieve these objectives, we plan to borrow on a fixed interest rate basis and also utilize interest rate swap and cap agreements on certain variable interest rate debt in order to limit the effects of changes in interest rates on our results of operations. As of December 31, 2023, our consolidated debt outstanding consisted of borrowings under our line of credit, term loans and mortgage notes. In addition, we plan to purchase or originate variable rate debt investments, which can offset interest rate risk associated with our variable rate consolidated debt.

Fixed Interest Rate Debt. As of December 31, 2023, our fixed interest rate debt consisted of $596.2 million under our mortgage notes and $650.0 million of borrowings under our term loans that were effectively fixed through the use of interest rate swaps. In total, our fixed interest rate debt represented 63.2% of our total consolidated debt as of December 31, 2023. Interest rate fluctuations will generally not affect our future earnings or cash flows on our fixed interest rate debt unless such instruments mature or are otherwise terminated. However, interest rate changes could affect the fair value of our fixed interest rate debt. As of December 31, 2023, the fair value and the carrying value of our consolidated fixed interest rate debt, excluding the values of any associated hedges, was $1.2 billion and $1.2 billion, respectively. The fair value estimate of this debt was estimated using a discounted cash flow analysis utilizing rates we would expect to pay for debt of a similar type and remaining maturity if the loans were originated on December 31, 2023. Given we generally expect to hold our fixed interest rate debt instruments to maturity or when they otherwise open up for prepayment at par, and the amounts due under such debt instruments should be limited to the outstanding principal balance and any accrued and unpaid interest at such time, we do not expect that the resulting change in fair value of our fixed interest rate debt instruments due to market fluctuations in interest rates, would have a significant impact on our operating cash flows.

Variable Interest Rate Debt. As of December 31, 2023, our consolidated variable interest rate debt consisted of $367.0 million of borrowings under our line of credit, $150.0 million of borrowings under our term loans, and $207.6 million under our mortgage notes, which represented 36.8% of our total consolidated debt. Interest rate changes on the variable portion of our consolidated variable-rate debt could impact our future earnings and cash flows, but would not necessarily affect the fair value of such debt. As of December 31, 2023, we were exposed to market risks related to fluctuations in interest rates on $724.6 million of consolidated borrowings; however, $507.6 million of these borrowings are capped through the use of five interest rate cap agreements. A hypothetical 25 basis points increase in the all-in rate on the outstanding balance of our consolidated variable interest rate debt as of December 31, 2023, would increase our annual interest expense by approximately $0.5 million, including the effects of our interest rate cap agreements.

Derivative Instruments. As of December 31, 2023, we had 20 outstanding and 17 effective derivative instruments with a total notional amount of $1.2 billion. These derivative instruments were comprised of interest rate swaps and interest rate caps that were designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. See “Note 6 to the Consolidated Financial Statements” in the section of this Supplement titled “Consolidated Financial Statements and Notes” for further detail on our derivative instruments. We are exposed to credit risk of the counterparty to our interest rate cap and swap agreements in the event of non-performance under the terms of the agreements. If we were not able to replace these caps or swaps in the event of non-performance by the counterparty, we would be subject to variability of the interest rate on the amount outstanding under our debt that is fixed or capped through the use of the swaps or caps, respectively.

Variable Interest Rate Debt Investments. In the case of a significant increase in interest rates, additional debt service payments due from our borrowers may strain the operating cash flows of the real estate assets underlying our mortgages and, potentially, contribute to non-performance or, in severe cases, default, which may be mitigated by borrower purchased interest rate caps.

•             CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Ares Real Estate Income Trust Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ares Real Estate Income Trust Inc. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). In our opinion, the Company’s consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Evaluation of the estimated fair value of certain acquired tangible assets

As described in Notes 2 and 3 to the consolidated financial statements, the Company acquired land of $67.2 million and building and improvements of $322.4 million during 2023 that were accounted for as asset acquisitions. Upon an asset acquisition, the purchase price is allocated to land, building and improvements, and intangible lease assets and liabilities based on their relative fair value.

We identified the evaluation of the estimated fair value of certain acquired tangible assets in asset acquisitions as a critical audit matter. The tangible assets included land and building and improvements. Specifically, subjective auditor judgment was required to evaluate the assumptions used in the Company’s determination of the estimated fair values of these assets, which included comparable land sales and the estimated replacement cost of building and improvements.

The following are the primary procedures we performed to address this critical audit matter. We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the Company’s estimated fair value of certain acquired tangible assets by independently developing ranges of comparable land sales and estimated replacement costs of building and improvements and comparing those ranges to the amounts determined by management.

Assessment of the expected hold periods for investments in real estate properties

As described in Note 3, the Company had $3.9 billion of net investment in real estate properties as of December 31, 2023. The Company evaluates properties for impairment whenever events or changes in circumstances, including shortening the expected hold periods of such properties, indicate that the carrying amount of an asset may not be recoverable.

We identified the assessment of the expected hold periods for investments in real estate properties as a critical audit matter. A high degree of subjective auditor judgment was required in assessing the events or changes in circumstances used by the Company to evaluate the expected hold periods for investments in real estate assets.

The following are the primary procedures we performed to address this critical audit matter. We evaluated the Company’s hold periods by inquiring of management, considering the current economic environment, reading minutes of the meetings of the Company’s Board of Directors, and analyzing documents prepared by the Company regarding proposed real estate transactions and potential triggering events. We inquired of management and inspected documentation from the Company regarding the status and evaluation of any potential disposal of properties, which we corroborated with others in the organization who are responsible for, and have authority over, disposition activities.

/s/ KPMG LLP

We have served as the Company’s auditor since 2005.

Denver, Colorado

March 13, 2024

ARES REAL ESTATE INCOME TRUST INC.

CONSOLIDATED BALANCE SHEETS

	As of
(in thousands, except per share data)	December 31, 2023	December 31, 2022
ASSETS
Net investment in real estate properties	$3,889,314	$3,605,578
Investments in unconsolidated joint venture partnerships	153,305	120,372
Investments in real estate debt and securities (includes $122,375 and $14,896 at fair value as of December 31, 2023 and December 31, 2022, respectively)	370,176	275,335
Cash and cash equivalents	15,052	13,336
Restricted cash	4,614	3,850
DST Program Loans (includes $7,753 and $0 at fair value as of December 31, 2023 and December 31, 2022, respectively)	117,019	81,897
Other assets	89,926	74,356
Total assets	$4,639,406	$4,174,724
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$66,386	$58,097
Debt, net	1,961,120	1,616,475
Intangible lease liabilities, net	37,079	42,444
Financing obligations, net (includes $102,045 and $0 at fair value as of December 31, 2023 and December 31, 2022, respectively)	1,351,090	1,130,810
Distribution fees payable to affiliates	66,656	60,919
Other liabilities	33,913	53,982
Total liabilities	3,516,244	2,962,727
Commitments and contingencies (Note 16)
Redeemable noncontrolling interests	11,746	18,130
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value—200,000 shares authorized, none issued and outstanding	—	—
Class T common stock, $0.01 par value—500,000 shares authorized, 28,432 shares and 26,884 shares issued and outstanding, respectively	284	269
Class S common stock, $0.01 par value—500,000 shares authorized, 48,145 shares and 49,237 shares issued and outstanding, respectively	482	492
Class D common stock, $0.01 par value—500,000 shares authorized, 6,930 shares and 7,871 shares issued and outstanding, respectively	69	79
Class I common stock, $0.01 par value—500,000 shares authorized, 65,511 shares and 69,142 shares issued and outstanding, respectively	655	691
Class E common stock, $0.01 par value—500,000 shares authorized, 48,210 shares and 52,974 shares issued and outstanding, respectively	482	530
Additional paid-in capital	1,895,789	1,898,510
Distributions in excess of earnings	(1,108,823)	(973,395)
Accumulated other comprehensive income	6,359	16,083
Total stockholders’ equity	795,297	943,259
Noncontrolling interests	316,119	250,608
Total equity	1,111,416	1,193,867
Total liabilities and equity	$4,639,406	$4,174,724

See accompanying Notes to Consolidated Financial Statements.

ARES REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(in thousands, except per share data)	2023	2022	2021
Revenues:
Rental revenues	$321,995	$289,234	$209,176
Debt-related income	31,175	9,989	9,174
Total revenues	353,170	299,223	218,350
Operating expenses:
Rental expenses	118,794	103,953	69,773
Real estate-related depreciation and amortization	149,985	134,617	74,415
General and administrative expenses	11,824	10,570	8,797
Advisory fees	38,645	33,747	21,433
Performance participation allocation	—	23,747	15,327
Acquisition costs and reimbursements	7,034	5,427	2,636
Impairment of real estate property	—	—	758
Valuation allowance on debt-related investment	(1,799)	1,799	—
Total operating expenses	324,483	313,860	193,139
Other expenses (income):
Equity in loss (income) from unconsolidated joint venture partnerships	3,578	(2,970)	(114)
Interest expense	148,517	140,406	70,494
Gain on sale of real estate property	(36,884)	(94,827)	(77,857)
Unrealized gain on financing obligations	(932)	—	—
Loss on extinguishment of debt and financing commitments, net	700	—	—
Gain on derivative instruments	(126)	(4,723)	(71)
Provision for current expected credit losses	1,997	—	—
Other income and expenses	(4,950)	(2,860)	(1,781)
Total other expenses (income)	111,900	35,026	(9,329)
Net (loss) income	(83,213)	(49,663)	34,540
Net loss (income) attributable to redeemable noncontrolling interests	597	370	(221)
Net loss (income) attributable to noncontrolling interests	20,189	9,314	(3,565)
Net (loss) income attributable to common stockholders	$(62,427)	$(39,979)	$30,754
Weighted-average shares outstanding—basic	203,291	194,039	154,767
Weighted-average shares outstanding—diluted	267,556	233,304	174,330
Net (loss) income attributable to common stockholders per common share—basic and diluted	$(0.31)	$(0.21)	$0.20

See accompanying Notes to Consolidated Financial Statements.

ARES REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Net (loss) income	$(83,213)	$(49,663)	$34,540
Change from cash flow hedging activities	(11,589)	31,398	15,897
Change from activities related to available-for-sale debt securities	132	26	—
Comprehensive (loss) income	(94,670)	(18,239)	50,437
Comprehensive loss (income) attributable to redeemable noncontrolling interests	666	86	(324)
Comprehensive loss (income) attributable to noncontrolling interests	23,830	4,740	(5,346)
Comprehensive (loss) income attributable to common stockholders	$(70,174)	$(13,413)	$44,767

See accompanying Notes to Consolidated Financial Statements.

ARES REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF EQUITY

	Stockholders’ Equity
					Accumulated
			Additional	Distributions	Other
	Common Stock		Paid-in	in Excess of	Comprehensive	Noncontrolling	Total
(in thousands)	Shares	Amount	Capital	Earnings	Income (Loss)	Interests	Equity
Balance as of December 31, 2020	143,041	$1,430	$1,321,405	$(841,496)	$(24,744)	$41,296	$497,891
Net income (excludes $221 attributable to redeemable noncontrolling interests)	—	—	—	30,754	—	3,565	34,319
Change from cash flow hedging activities (excludes $103 attributable to redeemable noncontrolling interests)	—	—	—	—	14,013	1,781	15,794
Issuance of common stock	35,379	354	274,382	—	—	—	274,736
Share-based compensation	29	—	195	—	—	—	195
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(5,885)	—	—	—	(5,885)
Trailing distribution fees	—	—	(12,208)	2,886	—	(9,253)	(18,575)
Redemptions of common stock	(8,784)	(88)	(67,146)	—	—	—	(67,234)
Issuances of OP Units for DST Interests	—	—	—	—	—	115,653	115,653
Contributions of noncontrolling interests	—	—	—	—	—	1,080	1,080
Distributions declared on common stock and noncontrolling interests (excludes $418 attributable to redeemable noncontrolling interests)	—	—	—	(57,988)	—	(6,916)	(64,904)
Redemption value allocation adjustment to redeemable noncontrolling interests	—	—	(682)	—	—	—	(682)
Redemptions of noncontrolling interests	—	—	(506)	—	—	(5,456)	(5,962)
Reallocation of stockholders' equity and noncontrolling interests	—	—	33,062	—	1,168	(34,230)	—
Balance as of December 31, 2021	169,665	$1,696	$1,542,617	$(865,844)	$(9,563)	$107,520	$776,426
Net loss (excludes $370 attributable to redeemable noncontrolling interests)	—	—	—	(39,979)	—	(9,314)	(49,293)
Change from securities and cash flow hedging activities (excludes $284 attributable to redeemable noncontrolling interests)	—	—	—	—	26,566	4,574	31,140
Issuance of common stock	44,882	450	388,484	—	—	—	388,934
Share-based compensation	27	—	292	—	—	—	292
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(8,918)	—	—	—	(8,918)
Trailing distribution fees	—	—	(15,240)	5,166	—	(16,776)	(26,850)
Redemptions of common stock	(8,466)	(85)	(73,293)	—	—	—	(73,378)
Issuances of OP Units for DST Interests	—	—	—	—	—	252,578	252,578
Other noncontrolling interests net distributions	—	—	—	—	—	(65)	(65)
Distributions declared on common stock and noncontrolling interests (excludes $735 attributable to redeemable noncontrolling interests)	—	—	—	(72,738)	—	(13,971)	(86,709)
Redemption value allocation adjustment to redeemable noncontrolling interests	—	—	(2,354)	—	—	—	(2,354)
Redemptions of noncontrolling interests	—	—	(2,245)	—	—	(5,691)	(7,936)
Reallocation of stockholders' equity and noncontrolling interests	—	—	69,167	—	(920)	(68,247)	—
Balance as of December 31, 2022	206,108	$2,061	$1,898,510	$(973,395)	$16,083	$250,608	$1,193,867
Net loss (excludes $597 attributable to redeemable noncontrolling interests)	—	—	—	(62,427)	—	(20,189)	(82,616)
Change from securities and cash flow hedging activities (excludes $69 attributable to redeemable noncontrolling interests)	—	—	—	—	(7,747)	(3,641)	(11,388)
Issuance of common stock	13,900	139	120,604	—	—	—	120,743
Share-based compensation	35	—	271	—	—	—	271
Upfront offering costs, including selling commissions, dealer manager fees, and offering costs	—	—	(4,314)	—	—	—	(4,314)
Trailing distribution fees	—	—	(232)	5,741	—	(11,246)	(5,737)
Redemptions of common stock	(22,815)	(228)	(193,631)	—	—	—	(193,859)
Issuances of OP Units for DST Interests	—	—	—	—	—	228,301	228,301
Other noncontrolling interests net distributions	—	—	—	—	—	(14)	(14)
Distributions declared on common stock and noncontrolling interests (excludes $764 attributable to redeemable noncontrolling interests)	—	—	—	(78,742)	—	(24,207)	(102,949)
Redemption value allocation adjustment to redeemable noncontrolling interests	—	—	14	—	—	—	14
Redemptions of noncontrolling interests (excludes $4,940 attributable to redeemable noncontrolling interests)	—	—	(3,354)	—	—	(27,549)	(30,903)
Reallocation of stockholders' equity and noncontrolling interests	—	—	77,921	—	(1,977)	(75,944)	—
Balance as of December 31, 2023	197,228	$1,972	$1,895,789	$(1,108,823)	$6,359	$316,119	$1,111,416

See accompanying Notes to Consolidated Financial Statements.

ARES REAL ESTATE INCOME TRUST INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Operating activities:
Net (loss) income	$(83,213)	$(49,663)	$34,540
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Real estate-related depreciation and amortization	149,985	134,617	74,415
Straight-line rent and amortization of above- and below-market leases	(6,959)	(7,513)	(8,939)
Gain on sale of real estate property	(36,884)	(94,827)	(77,857)
Performance participation allocation	—	23,747	15,327
Valuation allowance on debt-related investment	(1,799)	1,799	—
Equity in loss (income) of unconsolidated joint venture partnerships	3,578	(2,970)	(114)
Impairment of real estate property	—	—	758
Loss on extinguishment of debt and financing commitments, net	700	—	—
Provision for current expected credit losses	1,997	—	—
Amortization of deferred financing costs	7,380	7,364	6,803
(Decrease) increase in financing obligation liability appreciation	(459)	31,737	5,822
Unrealized gain on financing obligations	(932)	—	—
Unrealized loss (gain) on derivative instruments not designated as cash flow hedges	4,169	(4,051)	(71)
Paid-in-kind interest on investments in real estate debt and securities	(7,946)	(1,850)	—
Distributions of earnings from unconsolidated joint venture partnerships	3,369	2,828	—
Amortization of interest rate cap premiums	5,746	—	—
Other	(1,295)	(353)	1,872
Changes in operating assets and liabilities
Other assets, accounts payable and accrued expenses and other liabilities	2,268	21,663	(3,166)
Cash settlement of accrued performance participation allocation	(23,747)	—	—
Net cash provided by operating activities	15,958	62,528	49,390
Investing activities:
Real estate acquisitions	(401,840)	(1,193,994)	(779,678)
Capital expenditures	(48,329)	(33,936)	(36,899)
Proceeds from disposition of real estate property	53,735	274,816	223,791
Investments in debt-related investments	(52,021)	(158,364)	(58,291)
Principal collections on debt-related investments	66,680	4,084	2,405
Investments in unconsolidated joint venture partnerships	(39,881)	(62,805)	(57,310)
Investments in available-for-sale debt securities	(102,160)	(14,888)	—
Other	2,263	173	(726)
Net cash used in investing activities	(521,553)	(1,184,914)	(706,708)
Financing activities:
Proceeds from mortgage notes	287,339	—	195,600
Repayments of mortgage notes	(72,164)	(1,638)	(60,653)
Net proceeds from (repayments of) line of credit	132,000	(21,000)	150,000
Proceeds from term loan	—	275,000	—
Redemptions of common stock	(193,859)	(73,378)	(67,234)
Distributions paid to common stockholders, redeemable noncontrolling interest holders and noncontrolling interest holders	(61,227)	(49,601)	(37,825)
Proceeds from issuance of common stock	88,125	359,737	251,527
Proceeds from financing obligations, net	412,874	669,577	253,959
Offering costs for issuance of common stock and private placements	(15,355)	(15,953)	(11,549)
Redemption of noncontrolling interests	(30,903)	(7,936)	(5,962)
Redemption of redeemable noncontrolling interests	(2,985)	(7,724)	—
Debt issuance costs paid	(6,449)	(1,864)	(17,927)
Interest rate cap premiums	(29,321)	—	—
Net cash provided by financing activities	508,075	1,125,220	649,936
Net increase (decrease) in cash, cash equivalents and restricted cash	2,480	2,834	(7,382)
Cash, cash equivalents and restricted cash, at beginning of period	17,186	14,352	21,734
Cash, cash equivalents and restricted cash, at end of period	$19,666	$17,186	$14,352

See accompanying Notes to Consolidated Financial Statements.

ARES REAL ESTATE INCOME TRUST INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Unless the context otherwise requires, the “Company”, “we,” “our” or “us” refers to Ares Real Estate Income Trust Inc. and its consolidated subsidiaries. We are externally managed by our advisor.

Ares Real Estate Income Trust Inc. is a Maryland corporation formed on April 11, 2005. On July 1, 2021, Ares Management Corporation (“Ares”) closed on the acquisition of the U.S. real estate investment advisory and distribution business of Black Creek Group, including our former advisor, Black Creek Diversified Property Advisors LLC (the “Former Advisor”). As a result of the closing of this transaction, Ares Commercial Real Estate Management LLC became our new advisor (the “New Advisor”). Ares did not acquire our former sponsor, Black Creek Diversified Property Advisors Group LLC (the “Former Sponsor”), and we now consider Ares real estate to be our Sponsor. See “Note 13” for additional information regarding this transaction. References to the “Advisor” throughout this report mean Black Creek Diversified Property Advisors LLC for periods prior to July 1, 2021 and Ares Commercial Real Estate Management LLC for periods thereafter. References to the “Sponsor” throughout this report mean Black Creek Diversified Property Advisors Group LLC for periods prior to July 1, 2021 and Ares real estate for periods thereafter.

We are primarily focused on investing in and operating a diverse portfolio of real property and investing in other real estate-related assets. We currently focus our investment activities primarily across the major U.S. property sectors (industrial, residential (which includes and/or may include multi-family and other types of rental housing such as manufactured, student, and single family rental housing), office (which includes and/or may include medical office and life science laboratories) and retail) and investments in real estate debt and securities. To a lesser extent, we intend to strategically invest in geographies outside of the U.S., which may include Canada, Mexico, the United Kingdom, Europe and other foreign jurisdictions, and in other sectors such as triple net lease and self-storage, properties in sectors adjacent to our primary investment sectors and/or infrastructure, to create a diversified blend of current income and long-term value appreciation. As of December 31, 2023, our consolidated real property portfolio consisted of 99 properties. We operate six reportable segments: retail properties, office properties, residential properties, industrial properties, other properties and real estate debt and securities. As used herein, the term “commercial” refers to our office, retail and industrial properties or customers, as applicable. See “Note 17” for information regarding the financial results by segment.

We believe we have operated in such a manner as to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, and we intend to continue to operate in accordance with the requirements for qualification as a REIT. We utilize an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) organizational structure to hold all or substantially all of our assets through an operating partnership, AREIT Operating Partnership LP (the “Operating Partnership”), of which we are the sole general partner and a limited partner.

We are currently offering shares pursuant to a public offering and intend to operate as a perpetual-life REIT, which means that we intend to offer shares of our common stock on a continuous basis through our ongoing primary offerings and our distribution reinvestment plan. See “Note 10” for detail regarding our current public offerings.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements included herein have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Global macroeconomic conditions, including heightened inflation, changes to fiscal and monetary policy, higher interest rates and challenges in the supply chain, coupled with the conflicts in Ukraine and the Middle East, have the potential to negatively impact us. These current macroeconomic conditions may continue or aggravate and could cause the United States to experience an economic slowdown or recession. We anticipate our business and operations could be materially adversely affected by a prolonged recession in the United States. In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.

Basis of Consolidation

The consolidated financial statements include the accounts of Ares Real Estate Income Trust Inc., the Operating Partnership, their wholly-owned subsidiaries, including a taxable REIT subsidiary, and their consolidated joint ventures, as well as amounts related to noncontrolling interests. See “Noncontrolling Interests” below for further detail concerning the accounting policies regarding noncontrolling interests. All material intercompany accounts and transactions have been eliminated.

We consolidate all entities in which we have a controlling financial interest through majority ownership or voting rights and variable interest entities for which we are the primary beneficiary. In determining whether we have a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, we consider whether the entity is a variable interest entity (“VIE”) and whether we are the primary beneficiary. We are the primary beneficiary of a VIE when we have (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. Entities that do not qualify as VIEs are generally considered voting interest entities (“VOEs”) and are evaluated for consolidation under the voting interest model. VOEs are consolidated when we control the entity through a majority voting interest or other means. When the requirements for consolidation are not met and we have significant influence over the operations of the entity, the investment is accounted for under the equity method of accounting. Equity method investments are initially recorded at cost and subsequently adjusted for our pro-rata share of net income, contributions and distributions.

The Operating Partnership meets the criteria of a VIE as the Operating Partnership’s limited partners do not have the right to remove the general partner and do not have substantive participating rights in the operations of the Operating Partnership. Pursuant to the operating partnership agreement, we are the primary beneficiary of the Operating Partnership as we have the obligation to absorb losses and receive benefits, and the power to control substantially all of the activities which most significantly impact the economic performance of the Operating Partnership. As such, the Operating Partnership continues to be consolidated within our consolidated financial statements.

Use of Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period they are determined to be necessary.

Reclassifications

Certain items in our consolidated balance sheets as of December 31, 2022, our consolidated statements of operations for the years ended December 31, 2022 and 2021 and our consolidated statements of cash flows for the years ended December 31, 2022 and 2021 have been reclassified to conform to the 2023 presentation.

Revision of Immaterial Overstatement of Noncontrolling Interests

During the year ended December 31, 2023, we identified misstatements associated with allocations between stockholders’ equity and noncontrolling interests. Specifically, noncontrolling interests were not adjusted through additional paid-in capital and accumulated other comprehensive income within stockholders’ equity to reflect the changing ownership percentage of third-party holders of partnership units (“OP Units”) in the “Operating Partnership each period dating back to 2008. Based on an analysis of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 250, Accounting Changes and Error Corrections and Staff Accounting Bulletin 99 “Materiality,” we determined that these allocation misstatements were immaterial to the previously issued consolidated financial statements. Also, these immaterial misstatements have no impact on our net income, net assets, cash flows, or the value of our common stock or OP Units.

Each period the ownership of the Operating Partnership varies between us, as the general partner and a limited partner, and the other limited partners of the Operating Partnership. This occurs for a variety of reasons, including the issuance of common stock or OP Units at net asset value (“NAV”), the redemption of common stock or OP Units at NAV, and the exchange or transfer of OP Units. Transactions that change our ownership interest in the Operating Partnership are accounted for as equity transactions if we retain our controlling financial interest in the Operating Partnership and no gain or loss is recognized in net income. Subsequently, the net equity balance in the Operating Partnership should be adjusted to reflect the changes in ownership of the Operating Partnership between us and the other limited partners. These adjustments are based on their respective ownership at the end of each period and are reflected as a reallocation between additional paid-in capital and accumulated other comprehensive income within stockholders’ equity and noncontrolling interests within our equity section on our consolidated balance sheets and our consolidated statements of equity.

The following table summarizes the effects of these reallocations on prior period balances:

		Cumulative Adjustment	Current Period
($ in thousands)	As Previously Reported	Prior to Period	Reallocation		As Revised
As of December 31, 2020
Additional paid-in capital	$1,269,146	$52,259	$	N/A	$1,321,405
Accumulated other comprehensive income (loss)	$(27,431)	$2,687	$	N/A	$(24,744)
Noncontrolling interests	$96,242	$(54,946)	$	N/A	$41,296
As of December 31, 2021
Additional paid-in capital	$1,457,296	$52,259		$33,062	$1,542,617
Accumulated other comprehensive income (loss)	$(13,418)	$2,687		$1,168	$(9,563)
Noncontrolling interests	$196,696	$(54,946)		$(34,230)	$107,520
As of December 31, 2022
Additional paid-in capital	$1,744,022	$85,321		$69,167	$1,898,510
Accumulated other comprehensive income (loss)	$13,148	$3,855		$(920)	$16,083
Noncontrolling interests	$408,031	$(89,176)		$(68,247)	$250,608

Investment in Real Estate Properties

We first determine whether an acquisition constitutes a business or asset acquisition. Upon determination of an asset acquisition, the purchase price of a property is allocated to land, building and improvements and intangible lease assets and liabilities. The allocation of the purchase price to building is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is determined by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, tenant improvements, legal and other related costs. The allocation of the purchase price to above-market lease assets and below-market lease liabilities results from in-place leases being above or below management’s estimate of fair market rental rates at the acquisition date and are measured over a period equal to the remaining term of the lease for above-market leases and the remaining term of the lease, plus the term of any below-market fixed-rate renewal option periods, if applicable, for below-market leases. Intangible lease assets, above-market lease assets, and below-market lease liabilities are collectively referred to as “intangible lease assets and liabilities.”

If any debt is assumed in an acquisition, the difference between the fair value and the face value of debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. See “Note 3” for additional information regarding debt assumed in connection with our 2023 and 2022 acquisitions, if any. Transaction costs associated with the acquisition of a property are capitalized as incurred in an asset acquisition and are allocated to land, building and intangible lease assets on a relative fair value basis. Transaction costs associated with business combinations are expensed as they are incurred. Properties that are probable to be sold are to be designated as “held for sale” on the consolidated balance sheets when certain criteria are met.

The results of operations for acquired businesses and properties are included in the consolidated statements of operations from their respective acquisition dates. Intangible lease assets are amortized to real estate-related depreciation and amortization over the remaining lease term. Above-market lease assets are amortized as a reduction in rental revenues over the remaining lease term and below-market lease liabilities are amortized as an increase in rental revenues over the remaining lease term, plus any applicable fixed-rate renewal option periods. We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability when a customer terminates a lease before the stated lease expiration date. During the years ended December 31, 2023, 2022 and 2021, we recorded $0.3 million, $0.2 million and $0.9 million, respectively, related to write-offs of unamortized intangible lease assets and liabilities due to early lease terminations.

Land, building, building improvements, tenant improvements, lease commissions, and intangible lease assets and liabilities, which are collectively referred to as “real estate assets,” are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of our real estate assets are capitalized as incurred. These costs include capitalized interest, insurance, real estate taxes and certain general and administrative expenses if such costs are incremental and identifiable to a specific activity to prepare the real estate asset for its intended use. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred.

Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Building and improvements	5 to 40 years
Tenant improvements	Lesser of useful life or lease term
Lease commissions	Over lease term
Intangible lease assets	Over lease term
Above-market lease assets	Over lease term
Below-market lease liabilities	Over lease term, including below-market fixed-rate renewal options

Certain of our investments in real estate are subject to ground leases, for which a lease liability and corresponding right of use asset are recognized. We calculate the amount of the lease liability and right of use asset by taking the present value of the remaining lease payments and adjusting the right of use asset for any existing straight-line ground rent liability and acquired ground lease intangibles. An estimated incremental borrowing rate of a loan with a similar term as the ground lease is used as the discount rate. The lease liability is included as a component of other liabilities, and the related right of use asset is recorded as a component of net investments in real estate properties on our consolidated balance sheets. The amortization of the below-market ground lease is recorded as an adjustment to real estate-related depreciation and amortization on our consolidated statements of operations.

Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and we will evaluate the recoverability of such real estate assets based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value. There were no impairment charges during the years ended December 31, 2023 and 2022. Refer to “Note 3” for detail regarding the non-cash impairment charges recorded during the year ended December 31, 2021.

Investments in Unconsolidated Joint Venture Partnerships

Investments in unconsolidated joint venture partnerships are initially recorded at cost (including direct acquisition costs) and subsequently adjusted to reflect our proportionate share of equity in the joint venture’s net (income) loss, distributions received, contributions made and certain other adjustments made, as appropriate, which is included in investments in unconsolidated joint venture partnerships on our consolidated balance sheets. The proportionate share of ongoing income or loss of the unconsolidated joint venture partnerships is recognized in equity in (income) loss of unconsolidated joint venture partnerships on the consolidated statements of operations. The outside basis portion of our unconsolidated joint venture partnerships (if applicable) is amortized over the anticipated useful lives of the joint ventures’ tangible and intangible assets acquired and liabilities assumed.

When circumstances indicate there may have been a reduction in the value of an equity investment, we evaluate whether the loss is other than temporary. If we conclude it is other than temporary, an impairment charge is recognized to reflect the equity investment at fair value. No impairment losses were recorded related to our investments in unconsolidated joint venture partnerships for the years ended December 31, 2023, 2022 and 2021.

Debt-Related Investments

Debt-related investments are considered to be held for investment, as we have both the intent and ability to hold these investments until maturity. Accordingly, these assets are carried at cost, net of unamortized loan origination costs and fees, discounts and a credit loss reserve, if applicable. Interest income is recorded on an accrual basis and is recorded as a component of debt-related income.

Debt-related investments are placed on non-accrual status at the earlier of when principal or interest payments are 90 days past due or when management has determined there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is reversed against interest income in the period the investment is placed on non-accrual status. Interest payments received on non-accrual investments may be recognized as income or applied to principal depending upon management’s judgment regarding collectability of the investment based on the facts and circumstances regarding the payment received. Non-accrual investments are restored to accrual status when past due principal and interest are paid and, in management’s judgment, are likely to remain current.

Current Expected Credit Losses

We record a reserve for current expected credit losses (“CECL Reserve”) on both the outstanding balances and unfunded commitments on loans held for investment. The development of the CECL Reserve requires the consideration of a broad range of historical experience adjusted for current conditions and reasonable and supportable forecast information to inform credit loss estimates. Increases and decreases to expected credit losses impact earnings and are recorded within the provision for current expected credit losses in our consolidated statements of operations. The CECL Reserve related to outstanding balances on loans held for investment is a valuation account that is deducted from the amortized cost basis of our loans held for investment in our consolidated balance sheets. The CECL Reserve related to unfunded commitments on loans held for investment is recorded within other liabilities in our consolidated balance sheets.

We estimate our CECL Reserve primarily using a probability-weighted model that considers the likelihood of default and expected loss given default for each individual loan. Calculation of the CECL Reserve requires loan specific data, which includes capital senior to us when we are the subordinate lender, changes in net operating income, debt service coverage ratio, loan-to-value, occupancy, property type and geographic location. Estimating the CECL Reserve also requires significant judgment with respect to various factors, including (i) the appropriate historical loan loss reference data, (ii) the expected timing of loan repayments, (iii) calibration of the likelihood of default to reflect the risk characteristics of our floating rate loan portfolio and (iv) our current and future view of the macroeconomic environment. We may consider loan-specific qualitative factors on certain loans to estimate our CECL Reserve. In order to estimate the future expected loan losses relevant to our portfolio, we utilize historical market loan loss data licensed from a third-party data service. For periods beyond the reasonable and supportable forecast period, we revert back to historical loss data.

Available-for-Sale Debt Securities

We acquire debt securities that are collateralized by mortgages on commercial real estate properties primarily for cash management and investment purposes. Additionally, we acquire or originate preferred equity investments that are recognized as debt securities as they have mandatory redemption features and meet the definition of securities under FASB ASC Topic 320, Investments—Debt Securities. On the acquisition date, we designate investments in real estate debt securities as available-for-sale. Investments in debt securities that are classified as available-for-sale are carried at fair value. These assets are valued on a recurring basis and any unrealized holding gains and losses other than those associated with a credit loss are recorded each period in other comprehensive income.

As applicable, available-for-sale debt securities that are in an unrealized loss position are evaluated quarterly on an individual security basis to determine whether a credit loss exists. In the assessment, we consider the extent of the difference between fair value and amortized cost, changes in credit rating, and any other adverse factors directly impacting the security. If we determine a credit loss exists, the extent of the credit loss is recognized in the consolidated statements of operations and any additional loss not attributable to credit loss is recognized in other comprehensive income. There was no credit loss recognized during the years ended December 31, 2023 or 2022, and we did not have any available-for-sale debt securities during the year ended December 31, 2021.

Available-for-sale debt securities will be on non-accrual status at the earlier of (i) principal or interest payments becoming 90 days past due or (ii) management’s determination that there is reasonable doubt that principal or interest will be collected in full. Accrued and unpaid interest is reversed against interest income in the period the debt security is placed on non-accrual status. Interest payments received on non-accrual securities may be recognized as income or applied to principal depending upon management’s judgment regarding collectability of the debt security based on the facts and circumstances regarding the payment received. Non-accrual debt securities are restored to accrual status when past due principal and interest are paid and, in management’s judgment, are likely to remain current. There were no securities on non-accrual status as of December 31, 2023 or 2022.

DST Program

We have a program to raise capital through private placement offerings by selling beneficial interests (the “DST Interests”) in specific Delaware statutory trusts holding real properties (the “DST Program”). Under the DST Program, each private placement offers interests in one or more real properties placed into one or more Delaware statutory trusts by the Operating Partnership or its affiliates (each, a “DST Property” and collectively, the “DST Properties”). DST Properties may be sourced from properties currently owned by the Operating Partnership or newly acquired properties. The underlying interests of real properties sold to investors pursuant to such private placements are leased-back by a wholly owned subsidiary of the Operating Partnership on a long-term basis. These master lease agreements are fully guaranteed by the Operating Partnership. Additionally, the Operating Partnership retains a fair market value purchase option giving it the right, but not the obligation, to acquire the interests in the Delaware statutory trusts from the investors at a later time in exchange for OP Units. This results in a failed sale and leaseback transaction for accounting purposes. Therefore, we record DST Interests as financing obligation liabilities and the associated property and its operations remain fully consolidated. If we exercise our option to reacquire a DST Property by issuing OP units in exchange for DST Interests, we extinguish the financing obligation liability and record the issuance of the OP Units as an issuance of equity.

Rental payments made to the Delaware statutory trusts pursuant to the master lease agreements are accounted for as interest expense related to the financing obligation liability. Increases in the fair value of the repurchase option are recognized as interest expense ratably through the estimated period in which the repurchase option is expected to be exercised, resulting in a corresponding accretion of the financial obligation liability balance. Decreases in fair value of the repurchase option below the initial financing obligation liability balance are not recognized unless the repurchase option is exercised, at which point a gain on extinguishment of debt would be recognized for the difference between the financing obligation liability balance and value of OP Units issued. All upfront costs incurred for services provided by the Advisor and its affiliates related to the DST Program offerings for which the fair value option has not been elected are accounted for as deferred financing costs and are netted against the financing obligation liability.

Beginning with our most recent DST Program offering, which commenced on October 1, 2023, we have elected the fair value option for the associated financing obligations and as such, they will be carried at fair value. These liabilities are valued on a recurring basis and any unrealized gains and losses will be recorded as a component of other income and expenses on our consolidated statements of operations. Costs incurred for services provided by the Advisor and its affiliates related to our DST Program offerings for which the fair value option has been elected are recognized in earnings as incurred and are not deferred.

In order to facilitate additional capital raise through the DST Program, we have made and may continue to offer loans (“DST Program Loans”) to finance a portion of the sale of DST Interests in the trusts holding DST Properties to potential investors. We include our investments in DST Program Loans separately on our balance sheets in the DST Program Loans line item and we include income earned from DST Program Loans in other income and expenses on our consolidated statements of operations. Beginning with our most recent DST Program offering, which commenced on October 1, 2023, we have elected the fair value option for the associated DST Program Loans and as such, they will be carried at fair value. These assets are valued on a recurring basis and any unrealized gains and losses will be recorded as a component of other income and expenses on our consolidated statements of operations. For all DST Program Loans related to DST Program offerings for which the fair value option has not been elected, these instruments are carried at amortized cost. Credit loss reserves associated with our DST Program Loans for which the fair value option has not been elected were immaterial as of and for the years ended December 31, 2023, 2022 and 2021.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less, such as money market mutual funds or certificates of deposit. We may have bank balances in excess of federally insured amounts; however, we deposit our cash and cash equivalents with high credit-quality institutions to minimize credit risk.

Restricted Cash

Restricted cash consists primarily of lender and property-related escrow accounts.

Derivative Instruments

Our derivative instruments are used to manage exposure to variability in expected future interest payments and are recorded at fair value. The accounting for changes in fair value of derivative instruments depends on whether it has been designated and qualifies as a hedge and, if so, the type of hedge. As of December 31, 2023, all of our interest rate swap and interest rate cap derivative instruments are designated as cash flow hedges. The change in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income (loss) on the consolidated balance sheets and is subsequently reclassified into earnings as interest expense for the period that the hedged forecasted transaction affects earnings, which is when the interest expense is recognized on the related debt.

For derivatives that are not designated and do not qualify as hedges, we present changes in the fair value as gain (loss) on derivative instruments on the consolidated statements of operations. We do not use derivative instruments for trading or speculative purposes.

Deferred Financing Costs

Deferred financing costs include: (i) debt issuance costs incurred to obtain long-term financing and cash flow hedges; and (ii) financing costs associated with financing obligations. These costs are amortized to interest expense over the expected terms of the related credit facilities or financing obligations. Unamortized deferred financing costs are written off if debt is retired before its expected maturity date. Accumulated amortization of debt issuance costs was approximately $8.3 million and $4.8 million as of December 31, 2023 and 2022, respectively. Our interest expense for the years ended December 31, 2023, 2022 and 2021 included $4.3 million, $3.8 million and $3.3 million, respectively, of amortization of debt issuance costs. Accumulated amortization of financing costs associated with financing obligations was approximately $2.5 million and $3.4 million as of December 31, 2023 and 2022, respectively. Our interest expense for the years ended December 31, 2023, 2022 and 2021 included $3.1 million, $3.6 million and $3.5 million, respectively, of amortization of financing costs associated with financing obligations.

Distribution Fees

Distribution fees are paid monthly. Distribution fees are accrued upon the issuance of Class T, Class S and Class D shares and OP Units. As of the balance sheet date, we accrue for: (i) the monthly amount payable, and (ii) the estimated amount of distribution fees that we may pay in future periods. The accrued distribution fees for common shares are reflected in additional paid-in capital in stockholders’ equity and the accrued distribution fees for OP Units are reflected in noncontrolling interests. See “Note 13” for additional information regarding when distribution fees become payable.

Noncontrolling Interests

Due to our control of the Operating Partnership through our sole general partner interest and our limited partner interest, we consolidate the Operating Partnership. The remaining limited partner interests in the Operating Partnership are owned by third-party investors and are presented as noncontrolling interests in the consolidated financial statements. The noncontrolling interests are reported on the consolidated balance sheets within permanent equity, separate from stockholders’ equity.

Transactions that change our ownership interest in the Operating Partnership are accounted for as equity transactions if we retain our controlling financial interest in the Operating Partnership. Therefore, we adjust the net equity balances in the Operating Partnership to reflect the changes in ownership of the Operating Partnership between us and the other limited partners. These adjustments are based on the respective ownership at the end of each period and are reflected as a reallocation between additional paid-in capital and accumulated other comprehensive income within stockholders’ equity and noncontrolling interests within our equity section on our consolidated balance sheets and our consolidated statements of equity.

For consolidated joint venture partnerships, the non-controlling partner’s share of the assets, liabilities and operations of the joint venture is included in noncontrolling interests as equity. The noncontrolling partner’s interest is generally computed as the joint venture partner’s ownership percentage.

Redeemable Noncontrolling Interests

The Operating Partnership issued units in the Operating Partnership (“OP Units”) to the Advisor and Former Advisor as payment for the performance participation allocation (also referred to as the performance component of the advisory fee) pursuant to the terms of the second amended and restated advisory agreement (2023), effective as of June 3, 2023 (the “Advisory Agreement”), by and among us, the Operating Partnership and the Advisor. The Advisor and Former Advisor subsequently transferred these OP Units to its members or their affiliates or redeemed for cash. We have classified these OP Units as redeemable noncontrolling interests in mezzanine equity on the consolidated balance sheets due to the fact that, as provided in the agreement of limited partnership of the Operating Partnership (the “Partnership Agreement”), the limited partners who hold these OP Units generally have the ability to request transfer or redeem their OP Units at any time irrespective of the period that they have held such OP Units, and the Operating Partnership is required to satisfy such redemption for cash unless such cash redemption would be prohibited by applicable law or the Partnership Agreement, in which case such OP Units will be redeemed for shares of our common stock of the class corresponding to the class of such OP Units. The redeemable noncontrolling interest is recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such OP Units at the end of each measurement period. See “Note 11” for additional information regarding redeemable noncontrolling interests.

Revenue Recognition

When a lease is entered into, we first determine if the collectability from the customer is probable. If the collectability is not probable, we recognize revenue when the payment has been received. If the collectability is determined to be probable, we record rental revenue on a straight-line basis over the full lease term. Revenues associated with operating expense recoveries are recognized in the period in which the expenses are incurred based upon the tenant lease provisions, in accordance with FASB ASC Topic 842, Leases. Certain properties have leases that offer the customer a period of time where no rent is due or where rent payments change during the term of the lease. Accordingly, we record receivables from customers for rent that we expect to collect over the remaining lease term rather than currently, which are recorded as a straight-line rent receivable. We analyze accounts receivable by considering customer creditworthiness and current economic trends on customers’ businesses, and customers’ ability to make payments on time and in full when evaluating the adequacy of the allowance for doubtful accounts receivable. We evaluate collectability from our customers on an ongoing basis. If the assessment of collectability changes during the lease term, any difference between the revenue that would have been recognized under the straight-line method and the lease payments that have been collected will be recognized as a current period adjustment to rental revenues. When we acquire a property, the term of each existing lease is considered to commence as of the acquisition date for purposes of this calculation. As of December 31, 2023 and 2022, our allowance for doubtful accounts was approximately $0.7 million and $1.8 million, respectively. These amounts are included in our other assets on the consolidated balance sheets.

In connection with property acquisitions, we may acquire leases with rental rates above or below estimated market rental rates. Above-market lease assets are amortized as a reduction to rental revenue over the remaining lease term, and below-market lease liabilities are amortized as an increase to rental revenue over the remaining lease term, plus any applicable fixed-rate renewal option periods.

We expense any unamortized intangible lease asset or record an adjustment to rental revenue for any unamortized above-market lease asset or below-market lease liability by reassessing the estimated remaining useful life of such intangible lease asset or liability when it becomes probable a customer will terminate a lease before the stated lease expiration date.

Upon disposition of a real estate asset, we will evaluate the transaction to determine if control of the asset, as well as other specified criteria, has been transferred to the buyer to determine proper timing of recognizing gains or losses.

Debt-related income is accrued based on the outstanding principal amount and the contractual terms of each debt-related investment or debt security. For debt-related investments, the origination fees, contractual exit fees and direct loan origination costs are also recognized in interest income over the initial loan term as a yield adjustment using the effective interest method. For available-for-sale debt securities, premiums or discounts are amortized or accreted into interest income as a yield adjustment using the effective interest method.

Income Taxes

We elected under the Internal Revenue Code of 1986, as amended, to be taxed as a REIT beginning with the tax year ended December 31, 2006. As a REIT, we generally are not subject to U.S. federal income taxes on net income we distribute to our stockholders. We intend to make timely distributions sufficient to satisfy the annual distribution requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate tax rates. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property and federal income and excise taxes on our undistributed income or from the operations of our taxable REIT subsidiary.

Net Income (Loss) Per Share

Basic net income (loss) per common share is determined by dividing net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share includes the effects of potentially issuable common stock, but only if dilutive, including the presumed exchange of OP Units. See “Note 14” for additional information regarding net income (loss) per share.

Fair Value Measurements

Fair value measurements are determined based on assumptions that market participants would use in pricing of assets or estimating liabilities. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.

The fair value hierarchy is as follows:

Level 1—Quoted (unadjusted) prices in active markets for identical assets or liabilities.

Level 2—Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:

●	Quoted prices for similar assets/liabilities in active markets;
●	Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
●	Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatilities, default rates); and
●	Inputs that are derived principally from or corroborated by other observable market data.

Level 3—Unobservable inputs that cannot be corroborated by observable market data.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation insurance limits. We believe this risk is mitigated by investing our cash with high-credit quality financial institutions.

As our revenues predominately consist of rental payments, we are dependent on our customers for our source of revenues. Concentration of credit risk arises when our source of revenue is highly concentrated from certain of our customers. As of December 31, 2023, no customers represented more than 10.0% of our total annualized base rent.

Recently Issued Accounting Standards

Effective November 27, 2023, FASB issued Accounting Standards Update (“ASU”) No. 2023-07 Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which enhances disclosure requirements to segment reporting. ASU No. 2023-07 will improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis to develop more useful financial analysis and includes the following changes: (i) single segment entities must follow segment guidance, (ii) must name the title and position of the chief operating decision maker and (iii) the ability to elect more than one performance measure. ASU No. 2023-07 does not change how a public entity identifies its operating segments, aggregates those operating segments, or applies quantitative thresholds to determine its reportable segments. ASU No. 2023-07 is effective beginning in annual periods after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted and retrospective adoption is required for all prior periods presented. We are currently assessing this guidance and determining the impact on our consolidated financial statements.

3. INVESTMENTS IN REAL ESTATE PROPERTIES

The following table summarizes our consolidated investments in real estate properties:

	As of
(in thousands)	December 31, 2023	December 31, 2022
Land	$754,149	$694,998
Buildings and improvements	3,505,921	3,152,553
Intangible lease assets	330,291	317,141
Right of use asset	13,637	13,637
Investment in real estate properties	4,603,998	4,178,329
Accumulated depreciation and amortization	(714,684)	(572,751)
Net investment in real estate properties	$3,889,314	$3,605,578

Acquisitions

During the years ended December 31, 2023 and 2022, we acquired 100% of the following properties through asset acquisitions:

($ in thousands)	Property Type	Acquisition Date	Total Purchase Price (1)
2023 Acquisitions:
VM8 Logistics Center	Industrial	1/19/2023	$17,511
Moreno Valley Distribution Center	Industrial	5/2/2023	33,421
SLC Logistics Center	Industrial	9/26/2023	77,085
Cindel Drive Business Park	Industrial	12/19/2023	25,409
Arabelle Lincoln Station	Residential	8/16/2023	80,086
BLVD Dallas	Residential	9/15/2023	58,050
Regency at Johns Creek Walk	Residential	11/6/2023	59,815
Aventura Storage	Self-Storage	12/18/2023	31,043
Norwood Storage	Self-Storage	12/20/2023	23,903
Total 2023 acquisitions			$406,323
2022 Acquisitions:
General Washington IC	Industrial	1/7/2022	$11,051
Western Foods Center	Industrial	1/14/2022	39,298
Orlando I & II LC	Industrial	2/17/2022	94,759
Orlando III & IV LC	Industrial	2/17/2022	42,347
Orlando V LC	Industrial	2/17/2022	34,828
Orlando VI LC	Industrial	2/17/2022	28,694
Orlando VII LC	Industrial	2/17/2022	23,532
1403 Gillingham Lane	Industrial	6/10/2022	20,550
Industrial Drive IC	Industrial	6/17/2022	4,018
Glen Afton IC	Industrial	6/17/2022	22,036
East 56th Ave IC	Industrial	6/17/2022	19,041
Brockton IC	Industrial	6/17/2022	6,522
Pine Vista IC	Industrial	6/17/2022	18,790
Tri-County Parkway IC	Industrial	6/17/2022	12,784
Miami NW 114th IC	Industrial	6/17/2022	12,022
North Harney IC	Industrial	6/17/2022	8,026
Wes Warren Drive IC	Industrial	6/17/2022	7,515
Enterprise Way IC	Industrial	6/17/2022	6,519
New Albany IC	Industrial	6/17/2022	17,544
Maplewood Drive IC	Industrial	6/17/2022	5,514
1801 N. 5th Street	Industrial	6/24/2022	23,305
Skye 750	Residential	1/5/2022	92,845
Arabelle City Center	Residential	4/12/2022	156,781
Dallas Cityline	Residential	4/13/2022	111,093
Dallas Wycliff	Residential	4/13/2022	94,083
Dallas Maple District	Residential	4/13/2022	93,089
San Vance	Residential	4/13/2022	77,586
San Stone Oak	Residential	4/13/2022	72,605
350 Carter Road	Office	4/27/2022	31,256
107 Morgan Lane	Office	10/28/2022	12,269
Total 2022 acquisitions			$1,200,302

(1)	Total purchase price is equal to the total consideration paid plus any debt assumed at fair value. There was no debt assumed in connection with the 2023 and 2022 acquisitions.

During the years ended December 31, 2023 and 2022, we allocated the purchase price of our acquisitions to land, building and improvements and intangible lease assets and liabilities as follows:

	For the Year Ended December 31,
($ in thousands)	2023	2022
Land	$67,173	$154,356
Building and improvements	322,409	1,008,273
Intangible lease assets	15,973	43,117
Above-market lease assets	993	730
Below-market lease liabilities	(225)	(6,174)
Total purchase price (1)	$406,323	$1,200,302

(1)	Total purchase price is equal to the total consideration paid plus any debt assumed at fair value. There was no debt assumed in connection with the 2023 and 2022 acquisitions.

The weighted-average amortization period for the intangible lease assets and liabilities acquired in connection with our acquisitions during the years ended December 31, 2023 and 2022, as of the respective date of each acquisition, were 3.9 years and 5.4 years, respectively.

Dispositions

During the year ended December 31, 2023, we sold one partial retail property for net proceeds of approximately $53.7 million. We recorded a net gain on sale of approximately $36.9 million.

During the year ended December 31, 2022, we sold six retail properties, one office property, and a land parcel for net proceeds of approximately $274.8 million. We recorded a net gain on sale of approximately $94.8 million.

During the year ended December 31, 2021, we sold three retail properties, one industrial property and two office properties for net proceeds of approximately $223.8 million. We recorded a net gain on sale of approximately $77.9 million.

Intangible Lease Assets and Liabilities

Intangible lease assets and liabilities as of December 31, 2023 and 2022 include the following:

	As of December 31, 2023			As of December 31, 2022
		Accumulated			Accumulated
(in thousands)	Gross	Amortization	Net	Gross	Amortization	Net
Intangible lease assets (1)	$306,365	$(234,172)	$72,193	$294,208	$(214,201)	$80,007
Above-market lease assets (1)	23,926	(20,525)	3,401	22,933	(19,707)	3,226
Below-market lease liabilities	(73,556)	36,477	(37,079)	(76,033)	33,589	(42,444)

(1)	Included in net investment in real estate properties on the consolidated balance sheets.

The following table details the estimated net amortization of such intangible lease assets and liabilities as of December 31, 2023 for the next five years and thereafter:

	Estimated Net Amortization
(in thousands)	Intangible Lease Assets	Above-Market Lease Assets	Below-Market Lease Liabilities
Year 1	$18,760	$923	$(4,062)
Year 2	14,598	776	(3,885)
Year 3	11,952	613	(3,645)
Year 4	8,530	468	(2,876)
Year 5	5,937	298	(2,607)
Thereafter	12,416	323	(20,004)
Total	$72,193	$3,401	$(37,079)

Rental Revenue Adjustments and Depreciation and Amortization Expense

The following table summarizes straight-line rent adjustments, amortization recognized as an increase (decrease) to rental revenues from above-and below-market lease assets and liabilities, and real estate-related depreciation and amortization expense:

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Increase (decrease) to rental revenue:
Straight-line rent adjustments	$3,384	$3,414	$5,849
Above-market lease amortization	(818)	(724)	(469)
Below-market lease amortization	4,393	4,823	3,559
Real estate-related depreciation and amortization:
Depreciation expense	$126,102	$97,418	$59,766
Intangible lease asset amortization	23,883	37,199	14,649

Future Minimum Rentals

Future minimum base rental payments, which equal the cash basis of monthly contractual rent, owed to us from our commercial customers under the terms of non-cancelable operating leases in effect as of December 31, 2023 were as follows for the next five years and thereafter:

As of December 31,
(in thousands)	2023
Year 1	$151,300
Year 2	138,939
Year 3	122,613
Year 4	98,573
Year 5	78,328
Thereafter	212,025
Total	$801,778

The amounts above do not reflect future rental revenue from the renewal or replacement of existing leases and exclude reimbursements of operating expenses along with rental increases that are not fixed. Leases for our residential and self-storage customers are generally 12 months or less and are therefore excluded from the table above.

Real Estate Property Impairment

There were no impairment charges recorded during the years ended December 31, 2023 and 2022.

During the year ended December 31, 2021, we recorded non-cash impairment charges of $0.8 million related to a retail property located in the Greater Boston market, which was disposed of in March 2021. Prior to the disposition, we reevaluated the fair value of the property and determined that the net book value of the property exceeded the respective contract sales price less costs to sell the property, resulting in the impairment.

We have determined that our impairments are non-recurring fair value measurements that fall within Level 3 of the fair value hierarchy. See “Note 2” for further discussion of the fair value hierarchy.

4. INVESTMENTS IN UNCONSOLIDATED JOINT VENTURE PARTNERSHIPS

We have acquired interests in joint venture partnerships for purposes of investing in various assets and properties. We record our investments in AREIT-McDowell Vue Parent LLC (“Vue 1400 JV”), Pathfinder Core AREIT JV NNN Holdings, LLC (“Net Lease JV I”), Pathfinder Core AREIT Net Lease Aggregator LLC (“Net Lease JV II”), Pathfinder Core AREIT Net Lease TRS Aggregator LLC (“Net Lease JV III”), Ares PDC Common Holdings LLC (“Prime Date Center JV I”), Ares PDC Pref Investor LLC (“Prime Data Center JV II”) and MC European Real Estate Debt Parent II LP (“MERED II JV”) under the equity method on our consolidated balance sheets as we have the ability to exercise significant influence in each partnership but do not have control of the entities. Each partnership invests in assets and properties across the U.S., with the exception of MERED II JV which invests in assets in Europe. Other partners in Net Lease JV I, Net Lease JV II, Net Lease JV III, Prime Data Center JV I, Prime Data Center JV II and MERED II JV are affiliates of our Advisor. As of December 31, 2023, we had unfunded commitments of $209.4 million, in aggregate, related to our investments in unconsolidated joint venture partnerships.

				Investments in Unconsolidated
	Investment	Ownership Percentage as of		Joint Venture Partnerships as of
($ in thousands)	Type	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Vue 1400 JV	Residential	85.0%	85.0%	$23,932	$25,984
Net Lease JV I	Net Lease	50.0%	50.0%	16,030	16,393
Net Lease JV II	Net Lease	50.0%	50.0%	67,010	65,763
Net Lease JV III	Net Lease	50.0%	50.0%	21,192	12,232
Prime Data Center JV I	Data Center	10.0%	N/A	11,662	N/A
Prime Data Center JV II	Data Center	10.0%	N/A	13,315	N/A
MERED II JV	Debt	19.9%	N/A	164	N/A
Total investments in unconsolidated joint venture partnerships				$153,305	$120,372

5. INVESTMENTS IN REAL ESTATE DEBT AND SECURITIES

Debt-Related Investments

The following table summarizes our debt-related investments as of December 31, 2023 and 2022:

			Weighted-Average	Weighted-Average
($ in thousands)	Carrying Amount (1)	Outstanding Principal (1)	Interest Rate	Remaining Life (Years)
As of December 31, 2023
Senior loans	$141,737	$143,550	9.8%	2.2
Mezzanine loans	106,064	106,768	11.4	0.9
Total debt-related investments	$247,801	$250,318	10.5%	1.6
As of December 31, 2022
Senior loans (2)	$151,645	$154,622	8.5%	2.1
Mezzanine loans	108,794	108,500	10.4	1.9
Total debt-related investments (2)	$260,439	$263,122	9.5%	2.0

(1)	The difference between the carrying amount and the outstanding principal amount of the debt-related investments consists of unamortized purchase discount, deferred financing costs, loan origination costs, and any recorded credit loss reserves, if applicable.
(2)	As of December 31, 2022, we had one senior loan in default and on non-accrual status, and as such, the weighted-average interest rate and weighted-average remaining life excludes this senior loan from its calculations for this period.

During the year ended December 31, 2022, a senior loan debt-related investment on non-accrual status with an amortized cost basis of $43.8 million was marketed for sale resulting in recognition of a valuation allowance of $1.8 million as the fair value of the investment was less than the amortized cost. However, during the year ended December 31, 2023, the investment was reclassified as held for investment as we agreed to a modification of the loan agreement extending the maturity date resulting in a reversal of the full valuation allowance of $1.8 million.

During the year ended December 31, 2023, we received full repayment of $64.9 million outstanding principal on one senior loan debt-related investment and $1.8 million of partial principal repayments on one mezzanine loan debt-related investment. During the year ended December 31, 2022, we received $4.1 million of partial principal repayments on one senior loan debt-related investment.

Current Expected Credit Losses

As of December 31, 2023, our CECL Reserve for our debt-related investment portfolio is $2.0 million or 0.6% of our debt-related investment commitment balance of $331.2 million. During the year ended December 31, 2023, we recognized an increase in provision for current expected credit losses of $2.0 million. The debt-related investment commitment balance is comprised of $250.3 million of funded commitments and $80.9 million of unfunded commitments with associated CECL Reserves of $1.3 million and $0.7 million, respectively. The CECL Reserve for unfunded commitments is based on the unfunded portion of the loan commitment over the full contractual period over which we are exposed to credit risk through a current obligation to extend credit and is recorded as an other liability on the consolidated balance sheets. There have been no write-offs or recoveries related to any of our existing debt-related investments. CECL Reserves were immaterial in prior periods.

We have elected the fair value of collateral expedient for the one senior loan debt-related investment that was modified during the year ended December 31, 2023, as the balance is fully secured against the underlying collateral comprising unsold condo units, repayment is based on the sale of underlying collateral, and the borrower is experiencing financial difficulties. There is no CECL Reserve associated with this investment as of December 31, 2023, as the estimate fair value of collateral exceeds the amortized cost balance.

Available-for-Sale Debt Securities

As of December 31, 2023 we had one preferred equity investment and one commercial real estate collateralized loan obligation (“CRE CLO” or multiple “CRE CLOs”) designated as available-for-sale debt securities. As of December 31, 2022, we had one CRE CLO designated as available-for-sale debt securities. As of December 31, 2023, the weighted-average remaining term of our CRE CLO, which is based on the estimated fully extended maturity dates of the underlying loans of the debt security, was approximately 3.1 years and the remaining term of our preferred equity investment was 3.1 years. We have no unfunded commitments related to our preferred equity investment as of December 31, 2023. The following table summarizes our investments in available-for-sale debt securities as of December 31, 2023 and 2022:

($ in thousands)	Face Amount	Amortized Cost	Unamortized Discount	Unamortized Fees (1)	Unrealized Gain, Net (2)	Fair Value
As of December 31, 2023
CRE CLOs	$14,910	$14,825	$85	$—	$158	$14,983
Preferred equity	108,250	107,392	—	858	—	107,392
Total debt securities	$123,160	$122,217	$85	$858	$158	$122,375
As of December 31, 2022
CRE CLOs	$14,979	$14,870	$109	$—	$26	$14,896
Total debt securities	$14,979	$14,870	$109	$—	$26	$14,896

(1)	Includes unamortized loan origination fees received on debt securities.
(2)	Represents cumulative unrealized gain beginning from acquisition date.

6. DEBT

Our consolidated indebtedness is currently comprised of borrowings under our line of credit, term loans and mortgage notes. Borrowings under our non-recourse mortgage notes are secured by mortgages or deeds of trust and related assignments and security interests in collateralized and certain cross-collateralized properties, which are generally owned by single purpose entities. One of our mortgage notes is currently partial recourse to us, for which we provide $14.9 million in limited guarantees until we meet certain lender-specified thresholds at the collateralized property. Other than this limited guarantee, the assets and credit of each of our consolidated properties pledged as collateral for our mortgage notes are not available to satisfy our debt and obligations, unless we first satisfy the mortgages note payable on the respective underlying properties. A summary of our debt is as follows:

	Weighted-Average
	Effective Interest Rate as of			Balance as of
	December 31,	December 31,		December 31,	December 31,
($ in thousands)	2023	2022	Current Maturity Date	2023	2022
Line of credit (1)	5.35%	5.72%	November 2025	$367,000	$235,000
Term loan (2)	3.31	3.90	November 2026	400,000	400,000
Term loan (3)	4.26	4.56	January 2027	400,000	400,000
Fixed-rate mortgage notes	4.46	3.48	January 2027 - May 2031	596,191	380,316
Floating-rate mortgage notes (4)	5.25	4.52	October 2024 - October 2026	207,600	207,600
Total principal amount / weighted-average (5)	4.43%	4.31%		$1,970,791	$1,622,916
Less: unamortized debt issuance costs				$(17,038)	$(14,849)
Add: unamortized mark-to-market adjustment on assumed debt				7,367	8,408
Total debt, net				$1,961,120	$1,616,475
Gross book value of properties encumbered by debt				$1,391,173	$970,310

(1)	The effective interest rate is calculated based on the Term Secured Overnight Financing Rate (“Term SOFR”) plus an 11.448 basis point adjustment (“Adjusted Term SOFR”), plus a margin ranging from 1.25% to 2.00% depending on our consolidated leverage ratio. As of December 31, 2023, the unused and available portions under the line of credit were approximately $533.0 million and $334.4 million, respectively. The weighted-average interest rate is the all-in interest rate, including the effects of interest rate cap agreements relating to $150.0 million in borrowings under this line of credit. The line of credit is available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.
(2)	The effective interest rate is calculated based on Adjusted Term SOFR, plus a margin ranging from 1.20% to 1.90% depending on our consolidated leverage ratio. Total commitments for this term loan are $400.0 million. The weighted-average interest rate is the all-in interest rate, including the effects of interest rate swap agreements relating to $300.0 million in borrowings under this term loan and an interest rate cap agreement relating to $100.0 million in borrowings under this term loan.
(3)	The effective interest rate is calculated based on Adjusted Term SOFR, plus a margin ranging from 1.20% to 1.90% depending on our consolidated leverage ratio. Total commitments for this term loan are $400.0 million. The weighted-average interest rate is the all-in interest rate, including the effects of interest rate swap agreements relating to $350.0 million in borrowings under this term loan and an interest rate cap agreement relating to $50.0 million in borrowings under this term loan.
(4)	The effective interest rate is calculated based on Adjusted Term SOFR plus a margin. As of both December 31, 2023 and 2022, our floating-rate mortgage notes were subject to interest rate spreads ranging from 1.55% to 2.50%. The weighted-average interest rate is the all-in interest rate, including the effects of interest rate cap agreements which capped the effective interest rates of our two floating-rate mortgage notes at 5.61% and 4.66%, respectively, as of December 31, 2023.
(5)	The weighted-average remaining term of our consolidated borrowings was approximately 3.2 years as of December 31, 2023, excluding the impact of certain extension options.

For the years ended December 31, 2023, 2022 and 2021, the amount of interest incurred related to our consolidated indebtedness, excluding amortization of debt issuance costs, was $85.9 million, $55.4 million and $29.9 million, respectively. See “Note 7” for the amount of interest incurred related to the DST Program (as defined below).

As of December 31, 2023, the principal payments due on our consolidated debt during each of the next five years and thereafter were as follows:

(in thousands)	Line of Credit (1)	Term Loans	Mortgage Notes (2)	Total
2024	$—	$—	$129,239	$129,239
2025	367,000	—	2,646	369,646
2026	—	400,000	85,396	485,396
2027	—	400,000	177,034	577,034
2028	—	—	90,477	90,477
Thereafter	—	—	318,999	318,999
Total principal payments	$367,000	$800,000	$803,791	$1,970,791

(1)	The term of the line of credit may be extended pursuant to two six-month extension options, subject to certain conditions.
(2)	A $127.0 million mortgage note matures in October 2024 and the term may be extended pursuant to a one-year extension option, subject to certain conditions. A $115.0 million mortgage note matures in January 2027 and may be extended pursuant to two one-year extension options, subject to certain conditions.

Debt Covenants

Our line of credit, term loans and mortgage note agreements contain various property-level covenants, including customary affirmative and negative covenants. In addition, the line of credit and term loan agreements contain certain corporate-level financial covenants, including leverage ratio, fixed charge coverage ratio, and tangible net worth thresholds. We were in compliance with our debt covenants as of December 31, 2023.

Derivative Instruments

To manage interest rate risk for certain of our variable-rate debt, we use interest rate derivative instruments as part of our risk management strategy. These derivatives are designed to mitigate the risk of future interest rate increases by either providing a fixed interest rate or capping the variable interest rate for a limited, pre-determined period of time. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the interest rate swap agreements without exchange of the underlying notional amount. Interest rate caps involve the receipt of variable amounts from a counterparty at the end of each period in which the interest rate exceeds the agreed fixed price. Certain of our variable-rate borrowings are not hedged, and therefore, to an extent, we have ongoing exposure to interest rate movements.

For derivative instruments that are designated and qualify as cash flow hedges, the gain or loss is recorded as a component of accumulated other comprehensive income (loss) (“AOCI”) on the consolidated balance sheets and is reclassified into earnings as interest expense for the same period that the hedged transaction affects earnings, which is when the interest expense is recognized on the related debt.  During the next 12 months, we estimate that approximately $10.3 million will be reclassified as a decrease to interest expense related to active effective hedges of existing floating-rate debt. For derivatives that are not designated and do not qualify as hedges, changes in fair value are recognized through income. As a result, in periods with high interest rate volatility, we may experience significant fluctuations in our net income (loss).

The following table summarizes the location and fair value of our consolidated derivative instruments on our consolidated balance sheets:

	Number of		Fair Value
($ in thousands)	Contracts	Notional Amount (1)	Other Assets	Other Liabilities
As of December 31, 2023
Interest rate swaps designated as cash flow hedges	12	$650,000	$10,510	$—
Interest rate caps designated as cash flow hedges	8	507,600	21,746
Total derivative instruments	20	$1,157,600	$32,256	$—
As of December 31, 2022
Interest rate swaps designated as cash flow hedges	12	$650,000	$20,279	$—
Interest rate caps not designated as cash flow hedges	2	207,600	4,169	—
Total derivative instruments	14	$857,600	$24,448	$—

(1)	Excludes an aggregate $100.0 million of notional amount for three interest rate cap agreements entered into in November 2023 with effective dates in February 2024. These interest rate cap agreements are replacing separate interest rate swap agreements with an aggregate $100.0 million of notional amount that are expiring at the end of January 2024.

The following table presents the effect of our consolidated derivative instruments on our consolidated financial statements:

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Derivative instruments designated as cash flow hedges:
Gain recognized in AOCI	$6,259	$29,852	$5,616
Amount reclassified from AOCI as a (decrease) increase into interest expense	(17,848)	1,546	10,281
Total interest expense presented in the consolidated statements of operations in which the effects of cash flow hedges are recorded	148,517	140,406	70,494
Derivative instruments not designated as cash flow hedges:
Unrealized (loss) gain on derivative instruments recognized in other income (expenses) (1)	$(4,169)	$4,051	$71
Realized gain on derivative instruments recognized in other income (expenses) (2)	4,295	672	—

(1)	Unrealized (loss) gain on changes in fair value of derivative instruments relates to mark-to-market changes on our derivatives not designated as cash flow hedges.
(2)	Realized gain on derivative instruments relates to interim settlements for our derivatives not designated as cash flow hedges.

7. DST PROGRAM

The following table summarizes our DST Program Loans as of December 31, 2023 and 2022:

					Weighted-Average	Weighted-Average
($ in thousands)	Outstanding Principal	Unrealized Gain, Net (1)		Book Value	Interest Rate	Remaining Life (Years)
As of December 31, 2023
DST Program Loans, carried at cost	$109,266	$	N/A	$109,266	5.1%	8.4
DST Program Loans, carried at fair value	7,753		—	7,753	6.4%	10.0
Total	$117,019		$—	$117,019	5.2%	8.5
As of December 31, 2022
DST Program Loans, carried at cost	$81,897	$	N/A	$81,897	4.5%	9.2
Total	$81,897	$	N/A	$81,897	4.5%	9.2

(1)	Represents cumulative unrealized gain or loss on DST Program Loans carried at fair value.

The following table summarizes our financing obligations, net as of December 31, 2023 and 2022:

	DST Interests	Unamortized	Total	Unrealized		Book
($ in thousands)	Sold (1)	Program Costs	Appreciation (2)	Gain, Net (3)		Value
As of December 31, 2023
Financing obligations, carried at cost	$1,238,639	$(863)	$11,269	$	N/A	$1,249,045
Financing obligations, carried at fair value	102,977	N/A	N/A		(932)	102,045
Total	$1,341,616	$(863)	$11,269		$(932)	$1,351,090
As of December 31, 2022
Financing obligations, carried at cost	$1,109,716	$(2,836)	$23,930	$	N/A	$1,130,810
Total	$1,109,716	$(2,836)	$23,930	$	N/A	$1,130,810

(1)	DST Interests sold are presented net of upfront fees.
(2)	Represents cumulative financing obligation liability appreciation on financing obligations carried at cost.
(3)	Represents cumulative unrealized gain or loss on financing obligations carried at fair value.

The following table presents our DST Program activity for the years ended December 31, 2023, 2022, and 2021:

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
DST Interests sold	$479,155	$758,995	$292,702
DST Interests financed by DST Program Loans	51,360	51,496	25,978
Income earned from DST Program Loans (1)	5,155	3,420	2,178
(Decrease) increase in financing obligation liability appreciation (2)	(459)	31,737	5,822
Rent obligation incurred under master lease agreements (2)	57,916	47,021	28,422

(1)	Included in other income and expenses on the consolidated statements of operations.
(2)	Included in interest expense on the consolidated statements of operations.

We record DST Interests as financing obligation liabilities for accounting purposes. If we exercise our option to reacquire a DST property by issuing OP Units in exchange for DST Interests, we relieve the related financing obligation liability and DST Program Loans and record the issuance of the OP Units as an issuance of equity. During the years ended December 31, 2023, 2022, and 2021, 27.3 million OP Units, 28.8 million OP Units and 15.0 million OP units, respectively, were issued in exchange for DST Interests for a net investment of $228.3 million, $252.6 million and $115.7 million, respectively, in accordance with our Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure.

Refer to “Note 13” for detail relating to the fees paid to the Advisor and its affiliates for raising capital through the DST Program.

8. FAIR VALUE

We estimate the fair value of our financial assets and liabilities using available market information and valuation methodologies we believe to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of the amounts that we would realize upon disposition of our financial assets and liabilities.

Fair Value Measurements on a Recurring Basis

The following table presents our financial assets and liabilities measured at fair value on a recurring basis:

				Total
(in thousands)	Level 1	Level 2	Level 3	Fair Value
As of December 31, 2023
Assets:
Derivative instruments	$—	$32,256	$—	$32,256
Available-for-sale debt securities	—	14,983	107,392	122,375
DST Program Loans	—	—	7,753	7,753
Total assets measured at fair value	$—	$47,239	$115,145	$162,384
Liabilities:
Financing obligations	$—	$—	$102,045	$102,045
Total liabilities measured at fair value	$—	$—	$102,045	$102,045
As of December 31, 2022
Assets:
Derivative instruments	$—	$24,448	$—	$24,448
Available-for-sale debt securities	—	14,896	—	14,896
Total assets measured at fair value	$—	$39,344	$—	$39,344

The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities:

Derivative Instruments. The derivative instruments are interest rate swaps and interest rate caps whose fair value is estimated using market-standard valuation models. Such models involve using market-based observable inputs, including interest rate curves. We incorporate credit valuation adjustments to appropriately reflect both our nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements, which we have concluded are not material to the valuation. Due to these derivative instruments being unique and not actively traded, the fair value is classified as Level 2. See “Note 6” above for further discussion of our derivative instruments.

Available-for-Sale Debt Securities. The available-for-sale debt securities are either preferred equity investments in real estate properties or CRE CLOs. The fair value for CRE CLOs are estimated using third-party broker quotes, which provide valuation estimates based upon contractual cash flows, observable inputs comprising credit spreads and market liquidity. We incorporate credit valuation adjustments to appropriately reflect both our nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements, which we have concluded are not material to the valuation. Due to these CRE CLOs being unique and not actively traded, the fair value is classified as Level 2. The preferred equity investments are unlikely to have readily available market quotations. In such cases, the initial value will generally be determined using the acquisition price of such investment if acquired, or the par value of such investment if originated. Following the initial measurement, fair value is estimated by utilizing or reviewing certain of the following: (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield, debt-service coverage and/or loan-to-value ratios, and (vii) borrower financial condition and performance. The inputs used in estimating the fair value of these preferred equity investments are generally considered Level 3. As of December 31, 2023, we had one preferred equity investment without a readily available market quotation.

DST Program Loans. The estimate of fair value of DST Program Loans takes into consideration various factors including current market rates and conditions and similar agreements with comparable loan-to-value ratios and credit profiles, as applicable. DST Program Loans with near-term maturities are generally valued at par. The inputs used in estimating the fair value of these financial assets are generally considered Level 3.

Financing Obligations. The estimate of fair value of financing obligations takes into consideration various factors including current market rates and conditions, leasing and other activity at the underlying DST Program investments, remaining master lease payments to DST investors, and the current portion of DST Program offerings sold to DST investors. The inputs used in estimating the fair value of these financial liabilities are generally considered Level 3.

The following table presents our financial assets measured at fair value on a recurring basis using Level 3 inputs:

	Available-For-Sale	DST Program
($ in thousands)	Debt Securities	Loans	Total
Balance as of December 31, 2022	$—	$—	$—
Purchases and contributions	102,160	7,753	109,913
Paid-in-kind interest	6,090	—	6,090
Loan origination fees received	(1,022)	—	(1,022)
Amortization of loan origination fees (1)	164	—	164
Balance as of December 31, 2023	$107,392	$7,753	$115,145

(1)	Included in debt-related income on the consolidated statements of operations.

The following table presents our financial liabilities measured at fair value on a recurring basis using Level 3 inputs:

Financing
($ in thousands)	Obligations
Balance as of December 31, 2022	$—
DST Interests sold, net of upfront fees	102,977
Unrealized gain on financing obligations	(932)
Balance as of December 31, 2023	$102,045

The following table presents the quantitative inputs and assumptions used for items categorized in Level 3 of the fair value hierarchy as of December 31, 2023:

		Valuation	Unobservable	Impact to Valuation from
($ in thousands)	Fair Value	Technique	Inputs	an Increase to Input
Assets:
Available-for-sale debt securities (1)	$107,392	Yield Method	Market Yield	Decrease
DST Program Loans	7,753	Yield Method	Market Yield	Decrease
Liabilities:
Financing obligations	$102,045	Discounted Cash Flow	Discount Rate	Decrease
			Exit Capitalization Rate	Decrease

(1)	As of December 31, 2023, the market yield used in determining the fair value of our available-for sale debt security was 13.3%.

Financial Assets and Liabilities Not Measured at Fair Value

As of December 31, 2023 and 2022, the fair values of cash and cash equivalents, restricted cash, tenant receivables, accounts payable and accrued expenses and distribution fees payable approximate their carrying values because of the short-term nature of these instruments. The table below includes fair values for certain of our financial instruments for which it is practicable to estimate fair value. The carrying values and fair values of these financial instruments were as follows:

		As of December 31, 2023		As of December 31, 2022
	Level in Fair	Carrying	Fair	Carrying	Fair
(in thousands)	Value Hierarchy	Value (1)	Value	Value (1)	Value
Assets:
Debt-related investments	3	$250,318	$250,215	$263,122	$260,841
DST Program Loans (2)	3	109,266	107,297	81,897	79,049
Liabilities:
Line of credit	3	$367,000	$367,000	$235,000	$235,000
Term loans	3	800,000	800,000	800,000	800,000
Mortgage notes	3	803,791	778,235	587,916	541,558

(1)	The carrying value reflects the principal amount outstanding.
(2)	Only includes instruments for which we have not elected the fair value option and do not record at fair value on the consolidated balance sheets.

The initial value of debt-related investments will generally be determined using the acquisition price of such investment if acquired, or the par value of such investment if originated. Following the initial measurement, fair value is estimated by utilizing or reviewing certain of the following: (i) market yield data, (ii) discounted cash flow modeling, (iii) collateral asset performance, (iv) local or macro real estate performance, (v) capital market conditions, (vi) debt yield, debt-service coverage and/or loan-to-value ratios, and (vii) borrower financial condition and performance. The estimate of fair value of DST Program Loans, line of credit, term loans and mortgage notes takes into consideration various factors including current market rates and conditions and similar agreements with comparable loan-to-value ratios and credit profiles, as applicable. Debt instruments with near-term maturities are generally valued at par.

9. INCOME TAXES

We have concluded that there was no impact related to uncertain tax positions from our results of operations for the years ended December 31, 2023, 2022 and 2021. We had a net deferred tax asset of approximately $0.5 million and $0.4 million as of December 31, 2023 and 2022, respectively, which is offset by a full valuation allowance. The U.S. is the major tax jurisdiction for us and the earliest tax year subject to examination by the taxing authority is 2020.

Distributions

Distributions to stockholders are characterized for U.S. federal income tax purposes as: (i) ordinary income; (ii) non-taxable return of capital; or (iii) long-term capital gain. Distributions that exceed our current and accumulated tax earnings and profits constitute a return of capital and reduce the stockholders’ basis in the common shares. To the extent that a distribution exceeds both current and accumulated earnings and profits and the stockholders’ basis in the common shares, the distributions will generally be treated as a gain from the sale or exchange of such stockholders’ common shares. Under the new tax laws effective January 1, 2018, all distributions (other than distributions designated as capital gain distributions and distributions traceable to distributions from a taxable REIT subsidiary) which are received by a pass-through entity or an individual, are eligible for a 20% deduction from gross income. This eligibility for a 20% deduction will expire before January 1, 2026. At the beginning of each year, we notify our stockholders of the taxability of the distributions paid during the preceding year. In any given year, the overall taxability of distributions could be higher or lower than the preceding year.

The following unaudited table summarizes the annual information reported to investors regarding the taxability of distributions on common stock, as a percentage of total distributions, for the years ended December 31, 2023, 2022 and 2021. This information assumes that an investor owned shares of our common stock for the full 2023 calendar year.

	For the Year Ended December 31,
	2023	2022	2021
Ordinary income	—%	—%	13.62%
Non-taxable return of capital	100.00	100.00	61.37
Capital gain	—	—	25.01
Total distributions	100.00%	100.00%	100.00%

The taxability of distributions remained unchanged in 2023 as compared to 2022. The decline in taxable income for 2022 as compared to 2021 was almost entirely due to (i) the increase in the performance participation allocation and (ii) our Advisor’s election to receive the 2022 performance fee in cash instead of OP Units.

10. STOCKHOLDERS’ EQUITY

Public Offerings

We may conduct ongoing public primary offerings of our common stock on a perpetual basis. We also intend to conduct an ongoing distribution reinvestment plan offering for our stockholders to reinvest distributions in our shares. From time to time, we may file new registration statements on Form S-11 with the SEC to register additional shares of common stock so that we may continuously offer shares of common stock pursuant to Rule 415 under the Securities Act of 1933, as amended.

Currently, we have the following registration statements effective with the SEC:

●	A public offering of up to $10.0 billion in Class T, Class S, Class D and Class I shares of common stock, consisting of up to $8.5 billion offered in our primary offering and up to $1.5 billion offered under our distribution reinvestment plan. We may reallocate amounts between the primary offering and distribution reinvestment plan.
●	A public offering of Class E shares under our distribution reinvestment plan of up to $110.0 million.

The Class T, Class S, Class D, Class I and Class E shares, all of which are collectively referred to herein as shares of common stock, generally have identical rights and privileges, including identical voting rights, but have differing fees that are payable on a class-specific basis. While gross distributions are the same for all share classes, the payment of class-specific fees results in different amounts of net distributions being paid with respect to each class of shares. During the year ended December 31, 2023, we raised gross proceeds of approximately $120.7 million from the sale of approximately 13.9 million shares of our common stock in our current ongoing public offerings, including proceeds from our distribution reinvestment plan of approximately $32.6 million.

Common Stock

The following table describes the changes in each class of common shares during each of the years ended December 31, 2023, 2022 and 2021:

	Class T	Class S	Class D	Class I	Class E	Total
(in thousands)	Shares	Shares	Shares	Shares	Shares	Shares
Balance as of December 31, 2020	9,831	23,516	4,098	44,723	60,873	143,041
Issuance of common stock:
Primary shares	6,885	12,539	2,778	10,149	—	32,351
Distribution reinvestment plan	267	618	121	1,112	910	3,028
Share-based compensation	—	—	—	29	—	29
Redemptions of common stock	(266)	(916)	(248)	(1,899)	(5,455)	(8,784)
Conversions	(292)	—	—	292	—	—
Balance as of December 31, 2021	16,425	35,757	6,749	54,406	56,328	169,665
Issuance of common stock:
Primary shares	10,443	14,348	1,688	15,000	—	41,479
Distribution reinvestment plan	426	823	153	1,256	745	3,403
Share-based compensation	—	—	—	27	—	27
Redemptions of common stock	(198)	(1,691)	(719)	(1,759)	(4,099)	(8,466)
Conversions	(212)	—	—	212	—	—
Balance as of December 31, 2022	26,884	49,237	7,871	69,142	52,974	206,108
Issuance of common stock:
Primary shares	3,103	2,672	192	4,098	—	10,065
Distribution reinvestment plan	579	974	156	1,398	728	3,835
Share-based compensation	—	—	—	35	—	35
Redemptions of common stock	(1,753)	(4,793)	(907)	(9,881)	(5,481)	(22,815)
Conversions	(381)	55	(382)	719	(11)	—
Balance as of December 31, 2023	28,432	48,145	6,930	65,511	48,210	197,228

Distributions

The following table summarizes our distribution activity (including distributions to noncontrolling interests and distributions reinvested in shares of our common stock) for the periods below:

	Amount
		Common Stock
	Declared per	Distributions	Other Cash	Reinvested in	Distribution	Gross
(in thousands, except per share data)	Common Share (1)	Paid in Cash	Distributions (2)	Shares	Fees (3)	Distributions (4)
2023
March 31	$0.09375	$9,912	$5,271	$8,009	$1,461	$24,653
June 30	0.09375	9,896	5,510	7,974	1,463	24,843
September 30	0.10000	10,335	6,451	8,431	1,430	26,647
December 31	0.10000	10,127	7,739	8,317	1,387	27,570
Total	$0.38750	$40,270	$24,971	$32,731	$5,741	$103,713
2022
March 31	$0.09375	$8,837	$3,018	$6,876	$1,030	$19,761
June 30	0.09375	9,299	3,157	7,362	1,259	21,077
September 30	0.09375	9,684	3,972	7,732	1,399	22,787
December 31	0.09375	9,859	4,559	7,923	1,478	23,819
Total	$0.37500	$37,679	$14,706	$29,893	$5,166	$87,444
2021
March 31	$0.09375	$7,562	$1,424	$5,526	$586	$15,098
June 30	0.09375	7,696	1,611	5,723	655	15,685
September 30	0.09375	7,984	1,854	5,985	759	16,582
December 31	0.09375	8,265	2,445	6,361	886	17,957
Total	$0.37500	$31,507	$7,334	$23,595	$2,886	$65,322

(1)	Amount reflects the total gross quarterly distribution rate authorized by our board of directors per Class T share, per Class S share, per Class D share, per Class I share, and per Class E share of common stock. Distributions were declared and paid as of monthly record dates. These monthly distributions have been aggregated and presented on a quarterly basis. The distributions on Class T shares, Class S shares and Class D shares of common stock are reduced by the respective distribution fees that are payable with respect to Class T shares, Class S shares and Class D shares.
(2)	Consists of distribution fees paid to Ares Wealth Management Solutions, LLC (the “Dealer Manager”) with respect to OP Units and distributions paid to holders of OP Units and other noncontrolling interest holders.
(3)	Distribution fees are paid monthly to the Dealer Manager, with respect to Class T shares, Class S shares and Class D shares. All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.
(4)	Gross distributions are total distributions before the deduction of any distribution fees relating to Class T shares, Class S shares and Class D shares issued in the primary portion of our current public offerings.

Redemptions and Repurchases

Below is a summary of redemptions and repurchases pursuant to our share redemption program for the years ended December 31, 2023, 2022 and 2021. All eligible redemption requests were fulfilled for the periods presented. Eligible redemption requests are requests submitted in good order by the request submission deadline set forth in the share redemption program. Our board of directors may modify or suspend our current share redemption programs if it deems such action to be in the best interest of our stockholders.

	For the Year Ended December 31,
(in thousands, except for per share data)	2023	2022	2021
Number of shares redeemed or repurchased	22,815	8,466	8,784
Aggregate dollar amount of shares redeemed or repurchased	$193,859	$73,378	$67,234
Average redemption or repurchase price per share	$8.50	$8.67	$7.65

11. REDEEMABLE NONCONTROLLING INTERESTS

The Operating Partnership’s net income and loss will generally be allocated to the general partner and the limited partners in accordance with the respective percentage interest in the OP Units issued by the Operating Partnership.

The Operating Partnership issued OP Units to the Advisor and Former Sponsor as payment of the performance participation allocation (also referred to as the performance component of the advisory fee) pursuant to the Advisory Agreement. The Advisor and Former Sponsor subsequently transferred these OP Units to its members or their affiliates or redeemed for cash. We have classified these OP Units as redeemable noncontrolling interests in mezzanine equity on the consolidated balance sheets. The redeemable noncontrolling interests are recorded at the greater of the carrying amount, adjusted for its share of the allocation of income or loss and dividends, or the redemption value, which is equivalent to fair value, of such OP Units at the end of each measurement period. As of December 31, 2023 and 2022, we had redeemable OP Units outstanding of 1.4 million and 2.0 million, respectively.

The following table summarizes the redeemable noncontrolling interests activity for the years ended December 31, 2023 and 2022:

	For the Year Ended December 31,
($ in thousands)	2023	2022
Balance at beginning of the year	$18,130	$8,994
Settlement of prior year performance participation allocation (1)	—	15,327
Distributions to redeemable noncontrolling interests	(764)	(735)
Redemptions to redeemable noncontrolling interests	(4,940)	(7,724)
Net loss attributable to redeemable noncontrolling interests	(597)	(370)
Change from securities and cash flow hedging activities attributable to redeemable noncontrolling interests	(69)	284
Redemption value allocation adjustment to redeemable noncontrolling interests (2)	(14)	2,354
Ending balance	$11,746	$18,130

(1)	There were no OP Units issued related to the 2022 performance participation allocation, as the $23.7 million payable as of December 31, 2022 was, at the election of the Advisor, settled in cash in January 2023. The 2021 performance participation allocation in the amount of $15.3 million became payable on December 31, 2021, and was issued as 1.9 million Class I OP Units in January 2022. At the direction of the Advisor and in light of our Former Sponsor having been the holder of a separate series of partnership interests in the Operating Partnership with special distribution rights (the “Special Units”) for the first six months of 2021, the holder of the Special Units designated 465,000 of these Class I OP Units to an entity owned indirectly by our Chairman at the time, Mr. Mulvihill, and 465,000 of these Class I OP Units to an entity owned indirectly by a member of our Former Sponsor. The holder of the Special Units transferred 945,000 Class I OP Units to the Advisor thereafter.
(2)	Represents the adjustment recorded in order to mark to the redemption value, which is equivalent to fair value, at the end of the measurement period.

12. NONCONTROLLING INTERESTS

OP Units

As of December 31, 2023 and 2022, the Operating Partnership had issued OP Units to third-party investors, representing 28.4% and 20.9%, respectively, of limited partnership interests (excludes interests held by redeemable noncontrolling interest holders). OP Units held by third-party investors are made up of Class E, Class T, Class S, and Class I OP Units.

The following table summarizes the number of OP Units issued and outstanding to third-party investors (excludes interests held by redeemable noncontrolling interest holders):

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Balance at beginning of period	55,079	27,180	12,982
Issuance of units	27,274	28,821	14,974
Redemption of units	(3,616)	(922)	(776)
Balance at end of period	78,737	55,079	27,180

Subject to certain restrictions and limitations, the holders of OP Units may redeem all or a portion of their OP Units for either: shares of the equivalent class of common stock, cash or a combination of both. If we elect to redeem OP Units for shares of our common stock, we will generally deliver one share of our common stock for each such OP Unit redeemed (subject to any redemption fees withheld), and such shares may, subsequently, only be redeemed for cash in accordance with the terms of our share redemption program. If we elect to redeem OP Units for cash, the cash delivered per unit will equal the then-current NAV per unit of the applicable class of OP Units (subject to any redemption fees withheld), which will equal the then-current NAV per share of our corresponding class of shares. During the years ended December 31, 2023, 2022 and 2021, the aggregate amount of OP Units redeemed was $30.9 million, $7.9 million, and $6.0 million, respectively. The estimated maximum redemption value (unaudited) as of December 31, 2023 and 2022 was $641.1 million and $488.3 million, respectively.

13. RELATED PARTY TRANSACTIONS

We rely on the Advisor, a related party, to manage our day-to-day activities and to implement our investment strategy pursuant to the terms of the Advisory Agreement, by and among us, the Operating Partnership and the Advisor. The current term of the Advisory Agreement ends April 30, 2024, subject to renewals by our board of directors for an unlimited number of successive one-year periods. The Dealer Manager, which is also a related party, provides dealer manager services in connection with our securities offerings pursuant to the terms of the fourth amended and restated dealer manager agreement, effective December 1, 2021 (the “Dealer Manager Agreement”) by and among us, the Advisor and the Dealer Manager. On July 1, 2021, Ares closed on the acquisition of Black Creek Group’s U.S. real estate investment advisory and distribution business, including our Former Advisor (the “Transaction”). On the same date, our Former Advisor assigned the advisory agreement to our New Advisor. Ares did not acquire the Former Sponsor, and we now consider Ares real estate to be our sponsor. Prior to the Transaction, the Former Sponsor, which owned the Former Advisor, was majority owned by the founders of the Former Sponsor and/or their affiliates. The Dealer Manager was also directly or indirectly majority owned, controlled and/or managed by the founders of the Former Sponsor and/or their affiliates. Presently, following the Transaction, the Advisor and the Dealer Manager are directly or indirectly majority owned, controlled and/or managed by Ares. The Advisor, the Sponsor and the Dealer Manager receive compensation from us in the form of fees and expense reimbursements for certain services relating to our securities offerings and for the investment and management of our assets and our other activities and operations.

Advisory Agreement, Dealer Manager Agreement and Operating Partnership Agreement

The following is a description of the fees and expense reimbursements payable to the Advisor and the Dealer Manager. This summary does not purport to be a complete summary of the Advisory Agreement; the Dealer Manager Agreement; and the Partnership Agreement, and is qualified in its entirety by reference to such agreements, which are incorporated by reference as exhibits to this Annual Report on Form 10-K.

Selling Commissions, Dealer Manager Fees and Distribution Fees. We pay the Dealer Manager upfront selling commissions with respect to Class T and Class S shares sold in the primary offering and dealer manager fees with respect to Class T shares sold in the primary offering. The upfront selling commissions and dealer manager fees are calculated as a percentage of the transaction price (generally equal to the most recent monthly NAV per share) at the time of purchase of such shares. All or a portion of the upfront selling commissions and dealer manager fees will be retained by, or reallowed to, participating broker dealers. In addition, the Dealer Manager is entitled to receive ongoing distribution fees based on the NAV of all outstanding Class T, Class S and Class D shares, including shares issued under our distribution reinvestment plan. The distribution fees will be payable monthly in arrears and will be paid on a continuous basis from year to year. The Dealer Manager will reallow all or a portion of the distribution fees to participating broker dealers and broker dealers servicing accounts of investors who own Class T, Class S, and/or Class D shares. The following table details the selling commissions, dealer manager fees and distribution fees applicable for each share class.

	Class T	Class S	Class D	Class I
Selling commissions (as % of transaction price)	up to 3.00%	up to 3.50%	—%	—%
Dealer manager fees (as % of transaction price)	0.50%	—%	—%	—%
Distribution fees (as % of NAV per annum)	0.85%	0.85%	0.25%	—%

We will cease paying the distribution fees with respect to individual Class T, Class S and Class D shares when they are no longer outstanding, including as a result of a conversion to Class I shares. Each Class T, Class S or Class D share held within a stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I shares at the applicable conversion rate on the earliest of: (i) a listing of any shares of our common stock on a national securities exchange; (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets; and (iii) the end of the month in which the Dealer Manager, in conjunction with our transfer agent, determines that the total upfront selling commissions, upfront dealer manager fees and ongoing distribution fees paid with respect to all shares of such class held by such stockholder within such account (including shares purchased through the distribution reinvestment plan or received as stock dividends) equals or exceeds 8.75% (or a lower limit set forth in any applicable agreement between the Dealer Manager and a participating broker dealer, provided that the Dealer Manager advises our transfer agent of the lower limit in writing) of the aggregate purchase price of all shares of such class held by such stockholder within such account and purchased in a primary offering.

Additional Underwriting Compensation and Primary Dealer Fee. We pay directly, or reimburse the Advisor and the Dealer Manager if they pay on our behalf, certain additional items of underwriting compensation, including legal fees of the Dealer Manager, costs reimbursement for registered representatives of participating broker-dealers to attend educational conferences sponsored by us or the Dealer Manager, attendance fees for registered persons associated with the Dealer Manager to attend seminars conducted by participating broker-dealers, and promotional items. In addition to this additional underwriting compensation, the Advisor may also pay the Dealer Manager additional amounts to fund certain of the Dealer Manager’s costs and expenses related to the distribution of our securities offering, which will not be reimbursed by us. Also, the Dealer Manager may pay supplemental fees or commissions to participating broker-dealers and servicing broker-dealers with respect to Class I shares sold in the primary offering, which will not be reimbursed by us. Through June 30, 2017, we paid to the Dealer Manager primary dealer fees in the amount of 5.0% of the gross proceeds raised from certain sales of Class I shares in the primary offering. We currently do not intend to pay additional primary dealer fees in our current public offerings.

Organization and Offering Expense Reimbursement. We pay directly or reimburse the Advisor and the Dealer Manager if they pay on our behalf, any issuer organization and offering expenses (meaning organization and offering expenses other than underwriting compensation) as and when incurred. After the termination of the primary offering and again after termination of the offering under our distribution reinvestment plan, the Advisor has agreed to reimburse us to the extent that total cumulative organization and offering expenses (including underwriting compensation) that we incur exceed 15% of our gross proceeds from the applicable offering.

Advisory Fee and Operating Expense Reimbursement. The advisory fee consists of a fixed component and a performance participation allocation. The fixed component of the advisory fee includes a fee that will be paid monthly to the Advisor for asset management services provided to on our behalf. The following table details the fixed component of the advisory fee:

Fixed Component
% of applicable monthly NAV per Fund Interest (as defined below) x the weighted-average number of Fund Interests for such month (per annum)	1.10%
% of consideration received by us or our affiliates for selling interests in DST Properties (as defined in “Note 7”) to third-party investors, net of up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such interests	1.10%

The performance participation allocation is a performance-based amount that will be paid to the Advisor. This amount is calculated on the basis of the overall investment return provided to holders of Fund Interests (i.e., our outstanding shares and OP Units held by third-party investors) in any calendar year such that the Advisor will receive the lesser of (1) 12.5% of (a) the annual total return amount less (b) any loss carryforward, and (2) the amount equal to (x) the annual total return amount, less (y) any loss carryforward, less (z) the amount needed to achieve an annual total return amount equal to 5% of the NAV per Fund Interest at the beginning of such year (the “Hurdle Amount”). The foregoing calculations are calculated on a per Fund Interest basis and multiplied by the weighted-average Fund Interests outstanding during the year. In no event will the performance participation allocation be less than zero. Accordingly, if the annual total return amount exceeds the Hurdle Amount plus the amount of any loss carryforward, then the Advisor will earn a performance participation allocation equal to 100% of such excess, but limited to 12.5% of the annual total return amount that is in excess of the loss carryforward. The “annual total return amount” referred to above means all distributions paid or accrued per Fund Interest plus any change in NAV per Fund Interest since the end of the prior calendar year, adjusted to exclude the negative impact on annual total return resulting from our payment or obligation to pay, or distribute, as applicable, the performance participation allocation as well as ongoing distribution fees (i.e., our ongoing class-specific fees). The “loss carryforward” referred to above will track any negative annual total return amounts from prior years and offset the positive annual total return amount for purposes of the calculation of the performance participation allocation. We completed the 2023 calendar year with an annual total return loss and therefore have a loss carryforward that will apply to future performance participation allocations. The loss carryforward as of December 31, 2023 is approximately $0.41 per Fund Interest (unaudited). Realization of the loss carryforward is contingent on future performance. As such, the loss carryforward is not included in the consolidated balance sheet as of December 31, 2023. Even after the offset of the loss carryforward, future performance participation allocations will be subject to the Hurdle Amount. Additionally, the Advisor will provide us with a waiver of a portion of its fees generally equal to the amount of the performance participation allocation that would have been payable with respect to the Class E shares and the Series 1 Class E OP Units held by third parties until the NAV of such shares or units exceeds $10.00 a share or unit, the benefit of which will be shared among all holders of Fund Interests. As of December 31, 2023, all of the Class E OP Units issued and outstanding to third-party investors are Series 1 Class E OP Units. Refer to “Note 12” for detail regarding the Class E OP Units.

The allocation of the performance participation interest is ultimately determined at the end of each calendar year and will be paid in Class I OP units or cash, at the election of the Advisor. The performance hurdle was not achieved as of December 31, 2023, therefore no performance participation allocation expense was recognized in our consolidated statements of operations for the year ended December 31, 2023. As the performance hurdle was achieved as of December 31, 2022 and 2021, we recognized approximately $23.7 million and $15.3 million for the year ended December 31, 2022 and 2021, respectively, of performance participation allocation expense in our consolidated statements of operations.

On January 1, 2019, we, our Operating Partnership, and the Advisor amended the advisory agreement and limited partnership agreement of the Operating Partnership. The Operating Partnership also issued to Black Creek Diversified Property Advisors Group LLC (“BCDPAG”), for $1,000 in consideration, 100 partnership units in the Operating Partnership constituting a separate series of partnership interests with special distribution rights, or the “Special Units.” On July 1, 2021, these Special Units were transferred from BCDPAG to our New Advisor. Subsequently, these Special Units were transferred from our New Advisor to an affiliate of the New Advisor.

These agreements were amended, and the Special Units were issued, so that, at the election of the holder, the performance participation allocation previously payable to the Advisor may be paid instead to the holder of the Special Units as a performance participation allocation with respect to the Special Units. If the holder does not elect on or before the first day of a calendar year to have the performance participation allocation paid as a fee to the Advisor, then it will be paid as a distribution on the performance participation interest to the holder of the Special Units. In such case, the performance participation allocation will be payable in cash or Class I OP Units, at the election of the holder. If the holder elects to receive such distributions in Class I OP Units, the number of Class I OP Units to be issued to the holder will be determined by dividing an amount equal to the value of the performance participation allocation by the net asset value per Class I OP Unit as of the date of the distribution. The holder of the Special Units may request the Operating Partnership to repurchase such OP Units from the holder at a later date. Any such repurchase requests will normally not be subject to any holding period, early redemption deduction, volume limitations or other restrictions that apply to other holders of OP Units under the limited partnership agreement of the Operating Partnership or to our stockholders under our share redemption program. However, certain restrictions on redemption may apply if certain liquidity requirements are not met. In addition, in the event the Operating Partnership commences a liquidation of its assets during any calendar year, the holder of the Special Units will be distributed the performance participation allocation as its liquidation distribution, or the Advisor will receive payment of the performance participation allocation, as applicable, prior to the distribution of the remaining liquidation proceeds to the holders of OP Units.

The Special Units do not receive Operating Partnership distributions or allocations except as described above. Holders of Special Units do not share in distributions paid to holders of common OP Units and are not allocated income or losses of the Operating Partnership except to the extent of taxable income allocated to them in their capacity as holders of the Special Units.

Subject to certain limitations, we reimburse the Advisor or its affiliates for all of the costs they incur in connection with the services they provide to us under the Advisory Agreement, including, without limitation, our allocable share of the Advisor’s overhead, which includes but is not limited to the Advisor’s rent paid to both third parties and affiliates of the Advisor, utilities and personnel costs; provided, that we will not reimburse the Advisor or its affiliates for services for which the Advisor or its affiliates are entitled to compensation in the form of a separate fee, and commencing as of September 1, 2017, we will not reimburse the Advisor for compensation it pays to our named executive officers, unless the named executive officer is providing stockholder services.

Acquisition Expense Reimbursements. Pursuant to the Advisory Agreement, subject to certain limitations, we agreed to reimburse the Advisor for all acquisition expenses incurred on our behalf in connection with the selection and acquisition of properties, real estate-related assets, and other investments, whether or not such investments are acquired. As these expense reimbursements were not directly attributable to a specified property, they were expensed as incurred on the consolidated statements of operations.

Fees from Other Services. We retain certain of the Advisor’s affiliates, from time to time, for services relating to our investments or our operations, which may include property management services, leasing services, corporate services, statutory services, transaction support services, construction and development management, and loan management and servicing, and within one or more such categories, providing services in respect of asset and/or investment administration, accounting, technology, tax preparation, finance, treasury, operational coordination, risk management, insurance placement, human resources, legal and compliance, valuation and reporting-related services, as well as services related to mortgage servicing, group purchasing, healthcare, consulting/brokerage, capital markets/credit origination, property, title and/or other types of insurance, management consulting and other similar operational matters. Any fees paid to the Advisor’s affiliates for any such services will not reduce the advisory fees. Per the terms of the agreement, any such arrangements will be at market rates or a reimbursement of costs incurred by the affiliate in providing the services.

Property-Level Accounting Services. Pursuant to the Advisory Agreement effective as of May 1, 2022, we have agreed to pay the Advisor a property accounting fee in connection with providing services related to accounting for real property operations, including the maintenance of the real property’s books and records in accordance with GAAP and our policies, procedures, and internal controls, in a timely manner, and the processing of real property-related cash receipts and disbursements. The property accounting fee is equal to the difference between: (i) the property management fee charged with respect to each real property, which reflects the market rate for all real property management services, including property-level accounting services, based on rates charged for similar properties within the region or market in which the real property is located, and (ii) the amount paid to third-party property management firms for property management services, which fee is based on an arm’s length negotiation with a third-party property management service provider (the difference between (i) and (ii), the “property accounting fee”).

DST Program

DST Program Dealer Manager Fees. In connection with the DST Program, as described in “Note 7,” Ares Diversified Real Estate Exchange LLC (“ADREX,” formerly known as Black Creek Exchange LLC), a wholly-owned subsidiary of our taxable REIT subsidiary that is wholly-owned by the Operating Partnership, entered into a dealer manager agreement with the Dealer Manager, pursuant to which the Dealer Manager agreed to conduct the private placements for interests reflecting an indirect ownership of up to $2.75 billion of interests. The Advisor, Dealer Manager and certain of their affiliates receive fees and reimbursements in connection with their roles in the DST Program, which costs are substantially funded by the private investors in that program, through fees and expenses paid by the investors at the time of investment, or deductions from distributions paid to such investors.

ADREX will pay certain up-front fees and reimburse certain related expenses to the Dealer Manager with respect to capital raised through the DST Program. ADREX is obligated to pay the Dealer Manager a dealer manager fee of up to 1.5% of gross equity proceeds raised and a commission of up to 5.0% of gross equity proceeds raised through the private placements. In addition, with respect to certain classes of interests (or the corresponding classes of OP Units or shares for which they may be exchanged in certain circumstances) we, the Operating Partnership or ADREX will pay the Dealer Manager ongoing fees in amounts up to 0.85% of the equity investment or net asset value thereof per year for Class T, Class S, and Class D OP Units. The Dealer Manager may re-allow such commissions, ongoing fees and a portion of such dealer manager fees to participating broker dealers. In addition, pursuant to the dealer manager agreement for the DST Program, we, or our subsidiaries, are obligated to reimburse the Dealer Manager for (a) customary travel, lodging, meals and reasonable entertainment expenses incurred in connection with the private placements; (b) costs and expenses of conducting educational conferences and seminars, attending broker-dealer sponsored conferences, or educational conferences sponsored by ADREX; (c) customary promotional items; and (d) legal fees of the Dealer Manager.

Pursuant to the Advisory Agreement, DST Properties are included when calculating the fixed advisory fee and the performance participation allocation due to the Advisor. Furthermore, because the Advisor funds certain Dealer Manager personnel costs that are not reimbursed under the DST Program dealer manager agreement, we have also agreed to pay the Advisor a fee equal to the fee paid by DST Program investors for these costs, which is up to 1.5% of the total equity amount paid for the interests.

DST Manager Fees. ADREX Manager LLC (formerly known as BC Exchange Manager LLC, the “DST Manager”), a wholly owned subsidiary of the Operating Partnership, acts, directly or through a wholly-owned subsidiary, as the manager of each Delaware statutory trust holding a DST Property, but has assigned all of its rights and obligations as manager (including fees and reimbursements received) to BC Exchange Advisor LLC (“DST Advisor”), an affiliate of the Advisor. While the intention is to sell 100% of the interests to third parties, ADREX may hold an interest for a period of time and therefore could be subject to the following description of fees and reimbursements paid to the DST Manager. The DST Manager will have primary responsibility for performing administrative actions in connection with the trust and any DST Property and has the sole power to determine when it is appropriate for a trust to sell a DST Property. For its services, DST Advisor will receive, through the DST Manager, (i) a management fee equal to a stated percentage (e.g., 1.0%) of the gross rents payable to the trust, with such amount to be set on a deal-by-deal basis, (ii) a loan fee of up to 1.0% for any financing provided by us in connection with the DST Program (in which case a subsidiary of ours would provide the debt financing and earn interest thereon, as discussed further below), (iii) reimbursement of certain expenses associated with the establishment, maintenance and operation of the trust and DST Properties and the sale of any DST Property to a third party, and (iv) up to 1.0% of the gross equity proceeds as compensation for developing and maintaining the DST Program technology and intellectual property. Furthermore, to the extent that the Operating Partnership exercises its fair market value purchase option to acquire the interests from the investors at a later time in exchange for OP Units, and such investors subsequently submit such OP Units for redemption pursuant to the terms of the Operating Partnership, a redemption fee of up to 1.0% of the amount otherwise payable to a limited partner upon redemption will be paid to DST Manager (or such other amount as may be set forth in the applicable DST Program offering documents).

In connection with the DST Program, ADREX maintains a loan program and may, upon request, provide DST Program Loans to certain purchasers of the interests in the Delaware statutory trusts to finance a portion of the purchase price payable upon their acquisition of such DST Interests (the “Purchase Price”). The DST Program Loans are made by a subsidiary of ours (the “DST Lender”). The DST Program Loans may differ in original principal amounts. The original principal amount of the DST Program Loans expressed as a percentage of the total Purchase Price for the applicable DST Interests may also vary, but no DST Program Loan to any purchaser will exceed 50% of the Purchase Price paid by such purchaser for its DST Interest in the Trust, excluding the amount of the Origination Fee, as hereinafter defined. Each purchaser that elects to obtain a DST Program Loan, will pay an origination fee to the DST Manager equal to up to 1.0% of the original principal amount of its DST Program Loan (the “Origination Fee”) upon origination of such DST Program Loan, which Origination Fee will be assigned by the DST Manager to an affiliate of the Advisor. The purchaser will be required to represent, among other things, that no portion of the Purchase Price for its DST Interest and no fee paid in connection with the acquisition of its DST Interest (including, without limitation, the Origination Fee) has been or will be funded with any nonrecourse indebtedness other than the DST Program Loan.

Summary of Fees and Expenses

The table below summarizes the fees and expenses incurred by us for services provided by the Advisor and its affiliates, and by the Dealer Manager related to the services described above, and any related amounts payable:

	For the Year Ended December 31,			Payable as of December 31,
(in thousands)	2023	2022	2021	2023	2022
Selling commissions and dealer manager fees (1)	$1,189	$4,289	$2,656	$—	$—
Ongoing distribution fees (1)(2)	8,896	6,800	3,206	804	748
Advisory fees—fixed component	38,645	33,747	21,433	3,281	2,868
Performance participation allocation (3)	—	23,747	15,327	—	23,747
Other expense reimbursements—Advisor (4)(5)	13,788	11,346	11,070	3,909	4,192
Other expense reimbursements—Dealer Manager	335	372	376	84	109
Property accounting fee (6)	1,884	1,289	—	170	478
DST Program selling commissions, dealer manager and distribution fees (1)	9,693	22,467	9,871	308	241
Other DST Program related costs—Advisor (5)	8,114	14,860	6,318	171	146
Total	$82,544	$118,917	$70,257	$8,727	$32,529

(1)	All or a portion of these amounts will be retained by, or reallowed (paid) to, participating broker-dealers and servicing broker-dealers.
(2)	The distribution fees are payable monthly in arrears. Additionally, we accrue for future estimated amounts payable related to ongoing distribution fees. The future estimated amounts payable of approximately $66.7 million and $60.9 million as of December 31, 2023 and 2022, respectively.
(3)	The 2022 performance participation allocation in the amount of $23.7 million became payable on December 31, 2022, and the Advisor elected to settle the amounts owed in cash in January 2023.
(4)	Other expense reimbursements include certain expenses incurred for organization and offering, acquisition and general administrative services provided to us under the advisory agreement, including, but not limited to, certain expenses described below after footnote 6, allocated rent paid to both third parties and affiliates of our Advisor, equipment, utilities, insurance, travel and entertainment.
(5)	Includes costs reimbursed to the Advisor related to the DST Program.
(6)	The cost of the property management fee, including the property accounting fee, is generally borne by the tenant or tenants at each real property, either via a direct reimbursement to us or, in the case of tenants subject to a gross lease, as part of the lease cost. In certain circumstances, we may pay for a portion of the property management fee, including the property accounting fee, without reimbursement from the tenant or tenants at a real property.

Certain of the expense reimbursements described in the table above include a portion of the compensation expenses of officers and employees of the Advisor or its affiliates related to activities for which the Advisor did not otherwise receive a separate fee. Amounts incurred related to these compensation expenses for the years ended December 31, 2023, 2022 and 2021, were approximately $12.6 million, $10.7 million and $9.8 million, respectively. No reimbursement is made for compensation of our named executive officers unless the named executive officer is providing stockholder services, as outlined in the Advisory Agreement.

On December 31, 2023, an affiliate of our Sponsor acquired and internalized the activities of 3RE Partners, which provided construction supervision services related to our preferred equity investment. As of December 31, 2023, we had approximately $0.2 million of fees payable to 3RE Partners on our consolidated balance sheet for services provided during 2023 prior to the acquisition.

Advisory Agreement

Ares Real Estate Income Trust Inc., the Operating Partnership and the Advisor previously entered into that certain Amended and Restated Advisory Agreement (2022), effective as of May 1, 2022 (the “2022 Advisory Agreement”). The term of the 2022 Advisory Agreement continued through April 30, 2023, subject to an unlimited number of successive one-year renewals. Ares Real Estate Income Trust Inc., the Operating Partnership and the Advisor renewed the 2022 Advisory Agreement on substantially the same terms through April 30, 2024, by entering into the Amended and Restated Advisory Agreement (2023) (the “2023 Advisory Agreement”), effective as of April 30, 2023.

On June 3, 2023, Ares Real Estate Income Trust Inc., the Operating Partnership and the Advisor amended and restated the 2023 Advisory Agreement by entering into the Second Amended and Restated Advisory Agreement (2023) (the “Amended Advisory Agreement”). The Amended Advisory Agreement amends the 2023 Advisory Agreement to provide that if the Company engages affiliates of the Advisor (“Product Specialists”) to provide certain specialist services to the Company, the Operating Partnership or any of their subsidiaries pursuant to a separate agreement approved by the Company’s independent directors, the fees and expense reimbursements paid to the Product Specialist will not be subject to the provisions of the Advisory Agreement or affect the compensation and expense reimbursements paid to the Advisor and its affiliates for services provided pursuant to the Advisory Agreement. Other immaterial changes were also made in the Amended Advisory Agreement.

Limited Partnership Agreement

On June 3, 2023, Ares Real Estate Income Trust Inc. and AREIT Incentive Fee LP, an affiliate of our Advisor, replaced the then-current limited partnership agreement of the Operating Partnership by entering into a Twelfth Amended and Restated Limited Partnership Agreement (the “Amended OP Agreement”). The Amended OP Agreement authorizes Ares Real Estate Income Trust Inc., as general partner, to cause the Operating Partnership to issue profits interests in the Operating Partnership in multiple series via award letters with the rights and obligations of such profits interests set forth in such award letters or an exhibit thereto. Other immaterial changes were also made in the Amended OP Agreement.

Transactions with Affiliates

We initially contributed $2,000 into the Operating Partnership in exchange for 200 OP Units, representing the sole general partner interest in the Operating Partnership. Subsequently, we contributed 100% of the gross proceeds received from our current public offerings of common stock to the Operating Partnership in exchange for OP Units representing our interest as a limited partner of the Operating Partnership. As of December 31, 2023 and 2022, we held a 71.1% and 78.3%, respectively, limited partnership interest in the Operating Partnership. The remaining limited partnership interests in the Operating Partnership are held by third-party investors, which are classified as noncontrolling interests on the consolidated balance sheets. See “Note 12” for detail regarding our noncontrolling interests.

Student Housing Investment Arrangement

The changes in the Amended Advisory Agreement and Amended OP Agreement described above were made in contemplation of a Project Specialist arrangement in student housing investments. Under this arrangement, affiliates of Timberline Real Estate Ventures (“Timberline”), a fully integrated, operationally focused privately held real estate operator and investment manager specializing in the development, acquisition and operation of student housing, multifamily, and mixed-use retail/residential communities, will enter into a joint venture with affiliates of the Advisor to create a Product Specialist (collectively, with its affiliated entities, the “Student Housing Product Specialist”). For each student housing investment by the Company made through the Student Housing Product Specialist, the Student Housing Product Specialist will be retained under a management services agreement, engaged as property manager under a property management agreement and receive a profits interest through the Operating Partnership in such investment. The Student Housing Product Specialist will be paid reasonable market rate fees for the services it provides. The Advisor or its affiliates will have an economic interest in these agreements except the profits interests, with respect to which the Advisor and its affiliates will have no economic interest. With respect to each student housing investment made under this arrangement, an affiliate of the Student Housing Project Specialist will receive a profits interest through the Operating Partnership. As of and for the year ended December 31, 2023, there have been no student housing investments made through this arrangement nor have any fees been incurred with the Student Housing Product Specialist.

14. NET INCOME (LOSS) PER COMMON SHARE

The computation of our basic and diluted net income (loss) per share attributable to common stockholders is as follows:

	For the Year Ended December 31,
(in thousands, except per share data)	2023	2022	2021
Net (loss) income attributable to common stockholders—basic	$(62,427)	$(39,979)	$30,754
Net (loss) income attributable to redeemable noncontrolling interests	(597)	(370)	221
Net (loss) income attributable to noncontrolling interests	(20,189)	(9,314)	3,565
Net (loss) income attributable to common stockholders—diluted	$(83,213)	$(49,663)	$34,540
Weighted-average shares outstanding—basic	203,291	194,039	154,767
Incremental weighted-average shares effect of conversion of noncontrolling interests	64,265	39,265	19,563
Weighted-average shares outstanding—diluted	267,556	233,304	174,330
Net (loss) income per share attributable to common stockholders:
Basic	$(0.31)	$(0.21)	$0.20
Diluted	$(0.31)	$(0.21)	$0.20

15. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information and disclosure of non-cash investing and financing activities is as follows:

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Supplemental disclosure of non-cash investing and financing activities:
Interest paid related to consolidated indebtedness	$78,260	$53,889	$28,403
Interest paid related to DST Program	55,586	42,008	26,666
Distributions reinvested in common stock	32,618	29,442	23,197
Increase in accrued future ongoing distribution fees	5,737	26,855	18,576
Increase in DST Program Loans receivable through DST Program capital raising	51,360	51,496	25,978
Redeemable noncontrolling interests issued as settlement of performance participation allocation	—	15,327	4,608
Mortgage notes assumed on real estate acquisitions at fair value	—	—	125,887
Issuances of OP Units for DST Interests	228,301	252,578	115,653

Restricted Cash

Restricted cash consists of lender and property-related escrow accounts. The following table presents the components of the beginning of period and end of period cash, cash equivalents and restricted cash reported within the consolidated statements of cash flows:

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Beginning of period:
Cash and cash equivalents	$13,336	$10,605	$11,266
Restricted cash	3,850	3,747	10,468
Cash, cash equivalents and restricted cash	$17,186	$14,352	$21,734
End of period:
Cash and cash equivalents	$15,052	$13,336	$10,605
Restricted cash	4,614	3,850	3,747
Cash, cash equivalents and restricted cash	$19,666	$17,186	$14,352

16. COMMITMENTS AND CONTINGENCIES

Litigation

We and the Operating Partnership are not presently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us or our investments.

Environmental Matters

A majority of the properties we acquire have been or will be subject to environmental reviews either by us or the previous owners. In addition, we may incur environmental remediation costs associated with certain land parcels we may acquire in connection with the development of land. We have acquired or may acquire in the future certain properties in urban and industrial areas that may have been leased to or previously owned by commercial and industrial companies that discharged hazardous materials. We may purchase various environmental insurance policies to mitigate our exposure to environmental liabilities. We are not aware of any environmental liabilities that we believe would have a material adverse effect on our business, financial condition, or results of operations as of December 31, 2023.

Unfunded Commitments

As of December 31, 2023, we had unfunded commitments of $290.3 million to fund various investments in real estate debt and securities and investments in unconsolidated joint venture partnerships.

17. SEGMENT FINANCIAL INFORMATION

Our six reportable segments are office properties, retail properties, residential properties, industrial properties, other properties and investments in real estate debt and securities. Factors used to determine our reportable segments include the physical and economic characteristics of our properties and/or investments and the related operating activities. Our chief operating decision makers rely on net operating income, among other factors, to make decisions about allocating resources and assessing segment performance. Net operating income is the key performance metric that captures the unique operating characteristics of each segment. Net investment in real estate properties, investments in real estate debt and securities, restricted cash, tenant receivables, straight-line rent receivables and other assets directly assignable to a property or investment are allocated to the segment groupings. Corporate items that are not directly assignable to a property, such as investments in unconsolidated joint venture partnerships and DST Program Loans, are not allocated to segment groupings, but are reflected as reconciling items.

The following table reflects our total consolidated assets by segment as of December 31, 2023 and 2022:

	As of
(in thousands)	December 31, 2023	December 31, 2022
Assets:
Office properties	$373,467	$377,546
Retail properties	509,307	537,147
Residential properties	1,658,945	1,495,532
Industrial properties	1,353,331	1,248,255
Other properties (1)	55,130	—
Investments in real estate debt and securities	370,176	275,335
Corporate	319,050	240,909
Total assets	$4,639,406	$4,174,724

(1)	Includes self-storage properties.

The following table is a reconciliation of our reported net income (loss) attributable to common stockholders to our net operating income for the years ended December 31, 2023, 2022 and 2021.

	For the Year Ended December 31,
(in thousands)	2023	2022	2021
Net (loss) income attributable to common stockholders	$(62,427)	$(39,979)	$30,754
Real estate-related depreciation and amortization	149,985	134,617	74,415
General and administrative expenses	11,824	10,570	8,797
Advisory fees	38,645	33,747	21,433
Performance participation allocation	—	23,747	15,327
Acquisition costs and reimbursements	7,034	5,427	2,636
Impairment of real estate property	—	—	758
Valuation allowance on debt-related investment	(1,799)	1,799	—
Equity in loss (income) from unconsolidated joint venture partnerships	3,578	(2,970)	(114)
Interest expense	148,517	140,406	70,494
Gain on sale of real estate property	(36,884)	(94,827)	(77,857)
Unrealized gain on financing obligations	(932)	—	—
Loss on extinguishment of debt and financing commitments, net	700	—	—
Gain on derivative instruments	(126)	(4,723)	(71)
Provision for current expected credit losses	1,997	—	—
Other income and expenses	(4,950)	(2,860)	(1,781)
Net (loss) income attributable to redeemable noncontrolling interests	(597)	(370)	221
Net (loss) income attributable to noncontrolling interests	(20,189)	(9,314)	3,565
Net operating income	$234,376	$195,270	$148,577

The following table sets forth consolidated financial results by segment for the years ended December 31, 2023, 2022 and 2021:

u
					Other	Debt and
(in thousands)	Office	Retail	Residential	Industrial	Investments	Securities	Consolidated
2023
Rental revenues	$51,096	$58,916	$120,706	$91,145	$132	$—	$321,995
Debt-related income	—	—	—	—	—	31,175	31,175
Rental expenses	(25,165)	(15,575)	(57,923)	(20,083)	(48)	—	(118,794)
Net operating income	$25,931	$43,341	$62,783	$71,062	$84	$31,175	$234,376
Real estate-related depreciation and amortization	$32,344	$16,107	$41,549	$59,916	$69	$—	$149,985
2022
Rental revenues	$52,427	$64,039	$98,524	$74,244	$—	$—	$289,234
Debt-related income	—	—	—	—	—	9,989	9,989
Rental expenses	(25,273)	(17,080)	(44,292)	(17,308)	—	—	(103,953)
Net operating income	$27,154	$46,959	$54,232	$56,936	$—	$9,989	$195,270
Real estate-related depreciation and amortization	$15,951	$17,370	$47,696	$53,600	$—	$—	$134,617
2021
Rental revenues	$64,290	$72,102	$31,023	$41,761	$—	$—	$209,176
Debt-related income	—	—	—	—	—	9,174	9,174
Rental expenses	(28,280)	(18,693)	(13,387)	(9,413)	—	—	(69,773)
Net operating income	$36,010	$53,409	$17,636	$32,348	$—	$9,174	$148,577
Real estate-related depreciation and amortization	$19,875	$19,485	$11,062	$23,993	$—	$—	$74,415

We consider net operating income to be an appropriate supplemental performance measure and believe net operating income provides useful information to our investors regarding our financial condition and results of operations because net operating income reflects the operating performance of our investments and excludes certain items that are not considered to be controllable in connection with the management of the investments, such as real estate-related depreciation and amortization, general and administrative expenses, advisory fees, impairment charges, interest expense, gains on sale of properties, other income and expenses, gains and losses on the extinguishment of debt and noncontrolling interests. However, net operating income should not be viewed as an alternative measure of our financial performance since it excludes such items, which could materially impact our results of operations. Further, our net operating income may not be comparable to that of other real estate companies, as they may use different methodologies for calculating net operating income. Therefore, we believe net income, as defined by GAAP, to be the most appropriate measure to evaluate our overall financial performance.

ARES REAL ESTATE INCOME TRUST INC.

SCHEDULE III—REAL ESTATE AND ACCUMULATED DEPRECIATION

As of December 31, 2023

				Initial Cost to Company				Gross Amount Carried at December 31, 2023
							Cost
							Capitalized or
					Buildings and		Adjustments		Buildings and		Accumulated
		No. of			Improvements		Subsequent to		Improvements	Total Costs	Depreciation
($ in thousands)	Location	Buildings	Debt (1)	Land	(2)	Total Costs	Acquisition (4)	Land	(2)	(3, 4)	(4, 5, 6)	Acquisition Date
Office properties:
Bala Pointe	Bala Cynwyd, PA	1	$—	$10,115	$27,516	$37,631	$14,536	$10,115	$42,052	$52,167	$(42,052)	8/28/2006
1300 Connecticut	Washington, DC	1	—	25,177	41,250	66,427	19,298	25,177	60,548	85,725	(33,112)	3/10/2009
CityView	Austin, TX	4	—	4,606	65,250	69,856	12,437	4,606	77,687	82,293	(27,283)	4/24/2015
Eden Prairie	Eden Prairie, MN	1	—	3,538	25,865	29,403	7,008	3,538	32,873	36,411	(14,181)	10/3/2008
Preston Sherry Plaza	Dallas, TX	1	—	7,500	22,303	29,803	21,213	7,500	43,516	51,016	(21,155)	12/16/2009
3 Second Street	Jersey City, NJ	1	127,000	16,800	193,742	210,542	53,224	16,800	246,966	263,766	(126,718)	6/25/2010
350 Carter Road	Princeton, NJ	1	—	3,966	28,670	32,636	2,003	3,966	30,673	34,639	(1,887)	4/27/2022
107 Morgan Lane	Plainsboro, NJ	1	—	1,589	10,680	12,269	132	1,589	10,812	12,401	(563)	10/28/2022
Total office properties		11	$127,000	$73,291	$415,276	$488,567	$129,851	$73,291	$545,127	$618,418	$(266,951)

Retail properties:
Beaver Creek	Apex, NC	1	$—	$12,426	$31,375	$43,801	$1,007	$9,955	$34,853	$44,808	$(15,905)	5/11/2007
Sandwich	Sandwich, MA	1	—	7,380	25,778	33,158	1,291	7,380	27,069	34,449	(12,831)	8/1/2007
Wareham	Wareham, MA	1	—	12,972	27,030	40,002	4,869	12,972	31,899	44,871	(16,071)	8/1/2007
Hyannis	Hyannis, MA	1	—	10,405	917	11,322	—	10,405	917	11,322	(817)	8/1/2007
Meriden	Meriden, CT	1	—	6,560	22,014	28,574	—	6,560	22,014	28,574	(10,786)	8/1/2007
Whitman 475 Bedford Street	Whitman, MA	1	—	3,610	11,682	15,292	—	3,610	11,682	15,292	(6,060)	8/1/2007
New Bedford	New Bedford, MA	1	4,019	3,790	11,152	14,942	—	3,790	11,152	14,942	(5,788)	10/18/2007
270 Center	Washington, DC	1	—	11,759	24,061	35,820	4,895	11,759	28,956	40,715	(13,401)	4/6/2009
Springdale	Springfield, MA	1	—	11,866	723	12,589	8	11,866	731	12,597	(727)	2/18/2011
Saugus	Saugus, MA	1	—	3,783	9,713	13,496	1,710	3,783	11,423	15,206	(5,861)	3/17/2011
Salt Pond	Narragansett, RI	2	—	8,759	40,233	48,992	2,436	8,759	42,669	51,428	(14,055)	11/4/2014
South Cape	Mashpee, MA	6	—	9,936	27,552	37,488	5,396	10,307	32,577	42,884	(10,065)	3/18/2015
Shenandoah	Davie, FL	3	—	10,501	27,397	37,898	928	10,501	28,325	38,826	(8,388)	8/6/2015
Chester Springs	Chester, NJ	4	—	7,376	51,155	58,531	8,044	7,376	59,199	66,575	(18,078)	10/8/2015
Yale Village	Tulsa, OK	4	—	3,492	30,655	34,147	1,932	3,492	32,587	36,079	(9,412)	12/9/2015
Suniland Shopping Center	Pinecrest, FL	4	—	34,804	33,902	68,706	3,171	34,804	37,073	71,877	(10,986)	5/27/2016
Village at Lee Branch	Birmingham, AL	2	—	10,476	32,461	42,937	1,925	10,476	34,386	44,862	(7,001)	1/29/2020
Barrow Crossing	Bethlehem, GA	5	—	5,539	50,208	55,747	1,746	5,539	51,954	57,493	(8,318)	6/22/2021
Total retail properties		40	$4,019	$175,434	$458,008	$633,442	$39,358	$173,334	$499,466	$672,800	$(174,550)

				Initial Cost to Company				Gross Amount Carried at December 31, 2023
							Cost
							Capitalized or
					Buildings and		Adjustments		Buildings and		Accumulated
		No. of			Improvements		Subsequent to		Improvements	Total Costs	Depreciation
($ in thousands)	Location	Buildings	Debt (1)	Land	(2)	Total Costs	Acquisition (4)	Land	(2)	(3, 4)	(4, 5, 6)	Acquisition Date
Residential properties:
The Daley	Rockville, MD	4	$61,483	$15,139	$80,500	$95,639	$954	$15,139	$81,454	$96,593	$(11,690)	7/2/2019
Juno Winter Park	Winter Park, FL	1	46,306	9,129	75,420	84,549	885	9,129	76,305	85,434	(10,036)	7/9/2019
Perimeter	Sandy Springs, GA	1	67,682	17,407	99,763	117,170	598	17,407	100,361	117,768	(13,246)	12/19/2019
The Palms	Davie, FL	15	62,154	18,737	60,475	79,212	3,222	18,737	63,697	82,434	(7,497)	11/3/2020
oLiv Tucson	Tucson, AZ	1	80,600	—	125,003	125,003	335	—	125,338	125,338	(8,516)	10/20/2021
Arabelle Clearwater	Clearwater, FL	10	—	11,633	104,719	116,352	97	11,633	104,816	116,449	(7,170)	11/30/2021
Arabelle Riverwalk	Tampa Bay, FL	1	117,063	20,005	214,045	234,050	470	20,005	214,515	234,520	(13,928)	12/28/2021
Skye 750	King of Prussia, PA	1	—	12,535	80,310	92,845	249	12,535	80,559	93,094	(5,468)	1/5/2022
Arabelle City Center	Pembroke, FL	11	—	15,776	141,006	156,782	2,067	15,776	143,073	158,849	(8,536)	4/12/2022
Dallas Cityline	Richardson, TX	1	—	6,281	104,812	111,093	457	6,281	105,269	111,550	(6,471)	4/13/2022
Dallas Wycliff	Dallas, TX	3	—	14,021	80,062	94,083	1,197	14,021	81,259	95,280	(5,151)	4/13/2022
Dallas Maple District	Dallas, TX	2	—	14,725	78,364	93,089	656	14,725	79,020	93,745	(4,938)	4/13/2022
San Vance	San Antonio, TX	14	—	8,860	68,726	77,586	339	8,860	69,065	77,925	(4,656)	4/13/2022
San Stone Oak	San Antonio, TX	15	27,697	4,569	68,036	72,605	537	4,569	68,573	73,142	(4,455)	4/13/2022
Arabelle Lincoln Station	Denver, CO	1	—	5,798	74,288	80,086	183	5,798	74,471	80,269	(1,335)	8/16/2023
BLVD Dallas	Dallas, TX	7	—	7,752	50,298	58,050	94	7,752	50,392	58,144	(718)	9/15/2023
Regency at Johns Creek Walk	Atlanta, GA	5	—	9,150	50,665	59,815	119	9,150	50,784	59,934	(477)	11/6/2023
Total residential properties		93	$462,985	$191,517	$1,556,492	$1,748,009	$12,459	$191,517	$1,568,951	$1,760,468	$(114,288)

Industrial properties:
Vasco Road	Livermore, CA	1	$17,435	$4,880	$12,019	$16,899	$(30)	$4,880	$11,989	$16,869	$(3,556)	7/21/2017
Northgate	North Las Vegas, NV	1	22,605	3,940	20,715	24,655	16	3,943	20,728	24,671	(5,091)	7/26/2017
Stafford Grove	Stafford, TX	3	—	8,540	28,879	37,419	2,679	8,586	31,512	40,098	(7,676)	4/9/2018
Kaiser Business Center	Folcroft, PA	2	17,800	6,140	12,730	18,870	1,953	6,140	14,683	20,823	(3,735)	12/10/2018
Tri-County DC	Schertz, TX	1	16,819	2,346	18,400	20,746	1,169	2,346	19,569	21,915	(3,969)	2/13/2019
Florence Logistics Center	Florence, KY	1	14,358	1,791	16,968	18,759	206	1,791	17,174	18,965	(3,505)	5/14/2019
World Connect Logistics Center	Indianapolis, IN	1	32,386	4,983	39,172	44,155	209	4,983	39,381	44,364	(7,151)	9/27/2019
Tri-County DC II A	Schertz, TX	1	9,004	1,280	8,562	9,842	516	1,280	9,078	10,358	(1,960)	10/1/2019
Aurora DC	Aurora, IL	1	—	1,681	6,887	8,568	912	1,681	7,799	9,480	(1,974)	12/13/2019
Railhead DC	Dallas/Fort Worth, TX	1	8,075	2,102	17,475	19,577	120	2,102	17,595	19,697	(3,031)	2/4/2020
Tri-County DC II B	Schertz, TX	1	2,393	455	2,429	2,884	61	455	2,490	2,945	(519)	2/14/2020
Sterling IC	Washington, DC	1	3,500	1,976	3,369	5,345	13	1,976	3,382	5,358	(594)	3/25/2020
Clayton Commerce Center	Atlanta, GA	1	—	7,403	51,886	59,289	5,540	7,403	57,426	64,829	(10,572)	6/26/2020
Bay Area Commerce Center	East Bay, CA	1	—	10,135	38,672	48,807	1,700	10,135	40,372	50,507	(4,886)	8/27/2020
Air Tech DC	Louisville, KY	2	3,212	615	18,471	19,086	213	616	18,683	19,299	(2,816)	10/16/2020
East Columbia IC	Portland, OR	2	—	3,352	11,726	15,078	645	3,352	12,371	15,723	(2,911)	12/2/2020
Plainfield LC	Indianapolis, IN	1	—	2,514	17,260	19,774	17	2,514	17,277	19,791	(1,952)	12/16/2020
395 LC	Reno, NV	1	—	6,752	61,784	68,536	300	6,752	62,084	68,836	(8,076)	12/21/2020
Radar Distribution Center	Northampton, PA	1	26,000	7,167	42,373	49,540	700	7,167	43,073	50,240	(3,771)	3/31/2021
Intermountain Space Center	Salt Lake City, UT	1	—	14,786	48,645	63,431	1,250	14,786	49,895	64,681	(8,688)	6/30/2021
Airway Industrial Park	San Diego, CA	1	—	5,740	18,616	24,356	2,096	5,740	20,712	26,452	(1,663)	7/9/2021
Greenwood Business Center	Greenwood, IN	1	—	858	16,251	17,109	(30)	858	16,221	17,079	(1,967)	8/2/2021
25 Linden Industrial Center	Jersey City, NJ	1	—	7,764	9,576	17,340	183	7,764	9,759	17,523	(2,496)	8/31/2021
Little Orchard Business Park	San Jose, CA	4	—	51,265	48,147	99,412	1,045	51,265	49,192	100,457	(9,427)	9/8/2021
Tustin Business Center	Tustin, CA	2	—	22,734	12,233	34,967	94	22,734	12,327	35,061	(1,875)	9/22/2021
Campus Drive IC	Burlington, NJ	1	4,100	2,364	4,288	6,652	44	2,364	4,332	6,696	(658)	10/7/2021
Long Island Logistics Center	Islandia, NY	1	13,200	4,927	16,198	21,125	274	4,927	16,472	21,399	(2,075)	12/9/2021
Phoenix IC	Phoenix, AZ	1	—	4,709	12,895	17,604	148	4,709	13,043	17,752	(2,139)	12/13/2021

				Initial Cost to Company				Gross Amount Carried at December 31, 2023
							Cost
							Capitalized or
					Buildings and		Adjustments		Buildings and		Accumulated
		No. of			Improvements		Subsequent to		Improvements	Total Costs	Depreciation
($ in thousands)	Location	Buildings	Debt (1)	Land	(2)	Total Costs	Acquisition (4)	Land	(2)	(3, 4)	(4, 5, 6)	Acquisition Date
Industrial properties (cont.):
Tempe IC	Tempe, AZ	1	—	3,628	24,857	28,485	220	3,628	25,077	28,705	(3,478)	12/13/2021
Las Vegas IC	Las Vegas, NV	2	—	2,623	6,186	8,809	171	2,623	6,357	8,980	(763)	12/13/2021
General Washington IC	Alexandria, VA	1	7,100	2,452	8,599	11,051	841	2,452	9,440	11,892	(928)	1/7/2022
Western Food Center	Denver, CO	2	—	10,399	28,989	39,388	182	10,399	29,171	39,570	(3,742)	1/14/2022
Orlando LC I & II	Orlando, FL	2	—	8,975	88,020	96,995	2,943	8,975	90,963	99,938	(6,456)	2/17/2022
Orlando LC III & IV	Orlando, FL	2	—	3,198	40,505	43,703	324	3,198	40,829	44,027	(3,039)	2/17/2022
Orlando LC V	Orlando, FL	1	—	1,939	33,219	35,158	201	1,939	33,420	35,359	(4,334)	2/17/2022
Orlando LC VI	Orlando, FL	1	—	3,405	26,043	29,448	—	3,405	26,043	29,448	(2,189)	2/17/2022
Orlando LC VII	Orlando, FL	1	—	3,156	20,404	23,560	269	3,156	20,673	23,829	(2,778)	2/17/2022
Gillingham IC	Sugarland, TX	1	—	2,283	18,268	20,551	32	2,283	18,300	20,583	(1,304)	6/10/2022
Industrial Drive IC	Birmingham, AL	1	—	1,220	2,798	4,018	305	1,220	3,103	4,323	(577)	6/17/2022
Maplewood Drive IC	Minneapolis, MN	1	—	1,026	4,488	5,514	47	1,026	4,535	5,561	(1,054)	6/17/2022
Glen Afton IC	Charlotte, NC	1	—	2,294	19,742	22,036	—	2,294	19,742	22,036	(2,236)	6/17/2022
East 56th Ave IC	Denver, CO	1	—	4,724	14,317	19,041	41	4,724	14,358	19,082	(2,150)	6/17/2022
Brockton IC	Grand Rapids, MI	1	—	1,250	5,272	6,522	258	1,250	5,530	6,780	(1,155)	6/17/2022
Pine Vista IC	Houston, TX	1	—	2,952	15,838	18,790	39	2,952	15,877	18,829	(2,183)	6/17/2022
Tri-County Parkway IC	San Antonio, TX	1	—	1,579	11,205	12,784	227	1,579	11,432	13,011	(1,667)	6/17/2022
Miami NW 114th IC	Miami, FL	1	—	5,533	6,489	12,022	—	5,533	6,489	12,022	(1,032)	6/17/2022
North Harney IC	Tampa, FL	1	—	3,586	4,439	8,025	—	3,586	4,439	8,025	(772)	6/17/2022
Wes Warren Drive IC	New York, NY	1	—	1,537	5,978	7,515	684	1,537	6,662	8,199	(1,004)	6/17/2022
Enterprise Way IC	Oklahoma City, OK	1	—	537	5,982	6,519	23	537	6,005	6,542	(818)	6/17/2022
New Albany IC	Moorestown, NJ	1	—	5,630	11,914	17,544	53	5,630	11,967	17,597	(1,821)	6/17/2022
North 5th Street CC	Philadelphia, PA	1	11,800	4,359	18,945	23,304	53	4,359	18,998	23,357	(2,786)	6/24/2022
VM8 Logistics Center	Houston, TX	1	—	2,166	15,345	17,511	3,872	2,166	19,217	21,383	—	1/19/2023
Moreno Valley Distribution Center	Moreno Valley, CA	1	—	3,955	29,466	33,421	95	3,955	29,561	33,516	(956)	5/2/2023
SLC Logistics Center	Salt Lake City, UT	2	—	17,224	59,861	77,085	104	17,224	59,965	77,189	(817)	9/26/2023
Cindel Drive Business Park	Delran, NJ	2	—	6,282	19,352	25,634	81	6,282	19,433	25,715	(53)	12/19/2023
Total industrial properties		70	$209,787	$301,111	$1,163,147	$1,464,258	$33,108	$301,161	$1,196,205	$1,497,366	$(158,825)

Other properties:
Aventura Storage	Aventura, FL	1	—	12,538	18,505	31,043	—	12,538	18,505	31,043	(36)	12/18/2023
Norwood Storage	Norwood, NJ	1	—	2,308	21,595	23,903	—	2,308	21,595	23,903	(34)	12/20/2023
Total other properties		2	$—	$14,846	$40,100	$54,946	$—	$14,846	$40,100	$54,946	$(70)
Grand total		216	$803,791	$756,199	$3,633,023	$4,389,222	$214,776	$754,149	$3,849,849	$4,603,998	$(714,684)

(1)	These properties are encumbered by mortgage notes. Amounts reflects principal amount outstanding as of December 31, 2023. See “Note 6 to the Consolidated Financial Statements” above for more detail regarding our borrowings.
(2)	Includes gross intangible lease assets.
(3)	As of December 31, 2023, the aggregate cost for U.S. federal income tax purposes of investments in property was approximately $1.9 billion (unaudited).
(4)	Amount is presented net of impairments and other write-offs of tenant-related assets that were recorded at acquisition as part of our purchase price accounting. Such write-offs are the result of lease expirations and terminations.
(5)	Includes intangible lease asset amortization.
(6)	See “Note 2 to the Consolidated Financial Statements” above for details of depreciable lives.

The following table summarizes investment in real estate properties and accumulated depreciation and amortization activity for the periods presented below:

	For the Year Ended December 31,
	2023	2022	2021
Investments in real estate properties:
Balance at the beginning of period	$4,178,329	$3,061,851	$2,455,678
Acquisitions of properties	406,548	1,206,476	924,206
Improvements	45,694	30,842	38,295
Property dispositions or held for sale assets	(26,573)	(120,840)	(355,570)
Impairment of real estate	—	—	(758)
Balance at the end of period	$4,603,998	$4,178,329	$3,061,851
Accumulated depreciation and amortization:
Balance at the beginning of period	$572,751	$472,025	$501,105
Real estate depreciation and amortization expense	149,985	134,617	74,415
Above-market lease assets amortization expenses	818	724	469
Right of use asset amortization expense	7	102	53
Property dispositions or held for sale assets	(8,877)	(34,717)	(104,017)
Balance at the end of period	$714,684	$572,751	$472,025